    As filed with the Securities and Exchange Commission on June 22, 2000.
                                                   Registration No. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                               ---------------

                              VIRATA CORPORATION
            (Exact name of registrant as specified in its charter)

            Delaware                     No. 3674                        77-0521696
    (State of Incorporation)   (Primary Standard Industrial            (IRS employer
                               Classification Code Number)         identification number)

                               ---------------
2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054 (408) 566-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                                 Andrew Vought
                            Chief Financial Officer
        2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054
                                (408) 566-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------
                                  Copies to:

                Douglas D. Smith                                  Nora L. Gibson
               Gregory J. Conklin                     Wilson Sonsini Goodrich & Rosati, P.C.
          Gibson, Dunn & Crutcher LLP                               One Market
      One Montgomery Street, Telesis Tower                      Spear Street Tower
        San Francisco, California 94104                  San Francisco, California 94105
                 (415) 393-8200                                   (415) 947-2000

                               ---------------
   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                      Proposed Maximum
                                         Amount      Proposed Maximum    Aggregate      Amount of
      Titles of Each Class of            To Be        Offering Price      Offering     Registration
    Securities to be Registered     Registered(1)(2)   Per Share(3)       Price(3)         Fee
---------------------------------------------------------------------------------------------------
Common Stock, $.001 par value.....     4,600,000          $45.38        $208,750,000     $55,150
---------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(1) Includes 1,000,000 shares of common stock that are being sold by the selling stockholders.
(2) Includes 600,000 shares of common stock that the underwriters have the option to purchase from the registrant solely to cover over-allotments, if any.
(3) The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and represents the average of the high and low market prices of a share of the registrant's common stock on June 16, 2000 as reported on The Nasdaq National Market.

                               ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically state that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED JUNE 22, 2000

                                4,000,000 Shares

                                      LOGO

                               VIRATA CORPORATION

                                  Common Stock

                                   --------

  We are selling 3,000,000 shares of common stock and the selling stockholders are selling 1,000,000 shares of common stock. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

  The underwriters have an option to purchase a maximum of 600,000 additional shares from us to cover over-allotments of shares.

  Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "VRTA." The last reported sale price of our common stock on June 21, 2000 was $59.25 per share.

  Investing in our common stock involves risks. See "Risk Factors" on page 8.

                                      Underwriting                  Proceeds to
                         Price to    Discounts and   Proceeds to      Selling
                          Public      Commissions       Virata      Stockholders
                      -------------  -------------  -------------  -------------
Per Share............     $              $              $              $
Total................ $              $              $              $

  Delivery of the shares of common stock will be made on or about           ,
2000.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

         UBS Warburg LLC

                  Robertson Stephens

                           Thomas Weisel Partners LLC

                The date of this prospectus is           , 2000.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   8
Special Note Regarding Forward-Looking Statements........................  22
Use Of Proceeds..........................................................  23
Dividend Policy..........................................................  23
Price Range Of Common Stock..............................................  23
Capitalization...........................................................  24
Dilution.................................................................  25
Selected Consolidated Financial Data.....................................  26
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................  28

                                                                            Page
                                                                            ----
Business...................................................................  43
Management.................................................................  58
Certain Transactions.......................................................  69
Principal And Selling Stockholders.........................................  72
Description Of Capital Stock...............................................  74
Shares Eligible For Future Sale............................................  78
Underwriting...............................................................  80
Notice To Canadian Residents...............................................  83
Legal Matters..............................................................  84
Experts....................................................................  84
Where to Find Additional Information.......................................  84
Index To Consolidated Financial Statements................................. F-1

                                 ------------

   You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                               PROSPECTUS SUMMARY

   The following summary highlights information that we more fully describe elsewhere in this prospectus. You should read this entire prospectus carefully, including the section entitled "Risk Factors."

                               Virata Corporation

   We provide communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, and fixed broadband wireless technologies. These "integrated software on silicon" product solutions enable our customers to develop a diverse range of DSL and wireless equipment, including modems, gateways, routers, wireless receivers and wireless base stations targeted at the voice and high-speed data network access, or broadband local loop market. We believe our systems expertise, products and support services enable DSL equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement.

   Significant growth in demand for broadband access is being driven by consumers and businesses who find current dial-up Internet access too slow and services based on existing high-speed technologies too expensive. By contrast, DSL technologies enable service providers to offer a wide range of affordable broadband services using the existing copper wire telephone line infrastructure, while fixed wireless extends broadband service to markets which DSL does not serve economically, including geographically remote markets.

   To meet the demands of these rapidly growing markets, equipment manufacturers encounter a number of challenges, including evolving technical standards, an expanding range of feature expectations and shorter product life-cycles. In response to these challenges, equipment manufacturers are increasingly relying upon third party specialists to supply key technology components, including semiconductors and software. However, combining these individual elements can be a complex, costly and time-consuming task.

   Our integrated products replace numerous software elements and semiconductors that would otherwise have to be obtained from multiple vendors and then integrated and tested. Our products meet applicable DSL and networking standards and are based on a flexible design that:

  . simplifies the addition of features;

  . can be used with a range of third party physical layer transceivers, which are the other primary semiconductor components required for communications equipment;

  . delivers the required functionality and performance at a compelling price; and

  . is compliant with relevant industry standards.

   By adopting our solutions, our customers enjoy numerous benefits including:

  . faster time-to-market;

  . reduced product cost;

  . the opportunity to focus their engineering resources on product differentiation and improvement;

  . the ability to design multiple products using different subsets of our modular software; and

  . the ability to re-use software extensions they develop on future generations of their products.

   Our objective is to be the leading supplier of communications processors and integrated software to manufacturers of voice and high-speed data network access equipment. We intend to achieve this objective by:

  . initially focusing on DSL markets;

  . licensing our software to all our customers;

  . leveraging our flexible semiconductor and software designs to introduce an expanding range of communications processors and software modules;

  . delivering market-leading features and functionality, such as voice over DSL and network quality of service solutions; and

  . pursuing strategic acquisitions.

   We outsource the manufacturing of our semiconductors, which allows us to focus our resources on the design, development and marketing of our products. As of June 9, 2000, we had licensed our software to over 80 companies. These customers have developed, or are developing, 132 designs of which more than 40 are currently shipping. Additionally, we have shipped more than one million units of our helium semiconductor product as of the date of this prospectus. Our largest customers in terms of revenue include Orckit Communications and Westell Technologies.

   Our commercial, financial and operational headquarters are located in Santa Clara, California. Research and development facilities and/or sales offices are located in Cambridge, England, Raleigh, North Carolina, Santa Barbara, California, Kfar Saba, Israel, Marlborough, Massachusetts, Taipei, Taiwan and several other locations around the world. The address of our principal executive office is 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054, where the telephone number is (408) 566-1000. Our Internet address on the worldwide web is http://www.virata.com. Information contained on our website does not constitute a part of this prospectus.

                              Recent Developments

   We acquired D2 Technologies, Inc. on February 10, 2000. Based in Santa Barbara, California, D2 Technologies supplies telephony and voice over IP software and, prior to its acquisition, was privately-held. The total purchase price consisted of 4,396,826 shares of our common stock, the assumption of options to purchase 932,330 shares of our common stock and direct acquisition related expenses of approximately $4.2 million.

   We acquired Inverness Systems, Ltd. on April 27, 2000. Based in Kfar Saba, Israel, Inverness Systems provides network software solutions and, prior to its acquisition, was privately-held. The total purchase price consisted of 2,006,440 shares of our common stock, the assumption of options to purchase 517,896 shares of our common stock and direct acquisition related expenses of approximately $750,000.

   On June 5, 2000, we introduced our Azurite chipset, which enables the design of DSL Integrated Access Devices, or IADs, that provide combined voice and data services for the high-volume residential and small to mid-size office markets. The Azurite family of voice and data IAD chipsets is a combination of our Helium or Beryllium semiconductors and software with voice algorithms, and voice control systems that we acquired from D2 Technologies.

   On June 20, 2000, we signed a definitive agreement to acquire privately held Excess Bandwidth Corporation. Under the terms of the agreement, we will issue 6,302,317 shares of our common stock in exchange for all of Excess Bandwidth's issued and outstanding shares of capital stock and options and warrants to purchase shares of its capital stock. In addition, we will incur an estimated $8.1 million in direct acquisition costs. The transaction is expected to provide us with symmetric DSL physical layer capabilities targeted at the high-growth markets for both business premises and central office equipment. This offering is not contingent on the closing of our acquisition of Excess Bandwidth Corporation. The acquisition is expected to close during the third quarter of calendar 2000.

   On June 20, 2000, we announced that our fiscal 2001 first quarter revenues for the period ended July 2, 2000 are expected to be approximately $25-27 million, which represents an average 115 percent increase from the prior quarter's $12 million in revenues. We had not expected to attain such amount of revenues until our fiscal 2001 second quarter. In addition, we expect to ship 3 times more communications processors for the first quarter compared to the prior quarter, including our millionth Helium processor. We expect to announce our complete first quarter 2001 results on July 25, 2000.

                                ----------------

   Virata(R), ATMOS(R) and ATOM(R) are our registered trademarks. The Virata Logo, ISOS(TM), Proton(TM), Hydrogen(TM), Helium(TM), Lithium(TM), Beryllium(TM), Boron(TM), Neon(TM), Magnesium(TM) and Azurite(TM) are also our trademarks and may be the subject of pending trademark applications. This prospectus also makes reference to trademarks of other companies.

                                  The Offering

 Common stock offered by us......................... 3,000,000 shares

 Common stock offered by the selling stockholders... 1,000,000 shares

 Common stock to be outstanding after the offering.. 52,198,772 shares

 Use of proceeds.................................... We intend to use the net proceeds of this offering
                                                     primarily for working
                                                     capital and general
                                                     corporate purposes,
                                                     including expenditures for
                                                     research and development
                                                     of new products and sales
                                                     and marketing efforts. We
                                                     may also use proceeds to
                                                     pursue acquisitions of
                                                     complementary products,
                                                     technologies or
                                                     businesses. See "Use of
                                                     Proceeds."

 Nasdaq National Market symbol...................... VRTA

   The common stock outstanding after this offering is based on 49,198,772 shares outstanding on June 9, 2000. Our common stock outstanding after this offering excludes:

  . 9,289,730 shares of our common stock that may be issued upon exercise of stock options and warrants outstanding as of June 9, 2000, with a weighted average exercise price of $12.02 per share;

  . 2,655,064 other shares of our common stock reserved for issuance under our stock plans; and

  . an aggregate of approximately 6.3 million shares of our common stock that will be issued and/or subject to outstanding options or repurchase rights upon the completion of our acquisition of Excess Bandwidth Corporation.

   See "Capitalization," "Management--Non-Employee Director Compensation Plan," "--Employee Stock Option Plans" and "--Employee Stock Purchase Plan" and "Description of Capital Stock."

                                  ------------

   Except as otherwise indicated, information in this prospectus reflects the two-for-one stock split of our common stock effective as of May 18, 2000 (all share and per share amounts have been retroactively restated to reflect the stock split), and assumes no exercise of the underwriters' over-allotment option.

   Offers and sales of the common stock are subject to restrictions in relation to the United Kingdom, details of which are set out in "Underwriting," and in other jurisdictions. The distribution of this prospectus may also be restricted by law in some jurisdictions.

                   Summary Consolidated Financial Information
                     (in thousands, except per share data)

                                                          Year Ended
                                                  -----------------------------
                                                  March 31,   March    April 2,
                                                    1998     31, 1999    2000
                                                  ---------  --------  --------
Consolidated Statement of Operations Data:
Revenues:
  Semiconductors................................. $    505   $  2,784  $ 14,041
  Systems, license, services and royalty.........    8,426      6,472     7,736
                                                  --------   --------  --------
    Total revenues...............................    8,931      9,256    21,777
Total cost of revenues...........................    3,787      3,997    11,239
                                                  --------   --------  --------
Gross profit.....................................    5,144      5,259    10,538
                                                  --------   --------  --------
Operating expenses:
  Research and development.......................    3,987      8,323    12,331
  Sales and marketing............................    4,076      2,917     5,350
  General and administrative.....................    4,917      5,567     5,976
  Non-recurring charges, amortization of
   intangible assets and stock compensation......    2,270      7,203    15,199
                                                  --------   --------  --------
    Total operating expenses.....................   15,250     24,010    38,856
                                                  --------   --------  --------
Loss from operations.............................  (10,106)   (18,751)  (28,318)
Interest and other income (expense), net.........     (172)     1,594     2,210
                                                  --------   --------  --------
Net loss......................................... $(10,278)  $(17,157) $(26,108)
                                                  ========   ========  ========
Net loss per share:
  Basic and diluted.............................. $  (3.00)  $  (4.46) $  (1.40)
                                                  ========   ========  ========
  Weighted average shares........................    3,428      3,845    18,672
                                                  ========   ========  ========
                                                      As of April 2, 2000
                                                  -----------------------------
                                                                         Pro
                                                               Pro     Forma As
                                                   Actual     Forma    Adjusted
                                                  ---------  --------  --------
Consolidated Balance Sheet Data:
Cash and cash equivalents........................ $ 60,193   $ 61,119  $
Working capital..................................   70,631     59,605
Total assets.....................................  181,362    533,917
Total long term liabilities......................    1,178      2,321
Total stockholders' equity.......................  161,788    498,326

   See Note 1 of the notes to the consolidated financial statements included in this prospectus for an explanation of the determination of the number of shares used in computing per share data.

   The pro forma numbers reflect the two-for-one stock split of our common stock effective on May 18, 2000 and the issuance of 2,006,440 shares of our common stock in connection with our acquisition of Inverness Systems, Ltd. and 5,898,290 shares of our common stock in connection with our anticipated acquisition of Excess Bandwidth Corporation.

   The pro forma as adjusted numbers give effect to our receipt of the net proceeds from our sale of 3,000,000 shares of common stock in this offering at
an assumed public offering price of $      per share, after deducting estimated
underwriting discounts and commissions and estimated offering expenses payable by us. See "Use of Proceeds" and "Capitalization."

                                 RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. If that happens, the trading price of our common stock could decline, and you may lose all or part of your investment. These risk factors are not intended to represent a complete list of the general or specific risk factors that may affect us.

Risks Relating to Our Business

 Because we have a limited operating history selling products to the digital subscriber line, or DSL, market, we cannot be sure that we can successfully implement our business strategy

   We have not had a long history of selling our products to the DSL market or generating significant revenues and many of our products have only recently been introduced. Furthermore, we have limited historical financial data that can be used in evaluating our business and our prospects and in projecting future operating results. For example, we cannot forecast operating expenses based on our historical results because they are limited, and we are instead required to forecast expenses based in part on future revenue projections. Most of our expenses are fixed in the short term and we may not be able to quickly reduce spending if our revenue is lower than we had projected. Therefore net losses in a given quarter could be greater than expected. In addition, our ability to forecast accurately our quarterly revenue is limited, making it difficult to predict the quarter in which sales will occur.

   You must consider our prospects in light of the risks, expenses and difficulties we might encounter because we are at an early stage of development in a new and rapidly evolving market. Many of these risks are described under the sub-headings below. We may not successfully address any or all of these risks and our business strategy may not be successful.

 Because we expect to continue to incur net losses, the price of our stock may decline and we may not be able to implement our business strategy

   We have not reported an operating profit for any fiscal year since our incorporation and experienced net losses of approximately $26.1 million, $17.2 million and $10.3 million for the fiscal year ended April 2, 2000 and the fiscal years ended March 31, 1999 and 1998, respectively. We expect to continue to incur net losses, and these losses may be substantial. Further, we expect to incur substantial negative cash flow in the future. Accordingly, our ability to continue to operate our business and implement our business strategy may be hampered and the value of our stock may decline.

 Because we may not be able to achieve or sustain profitability or positive cash flow, the price of our stock may decline and we may not be able to implement our business strategy

   Due to our continuing substantial capital expenditures and product development, sales, marketing and administrative expenses, we will need to generate significant revenues to achieve profitability and positive cash flow. We cannot be sure that we will be able to generate such revenues or achieve profitability or positive cash flow. Even if we do achieve profitability and positive cash flow, we may not be able to sustain or increase profitability or cash flow on a quarterly or annual basis. Our ability to generate future revenues will depend on a number of factors, many of which are beyond our control. These factors include:

  . the rate of market acceptance of high speed network access;

  . the rate of market acceptance of our products and the demand for equipment that incorporates our products;

  . changes in industry standards governing DSL technologies;

  . the extent and timing of new customer transactions;

  . personnel changes, particularly those involving engineering and technical personnel;

  . regulatory developments; and

  . general economic trends.

   Due to these factors, we cannot forecast with any degree of accuracy what our revenues will be in future periods and we may not be able to achieve or sustain profitability or positive cash flow. Our ability to continue to operate our business and implement our business strategy may thus be hampered and the value of our stock may decline.

 Because our operating results from quarter to quarter may fluctuate, the price of our stock may decline

   Our revenues, expenses and operating results have fluctuated in the past and are likely to fluctuate significantly in the future on a quarterly and an annual basis due to a number of factors, many of which are outside our control. For example, our results of operations have been negatively affected by the following:

  . the loss of or decrease in sales to a major customer or failure to complete significant transactions;

  . the timing and size of semiconductor orders from, and shipments to, our existing and new customers;

  . unexpected delays in introducing new or enhanced products, including manufacturing delays;

  . the volume and average cost of products manufactured; and

  . the timing and size of expenses, including expenses of developing new products and product improvements.

   Accordingly, our revenues, expenses and results of operations could vary significantly in the future, and you should not rely upon period-to-period comparisons as indications of future performance. Such fluctuations may make our stock unattractive to investors and result in a decline in the price of our stock.

 Because our business is dependent upon the broad deployment of DSL services by telecommunications service providers, we may not be able to generate substantial sales of our products if such deployment does not occur

   Our products are incorporated in equipment that is targeted at end-users of DSL technologies. Consequently, the success of our products may depend upon the decision by telecommunications service providers to broadly deploy DSL technologies and the timing of such deployment. If telecommunications service providers do not offer DSL services on a timely basis or if there are technical difficulties with the deployment of DSL services, sales of our products may decline, which would have a negative effect on our results of operations. Factors that may impact this deployment include:

  . a prolonged approval process, including laboratory tests, technical trials, marketing trials, initial commercial deployment and full commercial deployment;

  . the development of a viable business model for DSL services, including the capability to market, sell, install and maintain DSL services;

  . cost constraints, such as installation costs and space and power requirements at the telecommunications service provider's central office;

  . evolving industry standards for DSL technologies; and

  . government regulation.

 Because our products are components of other equipment, if equipment manufacturers do not incorporate our products in their equipment, we may not be able to generate adequate sales of our products

   Our products are not sold directly to the end-user; rather, they are components of other products. As a result, we rely upon equipment manufacturers to design our products into their equipment. We further rely on this equipment to be successful. If equipment that incorporates our products is not accepted in the marketplace, we may not achieve adequate sales volume of our products, which would have a negative effect on our results of operations.

 Because the requirements of our customers frequently change, we may not be able to anticipate trends in the markets for our products, which could result in a decline in sales of our products

   We must anticipate the price, performance and functionality requirements of equipment manufacturers who design DSL equipment. We must also successfully develop products that meet these requirements and make these products available on a timely basis and in sufficient quantities. If we do not anticipate trends in the DSL market and meet the requirements of manufacturers of DSL equipment, we may be unable to generate substantial sales of our products, which would have a negative effect on our results of operations.

   While we have a strategy of licensing and partnering with as many key participants in our markets as possible, some equipment manufacturers will be more successful than others in developing and marketing their products that incorporate our semiconductor products and it is difficult for us to predict which of these customers will generate revenues for us. Our product sales are almost completely dependent upon the relative success of our customers in the marketplace for high-speed network access equipment.

 Because we depend on third party foundries to manufacture, assemble and test our products, we may experience delays in receiving semiconductor devices

   We do not own or operate a semiconductor fabrication facility. Rather, our semiconductor devices are generally manufactured at independent foundries. We intend to continue to rely on third-party foundries and other specialist suppliers for all of our manufacturing, assembly and testing requirements. However, these foundries are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price, except as may be provided in a particular purchase order that has been accepted by one of them. As a result, we cannot directly control semiconductor delivery schedules, which could lead to product shortages, quality assurance problems and increases in the costs of our products. In addition, we have occasionally experienced delays in receiving semiconductor devices from foundries due to foundry scheduling and process problems. To date, such delays have not had a material effect on our results of operations. However, we may experience delays in the future and we cannot be sure that we will be able to obtain semiconductors within the time frames and in the volumes required by us at an affordable cost or at all. Any disruption in the availability of semiconductors or any problems associated with the delivery, quality or cost of the fabrication assembly and testing of our products could significantly hinder our ability to deliver our products to our customers and may result in a decrease in sales of our products.

   If the foundries we currently use are unable to provide us with semiconductors, we may be required to seek a new manufacturer of our semiconductors, and we cannot be certain that a new manufacturer of our semiconductors will be available. Furthermore, switching to a new manufacturer could require six months or more and would involve significant expense and disruption to our business.

 Because we depend on third party foundries, if there is a shortage in worldwide foundry capacity, we may not be able to obtain sufficient manufacturing capacity to meet our requirements

   From time to time there may be shortages in worldwide foundry capacity due to increases in semiconductor demand or other factors. In the event of such a shortage, we may not be able to obtain a sufficient allocation of foundry capacity to meet our product needs. In addition, such a shortage could lengthen our products' manufacturing cycle and cause a delay in the shipments of our products to our customers. This could ultimately lead to a loss of sales of our products and have a negative effect on our results of operations.

 Because we may be required to enter into financial and other arrangements with foundries in order to secure foundry capacity, our earnings or the ownership of our stockholders may be diluted

   Allocation of a foundry's manufacturing capacity may be influenced by a customer's size or the existence of a long-term agreement with the foundry. To address foundry capacity constraints, other semiconductor suppliers that rely on third-party foundries have utilized various arrangements, including equity investments in or loans to independent component manufacturers, in exchange for guaranteed production capacity, joint ventures to own and operate foundries, or "take or pay" contracts that commit a company to purchase specified quantities of components over extended periods. While we are not currently a party to any of these arrangements, we may enter into such arrangements in the future. We cannot be sure, however, that these arrangements will be available to us on acceptable terms or at all. Any of these arrangements could require us to commit substantial capital. The need to commit substantial capital could require us to obtain additional debt or equity financing, which could result in dilution to our earnings or the ownership of our stockholders. We cannot be sure that this additional financing, if required, would be available when needed or, if available, could be obtained on terms acceptable to us.

 Because the manufacture of our products is complex, the foundries on which we depend may not achieve the necessary yields or product reliability that our business requires

   The manufacture of our products is a highly complex and precise process, requiring production in a highly controlled environment. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by a foundry could adversely affect the foundry's ability to achieve acceptable manufacturing yields and product reliability. If the foundries we currently use do not achieve the necessary yields or product reliability, our customer relationships could suffer. This could ultimately lead to a loss of sales of our products and have a negative effect on our results of operations.

 Because we depend on a license from Advanced RISC Machines to manufacture certain of our planned communicator processor products, our loss of or inability to maintain the license could result in increased costs or delays in the manufacturing of our products

   Our communicator processor products feature embedded ARM RISC microprocessors and, accordingly, are required to be manufactured under a license from Advanced RISC Machines, or ARM, the owner of the intellectual property to the ARM RISC microprocessor. In the past, we were required to use foundries with an ARM license for the manufacture of our communicator processor products. In June 1999, we obtained a per semiconductor design ARM license, which means that we are now able to select foundry suppliers that best meet our quality, delivery and cost objectives regardless of whether they have their own ARM license or not. With this greater flexibility, we are able to assume more of the manufacturing and quality control responsibilities, including contracting for wafer processing, assembly and testing from separate suppliers. If we lose or are unable to maintain the per semiconductor design license, we would be required to seek alternative fabrication facilities in our manufacturing of our communicator processor products. Without the ARM license, the number of fabrication facilities we could use in our manufacturing would be substantially reduced to those fabrication facilities that themselves have been directly licensed by Advanced RISC Machines. Accordingly, the loss of, or our inability to maintain the ARM license may result in increased costs or delays in our ability to manufacture our products and could harm our results of operations. In addition, ARM is only required to indemnify us against intellectual property infringement claims up to a specified dollar amount.

 Because we rely on the technology of third parties, the loss of or inability to obtain the third party technology could result in increased costs or delays in the production or improvement of our products

   We currently license technology of third parties to develop and manufacture our products, including licenses from Advanced RISC Machines and Broadcom. If any of these third party providers were to change their product offerings or terminate our licenses, we would incur additional developmental costs and, perhaps, delays in production, or be forced to modify our existing or planned software product offerings, an expensive and time consuming process. In addition, if the cost of any of these third party licenses or products significantly increases, we could suffer a resulting increase in costs or delays in our ability to manufacture our products or provide complete customer solutions and this could harm our results of operations. We cannot be sure that such third party licenses or substitutes will be available on commercially favorable terms.

   A relatively small number of customers account for a large percentage of our total revenues. We expect this trend to continue. Our business will be seriously harmed if we do not generate as much revenue as we expect from these customers, experience a loss of any of our significant customers or suffer a substantial reduction in orders from these customers. For the fiscal year ended April 2, 2000, Orckit Communications and Westell Technologies accounted for 23.1% and 15.1%, respectively, of our total revenues. For the fiscal year ended March 31, 1999, Com21 and Orckit Communications accounted for 22.6% and 15.7%, respectively, of our total revenues. Our future success depends in significant part upon the decision of our customers to continue to purchase products from us. Furthermore, it is possible that equipment manufacturers may design and develop internally, or acquire, their own semiconductor and software technology, rather than continue to purchase semiconductors and software from third parties like us. If we are not successful in maintaining relationships with key customers and winning new customers, sales of our products may decline. In addition, because a significant portion of our business has been and is expected to continue to be derived from orders placed by a limited number of large customers, variations in the timing of these orders can cause significant fluctuations in our operating results.

 Because manufacturers of DSL equipment may be reluctant to change their sources of components, if we do not achieve design wins with manufacturers of DSL equipment, we may be unable to secure sales from these customers in the future

   Once a manufacturer of DSL equipment has designed a supplier's semiconductor and software into its products, the manufacturer may be reluctant to change its source of semiconductors due to the significant costs associated with qualifying a new supplier. Accordingly, our failure to achieve design wins with manufacturers of DSL equipment which have chosen a competitor's semiconductor could create barriers to future sales opportunities with these manufacturers.

 Because our customers are not subject to binding agreements, we cannot be certain that we will sell any of our products

   Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, a design win is solely an expression of interest by potential customers in purchasing our products and is not supported by binding commitments of any nature. Accordingly, a customer can choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated into a customer's products, we still may not realize significant revenues from that customer if their products are not commercially successful. Therefore, we cannot be sure that any design win will result in purchase orders for our products, or that these purchase orders will not be later canceled. Our inability to convert design wins into actual sales and any cancellation of a purchase order could have a negative impact on our financial condition and results of operations.

 Because our customers may cancel orders, we may not be able to recoup expenses incurred in anticipation of sales of our products

   We work closely with our customers to determine their future product needs and receive a rolling forecast for products. We have incurred and expect to continue to incur expenses based upon these sales forecasts. However, our customer purchase agreements generally contain no minimum purchase requirements and customers typically purchase our products pursuant to short-term purchase orders that may be canceled without charge if notice is given within an agreed-upon period. Therefore, we cannot be sure that the actual product revenues which we will receive will be commensurate with the level of expenses that we will incur based on forecasts we receive from our customers in any future period. As a result, cancellations, deferrals or reductions in pending purchase orders could have a negative impact on our financial condition and results of operations.

 Because most of our revenues have been and will be derived from a limited number of products, we may not be able to generate sufficient revenues to sustain our business if any of these products fail to gain market acceptance

   For the fiscal year ended April 2, 2000, approximately 44.6%, 30.9% and 24.5%, respectively, of our semiconductor revenues were generated from sales of our Helium and Hydrogen products and our Proton family. We expect that our Proton family and Hydrogen products will represent a diminishing proportion of our total revenues while a substantial portion of our total revenues will be derived from our Helium and Beryllium products in the foreseeable future. Therefore, broad market acceptance of the Helium and Beryllium products is critical to our success. We cannot be sure that our products will attain broad market acceptance. The failure of our products to achieve broad market acceptance could result in a decrease in our revenues, which would have a negative impact on our results of operations and financial condition.

 Because our products typically have lengthy sales cycles, we may experience substantial delays between incurring expenses related to research and development and the generation of sales revenue and may not ultimately sell a large volume of our products

   It often takes more than one year, occasionally more than two years, for us to realize volume shipments of our semiconductor products after we first contact a customer. We first work with customers to achieve a design win, which may take six months or longer, at which time we sell a source code license. Our customers then complete the design, testing and evaluation of their systems and begin the marketing process, a period which typically lasts an additional three to six months or longer. As a result, a significant period of time may elapse between our sales efforts and our realization of revenues, if any, from volume purchasing of our products by our customers.

 Because our products are complex, the detection of errors in our products may be delayed, and if we deliver products with defects, our credibility will be harmed, and the sales and market acceptance of our products may decrease

   Our products are complex and may contain errors, defects and bugs when introduced. If we deliver products with errors, defects or bugs, our credibility and the market acceptance and sales of our products could be significantly harmed. Furthermore, the nature of our products may also delay the detection of any such error or defect. If our products contain errors, defects and bugs, then we may be required to expend significant capital and resources to alleviate these problems. This could result in the diversion of technical and other resources from our other development efforts. Any actual or perceived problems or delays may also adversely affect our ability to attract or retain customers.

 Because defects in our products may give rise to product liability claims against us, we may be required to incur increased expenses and divert management resources away from our operations

   The existence of any defects, errors or failures in our products could lead to product liability claims or lawsuits against us or against our customers. In addition, we have agreed to indemnify certain of our customers in certain limited circumstances against liability from defects in our products. A successful product liability claim could result in substantial cost and divert management's attention and resources, which would have a negative impact on our financial condition and results of operations. Although we have not experienced any product liability claims to date, the sale and support of our products entail the risk of these claims.

 Because we have significant operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting such countries that could result in increased operating expenses and regulation of our products

   A significant portion of our operations occur outside the United States. One of our principal subsidiaries is incorporated under the laws of, and its principal offices are located in, the United Kingdom. We also have a subsidiary and sales office in Taipei, Taiwan and sales offices in several other countries. In addition, on April 27, 2000, we completed the acquisition of Inverness Systems, Ltd, a privately-held corporation based in Israel. Our international operations are subject to a number of risks, including foreign currency exchange rate fluctuations; longer sales cycles; multiple, conflicting and changing governmental laws and regulations; protectionist laws and business practices that favor local competition; difficulties in collecting accounts receivable; and political and economic instability. In addition, in September 1999, Taiwan was affected by a significant earthquake. Recently there have been additional earthquakes and the risk of future earthquakes is significant due to the proximity of major earthquake fault lines in the area. Taiwan has also suffered from political unrest. Any future earthquakes, fire, flooding or other natural disasters, political unrest, labor strikes or work stoppages in Taiwan likely would result in the disruption of our operations at that facility. Finally, as a result of our acquisition of Inverness Systems, we are directly affected by the political, economic and military conditions affecting Israel. Any major hostilities involving Israel could significantly harm our business. Israel's economy has been subject to numerous destabilizing factors, including low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved. In addition, some of the officers and employees of Inverness are currently obligated to perform annual reserve duty and are subject to being called to active duty at any time under emergency circumstances. We cannot assess the full impact of these requirements on our workforce or business should this occur and we cannot predict the effect on us of any expansion or reduction of their obligations.

 Because we incur a charge for National Insurance Contribution on any gain in the per share price of our stock for stock options granted to our United Kingdom employees, a significant rise in our stock price may harm our results of operations and cash flows

   Under the laws of the United Kingdom, we must record a charge for National Insurance Contribution on options incurred on any gain in our per share price for stock options granted to our United Kingdom employees. The charge is calculated in the United Kingdom as the difference between the market value of our common stock at the close of the period and the exercise price of the option multiplied by a 12.2% tax rate. The calculation is applied to all options issued to our UK employees, vested and unvested. Due to the significant movement in our per share price in the fiscal year ended April 2, 2000, the charge recorded was $4.5 million, creating a cash payment obligation payable upon exercise of vested options by a UK employee. The charge will be revised to take account of the movement in our stock price at each future balance sheet date. Accordingly, a significant rise in our stock price may result in recorded charges which may harm our results of operations and cash payment obligations.

 Because we sell a significant portion of our products in countries other than the United States, we may be subject to political, economic and other conditions affecting such countries that could result in increased reduced revenue for our products

   International revenues accounted for 43.6% of our total revenues for the fiscal year ended April 2, 2000. We expect that sales to our international customers will continue to account for a significant portion of our total revenues for at least the next 12 months. Accordingly, we are subject to the political, economic and other conditions affecting countries or jurisdictions other than the United States, including Israel, Europe and Asia. Any interruption or curtailment of trade between the countries in which we operate and their present trading partners, change in exchange rates or a significant downturn in the political, economic or financial condition of these countries could cause demand for and revenue from our products to decrease, cause our costs of doing business to increase or subject us to increased regulation including future import and export restrictions.

 Because we have expanded rapidly and future expansion may be required, we may lack the ability to manage this growth in our operations

   We have rapidly and significantly expanded our operations, including the number of our employees, the geographic scope of our activities and our product offerings. Recently, we completed the acquisitions of D2 Technologies, Inc., a privately-held corporation based in Santa Barbara, California, and Inverness Systems, Ltd, a privately-held corporation based in Kfar Saba, Israel. In addition, we have entered into an agreement to acquire Excess Bandwidth Corporation, a privately held corporation based in Cupertino, California. Our continued success will depend significantly on our ability to integrate these new operations and new personnel. We expect that further significant expansion will be required to address potential growth in our customer base and market opportunities. If we are unable to manage growth effectively, we may not be able to take advantage of market opportunities, develop or enhance our products or our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements. To successfully manage the anticipated growth of our operations, we believe we must effectively be able to:

  . improve our existing and implement new operational, financial and management information controls, reporting systems and procedures;

  . hire, train and manage additional qualified personnel;

  . expand and upgrade our core technologies; and

  . effectively manage multiple relationships with our customers, suppliers and other third parties.

 Because Excess Bandwidth has not completed development of its chip designs, we may not be able to effectively compete in the SDSL market

   Excess Bandwidth has only recently begun testing of its first communications processor designs. If the designs do not work as intended or require substantial redesign, we may not be able to introduce these communications processors as products and ship them to customers, or may be delayed in our introduction of products. Excess Bandwidth's design of its communications processors is dependent upon the efforts of Debajyoti Pal. The loss of Dr. Pal's services for any reason would delay or prevent the completion of the design of products by Excess Bandwidth. Excess Bandwidth licenses the imbedded microprocessor for its communications processors from MIPS Technologies, Inc. Loss of the MIPS license for any reason would require a redesign of the communications processors currently under development by Excess Bandwidth and could result in delay in introduction of products. If any of these events occur we would not realize significant revenues from the products under development by Excess Bandwidth.

 We may engage in future acquisitions that could dilute our stockholders' equity and harm our business, results of operations and financial condition

   Recently, we completed the acquisitions of D2 Technologies, Inc., a privately-held corporation based in Santa Barbara, California, and Inverness Systems, Ltd, a privately-held corporation based in Kfar Saba, Israel.

D2 Technologies is a supplier of telephony and voice over IP software. Inverness Systems is a supplier of network software solutions. In addition, we have entered into an agreement to acquire Excess Bandwidth Corporation, a privately held corporation based in Cupertino, California. Excess Bandwidth develops advanced algorithms for high-bandwidth communications applications and implements those algorithms as communications processors. As part of our business strategy, from time to time, we expect to review opportunities to acquire and may acquire other businesses or products that will complement our existing product offerings, augment our market coverage or enhance our technological capabilities. Although we have no current agreements or negotiations underway with respect to any material acquisitions, we may make acquisitions of businesses, products or technologies in the future. However, we cannot be sure that we will be able to locate suitable acquisition opportunities. The acquisitions that we have completed, have agreed to complete and which we may complete in the future could result in the following, any of which could seriously harm our results of operations or the price of our stock:

  . issuances of equity securities that would dilute our current stockholder's percentages ownership;

  . large one-time write-offs;

  . the incurrence of debt and contingent liabilities;

  . difficulties in the assimilation and integration of the operations, personnel, technologies, products and the information systems of the acquired companies;

  . diversion of management's attention from other business concerns;

  . contractual disputes;

  . risks of entering geographic and business markets in which we have no or only limited prior experience; and

  . potential loss of key employees of acquired organizations.

 Use of our products requires significant training and support and, because of our limited resources, we may not be able to support the demand for our products

   The development of equipment using our products requires significant training and support. If we are unable to provide this training and support for our products, more time may be necessary to complete the implementation process and customer satisfaction may be adversely affected. In addition, our suppliers may not be able to meet increased demand for our products. We cannot be sure that our systems, procedures or controls or those of our suppliers will be adequate to support the anticipated growth in our operations or the demand for our products. This may result in a decline in the sales of our products and have a negative impact on our results of operations.

 Our executive officers and key personnel are critical to our business, and because there is significant competition for personnel in our industry, we may not be able to attract and retain such qualified personnel

   Our success depends to a significant degree upon the continued contributions of our executive management team, and our technical, marketing, sales customer support and product development personnel. The loss of significant numbers of such personnel could significantly harm our business, financial condition and results of operations. We do not have any life insurance or other insurance covering the loss of any of our key employees.

   Because our products are specialized and complex, our success depends upon our ability to attract, train and retain qualified personnel, including qualified technical, marketing and sales personnel. However, the competition for personnel is intense and we may have difficulty attracting and retaining such personnel. In addition, companies in the communications, software and semiconductor industries have frequently made unfair hiring practices claims against competitors who have hired away such companies' personnel. We cannot be sure that these claims will not be made against us in the future as we seek to hire qualified personnel, or that any of these claims would be decided in our favor. We may incur substantial costs in defending ourselves against any such claims, regardless of their merits.

   We have entered into employment agreements with our executive officers (see "Management--Employment Agreements") and certain other key employees that provide for set terms of employment. In addition, all of our employees in the United Kingdom and Israel have employment agreements governed by the laws of the United Kingdom and Israel. Our employment agreements do not contain anti-competition clauses.

Risks Relating to our Industry

 Because the markets in which we compete are highly competitive and many of our competitors have greater resources than we have, we cannot be certain that our products will be accepted in the marketplace or capture market share

   The market for software and communications semiconductor solutions is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages enjoyed by our products would be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share, and would have a negative impact on our financial condition and results of operations. We cannot be sure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

   We face competition from a variety of vendors, including software and semiconductor companies, which generally vary in size and in the scope and breadth of products and services offered. We also face competition from customers' or prospective customers' own internal development efforts. Many of the companies that compete, or may compete in the future, against us have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources. These competitors may also have pre-existing relationships with our customers or potential customers. As a result, they may be able to introduce new technologies, respond more quickly to changing customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Our competitors may successfully integrate the functionality of our software and communication processors into their products and thereby render our products obsolete. Further, in the event of a manufacturing capacity shortage, these competitors may be able to manufacture products when we are unable to do so.

   We believe our principal competitors include or will include Alcatel Microelectronics, Analog Devices, Broadcom, Centillium Communications, Conexant Systems, GlobeSpan, Lucent Technologies, Motorola and Texas Instruments. In addition, there have been a number of announcements by other semiconductor companies including Intel and smaller emerging companies that they intend to enter the market segments adjacent to or addressed by our products.

 Because the markets in which our customers compete are highly competitive, our customers may not be successful and they may not continue to purchase our products

   Many of our customers face significant competition in their markets. If our customers are unable to successfully market and sell their products which incorporate our products, these customers may cease to purchase our products, which may have a negative impact on our results of operations.

 Because the markets in which we compete are subject to rapid changes, our products may become obsolete or unmarketable

   The markets for our products and services are characterized by rapidly changing technology, short product life cycles, evolving industry standards, changes in customer needs, growing competition and new product introductions. If our product development and improvements take longer than planned, the availability of our products would be delayed. Any such delay may render our products obsolete or unmarketable, which would have a negative impact on our ability to sell our products and our results of operations.

 Because of changing customer requirements and emerging industry standards, we may not be able to achieve broad market acceptance of our products

   Our success is dependent, in part, on our ability, in a timely and cost-effective manner, to:

  . successfully develop, introduce and market new and enhanced products at competitive prices in order to meet changing customer needs;

  . respond effectively to new technological changes or new product announcements by others;

  . effectively use and offer leading technologies; and

  . maintain close working relationships with our key customers.

   We cannot be sure that we will be successful in these pursuits, that the growth in demand will continue or that our products will achieve market acceptance. Our failure to develop and introduce new products that are compatible with industry standards and that satisfy customer requirements or the failure of our products to achieve broad market acceptance could have a negative impact on our ability to sell our products and our results of operations.

 Because the development of new products requires substantial time and expense, we may not be able to recover our development costs

   The pursuit of necessary technological advances and the development of new products require substantial time and expense. Improvements to existing products or the introduction of new products by us or our competitors have the potential to replace or provide lower cost alternatives to our existing products or render these products obsolete, unmarketable or inoperable. The mere announcement of any improvement or new product could cause potential customers to defer or cancel purchases of existing products and services. Therefore, we cannot be sure that we will be able to recover the costs of the development of our products or succeed in adapting our business to advancements.

 Because other high speed data transmission technologies may compete effectively with digital subscriber line services, our products may not achieve anticipated unit growth

   DSL services are competing with a variety of different broadband data transmission technologies, including cable modems, satellite and other wireless technologies. If any technology that is competing with DSL technology is more reliable, faster, less expensive or has other advantages over DSL technology, then the demand for our semiconductors may decrease, which would have a negative impact on our operating results.

 Because price competition among our competitors and volume purchases by large customers may result in a decrease in the average per unit selling price of our products, our gross margins for our products may decline

   We expect that price competition among our competitors and volume purchases of our products at discounted prices will have a negative effect on our gross margin for these products. We anticipate that average per unit selling prices of DSL semiconductors will continue to decline as product technologies mature. Since we do not manufacture our own products, we may be unable to reduce our manufacturing costs in response to declining average per unit selling prices. Many of our competitors are larger and have greater resources, and therefore may be able to achieve greater economies of scale and would be less vulnerable to price competition. Further, we expect that average per unit selling prices of our products will decrease in the future due to volume discounts to our large customers. These declines in average per unit selling prices will generally lead to declines in our gross margins for these products.

 Because the measures on which we rely to protect our intellectual property rights afford only limited protections, we may lose any competitive advantage we may have

   The measures on which we rely to protect our intellectual property afford only limited protection and we cannot be certain that these safeguards will adequately protect our intellectual property and other valuable competitive information. In addition, the laws of some countries in which we sell or plan to sell our products, including the Peoples' Republic of China, Korea and certain other Asian countries, may not protect our proprietary rights as fully as do the laws of the United States, the United Kingdom, or Israel. If we are unable to adequately protect our proprietary rights, we may lose any competitive advantage we may have over our competitors. This may have a negative impact on sales of our products and our results of operations.

   Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use trade secrets or other information that we regard as proprietary. Our competitors may also independently develop similar technologies. Moreover, through our participation in various industry groups, we have entered into cross-licenses for intellectual property necessary to the implementation of certain types of standards-compliant products. Such cross-licenses may limit our ability to enforce our intellectual property rights against competitors.

 Because our industry is characterized by frequent litigation over intellectual property rights, we may be required to incur substantial expenses and divert management resources

   The industries in which we compete are characterized by numerous allegations of patent infringement among competitors. Such an infringement claim could be asserted against us or by us in the future. The defense or prosecution of any such claim could result in us incurring substantial expenses and diverting significant management attention and other resources away from our operations. In the event of an adverse result in any future litigation or claim, we may be required to:

  . pay substantial damages, including treble damages if we are held to have willfully infringed on the intellectual property of another;

  . halt the manufacture, use and sale of infringing products or technology;

  . forfeit a competitive advantage;

  . expend significant resources to develop non-infringing technology; or

  . obtain licenses to the infringing technology, which may not be available on commercially reasonable terms, or at all.

 Because our products may be required to meet certain industry standards, we may be required to pay substantial royalties to the owners of the intellectual property underlying the standards

   In order for us to comply with the International Telecommunications Union V.34, V.90 and ADSL standards, the software embedded in our current and planned future products may use the proprietary technology of various parties advancing or promoting these standards. Where such owners are members of such working group or union, they must provide a license upon reasonable terms, which may include the payment of a reasonable royalty. However, if such owners are not members of such working group or union, there may be no limit on the terms or the amount of the royalty with respect to such proprietary technology. As a result, the cumulative effect of the terms and royalties with respect to the use of the proprietary technology necessary to meet such industry standards could increase the cost of our products to the point that they are no longer competitive and could limit our ability to meet certain industry standards.

 Because our products and those of our customers are subject to government regulations, changes in current or future laws or regulations could cause sales of our products to decline

   The jurisdiction of the Federal Communications Commission, or FCC, extends to the entire U.S. communications industry, including our customers and their products and services that incorporate our products. Future FCC regulations affecting the U.S. communications services industry, our customers or our products may have a negative effect on our business. For example, FCC regulatory policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices that they are able to charge. This may cause sales of our products to decline. In addition, international regulatory bodies have introduced new regulations for the communications industry. Delays caused by our compliance with regulatory requirements may result in order cancellations or postponements of product purchases by our customers, which would have a negative impact on our results of operations and financial condition.

Risks Relating to this Offering

 Because The Nasdaq Stock Market is likely to experience extreme price and volume fluctuations, the price of our stock may decline even if our business is doing well

   The stock markets, and in particular The Nasdaq Stock Market, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. We also expect that the market price of our common stock will fluctuate as a result of variations in our quarterly operating results. These fluctuations may be exaggerated if the trading volume of our common stock is low. In addition, due to the technology-intensive and emerging nature of our business, the market price of our common stock may rise and fall in response to:

  . announcements of technological or competitive developments;

  . acquisitions or strategic alliances by us or our competitors;

  . the gain or loss of a significant customer or order; and

  . changes in estimates of our financial performance or changes in recommendations by securities analysts.

   Accordingly, market fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock.

 Because of likely fluctuations in the price of our stock we may be subject to class action litigation, which could distract management and result in substantial costs

   In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of their securities. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources from our operations and sales of our products, which would have a negative impact on our financial condition and results of operations.

 Because our principal stockholders and management may have the ability to control stockholder votes, the premium over the market price that an acquiror might otherwise pay for our stock may be reduced and any merger or takeover may be delayed

   Immediately following the offering, our executive officers and directors and their affiliates will own or control approximately 20.6% of our common stock (assuming no purchases of shares of common stock in this offering by our officers and directors and their affiliates). See "Principal and Selling Stockholders." Accordingly, our officers, directors and their affiliates, as a group, may have the ability to control the election of a majority of the members of our board of directors and the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, or may impede a merger, consolidation, takeover or other business combination involving us. This concentration of ownership could also adversely affect our stock's market price or lessen any premium over market price that an acquiror might otherwise pay.

 Provisions of our charter documents and Delaware law could prevent or delay a change in our control and may reduce the market price of our common stock

   Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing our acquisition. For example, we have authorized but unissued shares of preferred stock which could be used to fend off a takeover attempt, our stockholders may not take actions by written consent, our stockholders are limited in their ability to make proposals at stockholder meetings and our directors may be removed only for cause and upon the affirmative vote of at least 80% of our outstanding voting shares. See "Description of Capital Stock."

 Because we have broad discretion to use the offering proceeds, how we invest these proceeds may not increase our profits or market value

   As of the date of this prospectus, we have no specific plans to use the net proceeds from this offering other than for working capital and general corporate purposes, which may include research and development of new products and sales and marketing efforts. We may also use proceeds to pursue acquisitions of complementary products, technologies or businesses. Accordingly, our management will have considerable discretion in the application of the net proceeds, and may apply the net proceeds in ways which may not increase our profitability or our market value. See "Use of Proceeds." You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

 A substantial number of our shares of common stock are eligible for future sale, and the sale of these shares may depress our stock price, even if our business is doing well

   Upon completion of the offering, we will have approximately 52,198,772 shares of common stock outstanding (and approximately 52,798,772 shares outstanding if we issue shares upon exercise of the underwriters' over-allotment option), based on the number of shares outstanding as of June 9, 2000. See "Description of Capital Stock--Common Stock." Of these shares, 45,795,506 are freely tradable without restriction or further registration under the federal securities laws or subject to the provisions of Rule 144. See "Shares Eligible for Future Sale." In addition, as of June 9, 2000, there were outstanding options and warrants to purchase 9,289,730 shares of our common stock. We have granted registration rights to the holders of 14,877,052 shares of our common stock. See "Description of Capital Stock-- Registration Rights." In the future, we may grant additional options or grant additional registration rights with respect to our common stock.

   Members of our management, our directors, the selling stockholders and various other stockholders have entered into lock-up agreements that restrict their ability to sell shares of our common stock for a period that will expire 90 days after the date of this offering. Following this lock-up period, these shares will be eligible for sale, in some cases without restriction. See "Shares Eligible for Future Sale." A sale of a substantial number of shares, particularly by our directors and officers, or the perception that these sales could occur, could have an adverse effect on the price of our common stock.

 We may need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we may be unable to execute our business plan

   If the proceeds of this offering, together with our existing cash balances and cash flow expected from future operations, are not sufficient to meet our liquidity needs, we will need to raise additional funds. If adequate funds are not available on acceptable terms or at all, we may not be able to take advantage of market opportunities, develop or enhance new products, pursue acquisitions that would complement our existing product offerings or enhance our technical capabilities, execute our business plan or otherwise respond to competitive pressures or unanticipated requirements.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," contains forward-looking statements within the meaning of the federal securities laws. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue," or the negative of these terms or other comparable terminology. These statements are only predictions and may be inaccurate. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

   Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                USE OF PROCEEDS

   Our net proceeds from the sale of the common stock offered by us are
estimated to be approximately $     million (or $    million if the over-
allotment option is exercised in full), based on an assumed public offering
price per share of $     , after deducting estimated underwriting discounts and
commissions and estimated offering expenses payable by us. See "Underwriting." We will not receive any proceeds from the sale of shares by the selling stockholders.

   We intend to use the net proceeds of this offering primarily for working capital and general corporate purposes, including expenditures for research and development of new products and sales and marketing efforts. We also believe opportunities may exist to expand our current business through acquisitions including complementary products, technologies or businesses, and we may use a portion of the proceeds for such purposes. We are not currently party to any contracts or letters of intent with respect to any acquisitions other than with respect to Excess Bandwidth. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared nor paid any dividends on our capital stock. We currently intend to retain any future earnings for use in the operation and expansion of our business, and we do not anticipate paying any dividends on our capital stock in the foreseeable future. Additionally, our loan and security agreement currently prohibits the payment of dividends.

                          PRICE RANGE OF COMMON STOCK

   Our common stock began trading on The Nasdaq Stock Market's National Market under the symbol "VRTA" effective November 17, 1999. Prior to that date, there was no public market for our common stock. The following table sets forth for the periods indicated the high and low sales prices for our common stock, as reported on The Nasdaq Stock Market:

                                                                  High    Low
                                                                 ------- ------
   Fiscal Year Ending April 2, 2000
     Third Quarter (beginning November 17, 1999)................ $ 20.50 $11.69
     Fourth Quarter............................................. $111.00 $13.50
   Fiscal Year Ending April 1, 2001
     First Quarter (through June 21, 2000)                       $ 72.06 $28.56

   The last reported sale price for our common stock on The Nasdaq Stock Market was $59.25 per share on June 21, 2000. As of June 9, 2000, there were approximately 214 holders of record of our common stock.

                                 CAPITALIZATION

   The table below sets forth the following information:

  . our actual capitalization as of April 2, 2000, giving effect to the two-for-one stock split of our common stock on May 18, 2000.

  . our pro forma capitalization as of April 2, 2000, giving effect to the two-for-one stock split of our common stock on May 18, 2000 and the issuance of 2,006,440 shares of our common stock in connection with our acquisition of Inverness Systems, Ltd. on April 27, 2000 and 5,898,290 shares of our common stock in connection with our anticipated acquisition of Excess Bandwidth Corporation, subsequent to the year end.

  . our pro forma as adjusted capitalization as of April 2, 2000, giving effect to the sale of 3,000,000 shares of common stock offered by us in
    this offering at an assumed offering price of $      per share, after
    deducting estimated underwriting discounts and commissions and estimated offering expenses.

   The capitalization information in the table below is qualified by the more detailed consolidated financial statements and related notes beginning on page F-1 of this prospectus. The table should be read in conjunction with those consolidated financial statements and related notes and the sections of this prospectus titled "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                    As of April 2, 2000
                                               --------------------------------
                                                                     Pro Forma
                                                Actual   Pro Forma  As Adjusted
                                               --------  ---------  -----------
                                                (in thousands, except share
                                                    and per share data)
                                                        (unaudited)
Long-term liabilities......................... $  1,178  $   2,321   $   2,321
                                               --------  ---------   ---------
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000,000
   shares authorized, no shares issued and
   outstanding, actual, pro forma and pro
   forma as adjusted..........................      --         --          --
  Common stock, $0.001 par value, 450,000,000
   shares authorized actual, pro forma and pro
   forma as adjusted, 46,568,006 shares issued
   and outstanding, actual;         shares
   issued and outstanding, pro forma;
   shares issued and outstanding, pro forma as
   adjusted...................................       47         55
Additional paid-in capital....................  238,833    655,861
Accumulated other comprehensive income........      335        335         335
Unearned stock compensation...................     (691)      (691)       (691)
Accumulated deficit...........................  (76,736)  (157,234)   (157,234)
                                               --------  ---------   ---------
    Total stockholders' equity................  161,788    498,326
                                               --------  ---------   ---------
    Total capitalization...................... $162,966  $ 500,647   $
                                               ========  =========   =========

   For the purposes of this table, our common stock outstanding after this offering is based on 46,568,006 shares outstanding on April 2, 2000. Our common stock outstanding after this offering excludes shares of our common stock which were issuable upon exercise of stock options and warrants outstanding as of April 2, 2000, and other shares of common stock reserved for issuance under our stock plans as of April 2, 2000. See "Management--Non-Employee Director Compensation Plan", "--Employee Stock Option Plans" and "--Employee Stock Purchase Plan" and "Description of Capital Stock."

                                    DILUTION

   As of April 2, 2000, our net tangible book value was approximately $72.7 million, or $1.56 per share of our common stock, based on 46,568,006 shares of common stock outstanding (after giving effect to the two-for-one stock split of our common stock on May 18, 2000). The net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers of common stock in this offering and the net tangible book value per share of common stock immediately after this offering. Our pro forma net tangible book value as of April 2, 2000 was approximately $68.1 million or $1.25 per share of our common stock, based on 54,472,736 pro forma shares of common stock outstanding. Our pro forma net tangible book value as of April 2, 2000 is calculated after giving effect to the two-for-one stock split of our common stock on May 18, 2000 and the issuance of 2,006,440 shares of our common stock in connection with our acquisition of Inverness Systems, Ltd. on April 27, 2000 and 5,898,290 shares of our common stock in connection with our anticipated acquisition of Excess Bandwidth subsequent to the year end.

   Our pro forma as adjusted net tangible book value as of April 2, 2000 was
approximately $     million, or $     per share of our common stock, after
giving effect to the receipt of the net proceeds from the sale of the 3,000,000 shares of common stock offered by us at an assumed public offering price of
$      per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

   This amount represents an immediate increase in pro forma net tangible book
value of $     per share to the existing stockholders and an immediate dilution
of $      per share to purchasers of common stock in the offering. The following table illustrates this per share dilution.

   Assumed public offering price per share............................      $
     Pro forma net tangible book value per share as of April 2, 2000..  $
     Increase in net tangible book value per share attributable to new investors.......................................................
                                                                        ---
   Pro forma as adjusted net tangible book value per share after the offering..........................................................
                                                                            ---
   Dilution in net tangible book value per share to new investors.....      $
                                                                            ===

   For purposes of this table, our common stock outstanding after this offering excludes shares which were issuable upon exercise of currently outstanding stock options and warrants outstanding as of April 2, 2000 and other shares reserved for issuance under our stock plans as of April 2, 2000. See "Capitalization," "Management--Non-Employee Director Compensation Plan", "-- Employee Stock Option Plans" and "--Employee Stock Purchase Plan" and "Description of Capital Stock."

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated statement of operations data for each of the three fiscal years ended April 2, 2000, March 31, 1999 and 1998 and selected consolidated balance sheet data as of April 2, 2000 and March 31, 1999 are derived from, and qualified by reference to, the audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the fiscal years ended March 31, 1996 and 1997 and selected consolidated balance sheet data as of March 31, 1996, 1997 and 1998 are derived from audited financial statements not included in this prospectus. Information for the fiscal year ended March 31, 1999 includes the results of operations for RSA Communications, Inc. since July 17, 1998, the closing date of the acquisition. Information for the fiscal year ended April 2, 2000 includes the results of operations of D2 Technologies, Inc. since February 10, 2000, the closing date of the acquisition.

   Effective October 3, 1999, we changed our fiscal year such that each quarter ends on the Sunday closest to the calendar quarter end.

                                                 Year Ended
                              --------------------------------------------------
                              March 31, March 31, March 31,  March 31,  April 2,
                                1996      1997      1998       1999       2000
                              --------- --------- ---------  ---------  --------
                                   (in thousands, except per share data)
Consolidated Statement of
 Operations Data:
Revenues:
  Semiconductors ............  $   --    $   --   $    505   $  2,784   $ 14,041
  License ...................       85       971     1,570      1,628      3,717
  Services and royalty ......      333     1,134     1,206      2,367      1,724
  Systems ...................    2,424     4,848     5,650      2,477      2,295
                               -------   -------  --------   --------   --------
    Total revenues ..........    2,842     6,953     8,931      9,256     21,777
                               -------   -------  --------   --------   --------
Cost of revenues:
  Semiconductors ............      --        --        325      2,421      9,651
  License ...................      --        --        --         --         107
  Services and royalty ......       55       185       192        528        701
  Systems ...................    1,854     3,754     3,270      1,048        780
                               -------   -------  --------   --------   --------
    Total cost of revenues ..    1,909     3,939     3,787      3,997     11,239
                               -------   -------  --------   --------   --------
Gross profit.................      933     3,014     5,144      5,259     10,538
                               -------   -------  --------   --------   --------
Operating expenses:
  Research and development...    4,402     3,518     3,987      8,323     12,331
  Sales and marketing........    4,037     4,753     4,076      2,917      5,350
  General and
   administrative............    2,096     3,410     4,917      5,567      5,976
  Restructuring costs........      --        --      1,871        --         --
  National Insurance
   Contribution on options...      --        --        --         --       4,471
  Amortization of intangible
   assets....................      --        --        --         549      4,497
  Amortization of stock
   compensation..............      --        --        399      1,394        907
  Acquired in-process
   research and development..      --        --        --       5,260      5,324
                               -------   -------  --------   --------   --------
    Total operating
     expenses................   10,535    11,681    15,250     24,010     38,856
                               -------   -------  --------   --------   --------
Loss from operations.........   (9,602)   (8,667)  (10,106)   (18,751)   (28,318)
Interest and other income
 (expense), net..............      264       127      (172)     1,594      2,210
                               -------   -------  --------   --------   --------
Net loss.....................  $(9,338)  $(8,540) $(10,278)  $(17,157)  $(26,108)
                               =======   =======  ========   ========   ========

                                                   Year Ended
                                ------------------------------------------------
                                March 31, March 31, March 31, March 31, April 2,
                                  1996      1997      1998      1999      2000
                                --------- --------- --------- --------- --------
                                     (in thousands, except per share data)
Net loss per share:
  Basic and diluted............  $(2.99)   $(2.68)   $(3.00)   $(4.46)   $(1.40)
                                 ======    ======    ======    ======    ======
  Weighted average shares......   3,128     3,186     3,428     3,845    18,672
                                 ======    ======    ======    ======    ======

                               March 31, March 31, March 31, March 31, April 2,
                                 1996      1997      1998      1999      2000
                               --------- --------- --------- --------- --------
                                                (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents ...   $1,315    $ 3,752   $   767   $ 8,616  $60,193
Working capital (deficit) ...      451      6,346    (3,653)    8,042   70,631
Total assets ................    4,422     12,066     5,950    19,187  181,362
Total long term liabilities
 ............................       48        875       738     1,130    1,178
Total stockholders' equity
 (deficit) ..................    1,850      6,857    (3,085)   12,719  161,788

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This section of this prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. We use words such as "anticipates," "believes," "expects," "future," and "intends," and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or our predictions. These risks are described in "Risk Factors" and elsewhere in this prospectus. See "Special Note Regarding Forward-Looking Statements."

Overview

   Our predecessor company, Virata Limited, was formed in 1993 as Advanced Telecommunications Modules Limited, a corporation organized in the United Kingdom, as a spin-out from the Olivetti Research Laboratories (now AT&T Laboratories). Until 1995, we were a development-stage company focused primarily on product development. From our first production revenue shipment in April 1995 through March 1996, we focused on developing and delivering ATM-based, board-level systems primarily for local area network applications. In mid-1996, we began licensing our software suite and selling our semiconductors to developers of broadband access products. In September 1997, we ceased development of our systems products and focused exclusively on expanding our software offering and developing additional semiconductors for the broadband marketplace with a focus on the digital subscriber line, or DSL, market. In February 1998, our predecessor company changed its name to Virata Limited. In July 1998, Virata Limited acquired RSA Communications, Inc., a corporation organized in North Carolina. RSA Communications, a wholly owned subsidiary of Virata Limited, was subsequently renamed Virata Raleigh Corporation. Effective October 3, 1999, Virata Limited changed its fiscal year such that each quarter ends on the Sunday closest to the calendar quarter end.

   On November 16, 1999, we completed a reorganization of Virata Limited, pursuant to which:

  . each of Virata Limited's previously outstanding ordinary and preference shares was cancelled;

  . Virata Limited issued 64,811,364 new ordinary shares to us, a newly formed Delaware corporation, thereby becoming our wholly-owned subsidiary;

  . we assumed all of the outstanding options and warrants of Virata Limited;

  . we effected a 1 for 6.7 reverse stock split of our common stock; and

  . we issued 29,344,096 shares of our common stock to the former shareholders of Virata Limited.

   The reorganization was effected pursuant to a share reconstruction under
Section 425 of the United Kingdom Companies Act of 1985.

   On February 10, 2000, we completed the acquisition of D2 Technologies Inc., a provider of digital voice and telephony software solutions. On April 27, 2000, we completed the acquisition of Inverness Systems Ltd., a provider of networking software solutions. In addition, on June 20, 2000 we entered into an agreement to acquire Excess Bandwidth Corporation, a developer of advanced algorithims for high-bandwidth communications applications.

   Since inception, we have invested heavily in research and development and have built a worldwide sales force and administration infrastructure, which has contributed to net losses. Additionally, we have chosen to operate principally in the following locations: Santa Clara, California; Cambridge, England; Raleigh, North Carolina; Santa Barbara, California; Kfar Saba, Israel; Marlborough, Massachusetts; and Taipei, Taiwan. We believe that our strategy of locating research and development in Cambridge, Raleigh, and Santa Barbara, has provided access to high quality engineers and contributed to low turnover. However, we incur higher general and administrative expenses associated with multi-site operations. We plan to continue to invest to exploit market opportunities and revenues may not increase at a rate sufficient to achieve and maintain profitability. In September 1997, we implemented a new business strategy and reduced the resources allocated to the systems line of business. A restructuring plan was implemented in the second half of fiscal 1998 which resulted in one-time charges of $1.9 million for the year ended March 31, 1998. Approximately $900,000 of the restructuring charge represents employee costs, $900,000 represents asset write-downs and $71,000 relates to other restructuring costs.

   We generate revenues from sales of semiconductors, systems-level products, software licenses and maintenance, royalties and related design services. Semiconductor revenues have come from two sources, our Proton family of application specific integrated circuit, or ASIC, products and our ATOM family of application specific standard products, or ASSP. Original equipment manufacturers, or OEMs, license our software, which permits them to purchase our semiconductors for use in their products. We support our licensee customers through the sale of maintenance contracts and design services. Since September 1997, we have sold our systems-level products primarily to one customer, and we expect sales of these products to decline. We sell our products through a direct sales force, which we believe most effectively allows us to serve our customers. We also utilize sales representatives in Korea.

   Revenues from the sale of both semiconductors and systems are recognized upon shipment to customers. Allowances are provided for estimated returns at the time of shipment. We recognize software license revenues under the American Institute of Certified Public Accountants, or AICPA, Statement of Position, or SOP, 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. When contracts contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, we account for the delivered elements in accordance with the residual method prescribed by SOP 98-9. Software licenses are generally recognized as revenue upon shipment of the software product. In the event that we grant our customers the right to specified upgrades, license revenue is deferred until delivery of the specific upgrade. If vendor-specific objective evidence of fair value does not exist, then the entire license fee is deferred until the delivery of the specified upgrade. We recognize revenues from maintenance and support services provided to licensees ratably over the term of the agreement, generally one year, and recognize revenues from design services provided to OEMs as the services are performed.

   It usually takes more than one year and occasionally more than two years for us to realize volume shipments of our semiconductor products after we first contact a customer. We first work with customers to achieve a design win, which may take six months or longer, at which time we sell a source code license. Our customers then complete the design, testing and evaluation of their systems and begin the marketing process, a period which typically lasts an additional three to six months or longer. As a result, a significant period of time may elapse between our sales efforts and our realization of revenues, if any, from volume purchases of our products by our customers. We generally sell our products based on individual purchase orders. Our customers are not obligated by long-term contracts to purchase our semiconductors and can generally cancel or reschedule orders upon short notice. As of April 2, 2000, our backlog was approximately $24.9 million, including the backlog for semiconductors, which was approximately $20.5 million.

   Achieving a design win with a customer does not create a binding commitment from that customer to purchase our products. Rather, it is a decision by a customer to use our products in the design process of their products. A customer can choose at any time to discontinue using our products in their designs or product development efforts. Even if our products are chosen to be incorporated into a customer's products, we may still not realize significant revenues from that customer if their products are not commercially successful. We have a strategy of licensing and partnering with as many key participants in our markets as possible, and we have achieved a significant number of design wins. Nevertheless, some customers will be more successful than others in developing and marketing their products that incorporate our semiconductor products, and it is difficult for us to predict which of these customers will generate revenues for us. Our semiconductor product sales are almost completely dependent upon the relative success of our customers in the marketplace for broadband access products.

   We have spent considerable resources developing our Beryllium product for the ADSL market, and have been working with customers for this product for only a short time. Our future success will depend, in part, on the success of Beryllium. However, we do not expect to know whether we will realize significant commercial shipments of Beryllium until the second half of fiscal 2001.

   Our revenues to date have been concentrated with a small number of customers. We expect this concentration to continue. For the fiscal year ended April 2, 2000, Orckit Communications and Westell Technologies accounted for 23.1% and 15.1%, respectively, of our total revenues. For the fiscal year ended March 31, 1999, Com21 and Orckit Communications accounted for 22.6% and 15.7%, respectively, of our total revenues. For the fiscal year ended March 31, 1998, Com21, Orckit Communications, and Escalate Networks accounted for 16.6%, 10.4%, and 10.4%, respectively, of our total revenues.

   International revenues accounted for 43.6% for the fiscal year ended April 2, 2000, 40.3% for the fiscal year ended March 31, 1999 and 44.2% of total revenues for the fiscal year ended March 31, 1998. Sales to customers in Israel represented 23.3%, 16.5%, and 10.8%, of total revenues for the fiscal year ended April 2, 2000, March 31, 1999 and March 31, 1998, respectively. International revenues are denominated solely in U.S. dollars, which reduces our exposure to fluctuations in revenues attributable to changes in foreign currency exchange rates. Our material costs are denominated in U.S. dollars and our operating expenses are primarily in U.S. dollars and British pounds sterling.

   We recorded a charge for National Insurance Contribution on options which will be incurred on a gain in our per share price for stock options granted to our United Kingdom employees. Due to the significant movement in our per share price in the fiscal year ended April 2, 2000, the charge recorded was $4.5 million. The charge in the United Kingdom is calculated as the difference between the market value of our common stock at the close of the period and the exercise price of the option multiplied by a 12.2% tax rate. The calculation is applied to all options issued to our UK employees, vested and unvested. The charge will be revised to reflect the movement in our stock price at each future balance sheet date. The allocation of the $4.5 million charge, by department, is $2.0 million to research and development, $1.0 million to sales and marketing, and $1.5 million to general and administrative.

   To extend our analog and DSL technical capabilities, in July 1998 we acquired RSA Communications, a privately-held company based in Raleigh, North Carolina specializing in analog modem software development. Financial information for the fiscal year ended March 31, 1999 includes the results of operations for RSA Communications beginning July 17, 1998, the closing date of the acquisition. The transaction was accounted for as a purchase business combination. The aggregate purchase price was allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition date. Based on a valuation by an independent appraiser, $5.3 million of the $9.3 million purchase price was allocated to in-process research and development and charged to operations at the date of the acquisition. For more information on the valuation of the acquired in-process research and development, see Note 4 of notes to consolidated financial statements. The core technologies acquired in the RSA Communications acquisition were the ADSL PHY software and voiceband modem protocol software. The significant in-process research and development projects include V.90 modem software and two software algorithms, the modem modulation software algorithm and the ADSL software algorithm.

   The in-process research and development valuation was determined using the income-based approach for the V.90 modem software and replacement cost method for the software algorithms. The acquired in-process technology was not considered to have reached technological feasibility and had no alternative future use. Accordingly, the amount was charged to operations upon acquisition. For information showing our unaudited pro forma results of operations including RSA Communications for the fiscal year ended March 31, 1999, see Virata Corporation Pro Forma Combined Financial Information.

   Our limited operating history in the DSL market makes it difficult to forecast our future operating results accurately. To date, we have not achieved profitability in any quarterly or annual period, and as of April 2, 2000, we had an accumulated deficit of $76.7 million. Although our total revenues have grown in recent quarters, we cannot be certain that our total revenues will increase at a rate sufficient to achieve and maintain profitability.

Recent Developments

 Financial Trends

   Our revenues have increased during each of the past four quarters ended April 2, 2000. However, we continue to operate at a loss, with operating expenses exceeding revenues.

   On June 20, 2000, we announced that our fiscal 2001 first quarter revenues for the period ended July 2, 2000 are expected to be approximately $25-27 million, which represents an average 115 percent increase from the prior quarter's $12 million in revenues. We had not expected to attain such amount of revenues until our fiscal 2001 second quarter. In addition, we expect to ship 3 times more communications processors for the first quarter compared to the prior quarter, including our millionth Helium processor. We expect to announce our complete first quarter 2001 results on July 25, 2000.

 Acquisition of D2 Technologies

   We acquired D2 Technologies, Inc. on February 10, 2000. Based in Santa Barbara, California, D2 Technologies develops, markets and supports innovative digital signal processing (DSP) solutions for the next generation telephony products. D2 Technologies serves the computer and Internet telephony markets with robust and cost-effective DSP solutions.

   Under the terms of the purchase agreement, 4,396,826 shares of our common stock, with an aggregate value of approximately $79.1 million (based on an agreed upon price per share of our common stock of $18) were exchanged for all of the outstanding common stock of D2 Technologies. In addition, employee options to purchase shares of D2 Technologies common stock were exchanged for options to purchase 932,330 shares of our common stock with an aggregate fair value of $13.6 million. We valued the options using the Black-Scholes option pricing model. Including direct acquisition costs of $4.2 million, the aggregate purchase price of D2 Technologies was $96.9 million. The acquisition has been accounted for as a purchase business combination.

   D2 Technologies had 19 completed products at the date of acquisition that were classified into five product groups: telephony algorithms, echo cancellation products, standard voice coders, proprietary voice coders and fax and data products. The individual products and algorithms are entirely independent from each other. The value of the completed technology is based on the net cash flow forecast, discounted at a cost of capital of 18.0%. The acquired in-process technology are mainly related to the fax and data products and include the Fax Modem Data Pump, Fax Relay Protocols and Single Sample Echo Cancellers and Standard Voice Coders. The acquired in-process technology is also valued using the net cash flow forecast, discounted at a higher cost of capital of 23.0% to reflect the uncertainty of its future use. We do not consider it to have reached technological feasibility and therefore, charged it to operations upon acquisition.

   Financial information for the fiscal year ended April 2, 2000 includes the results of operations for D2 Technologies from February 10, 2000. For information showing our unaudited pro forma results of operations including D2 Technologies for the period ended April 2, 2000, see Virata Corporation Pro Forma Combined Financial Information.

 Acquisition of Inverness Systems Ltd.

   We acquired Inverness Systems, Ltd., a privately-held Israeli company, on April 27, 2000. Inverness Systems maintains offices in Kfar Saba, in Israel, and in Marlborough, Massachusetts. Inverness Systems is a software company with expertise spanning many technologies, including ATM, voice over ATM, xDSL, IP Routing, Multi-Protocol Label Switching or MPLS, Frame Relay and Network Simulation. Inverness Systems' source code solutions and network simulation products are designed to facilitate fast-to-market product development programs for advanced communications products.

   Under the terms of the purchase agreement, 2,006,440 shares of our common stock, with an aggregate value of approximately $77.6 million (based on an agreed upon price per share of our common stock of $38.67), were exchanged for all of the outstanding capital stock of Inverness Systems. In addition, employee options to purchase shares of Inverness Systems' common stock were exchanged for options to purchase 517,896 shares of our common stock with an aggregate fair value of $20.0 million. We valued the options using the Black-Scholes option pricing model. Including direct acquisition costs of approximately $750,000, the aggregate purchase price of Inverness Systems was $98.4 million. The acquisition has been accounted for as a purchase business combination.

   Inverness Systems completed products were classified into three product groups: ATM products, IP products and NetSIM products. The value of the completed technology is based on the net cash flow forecast, discounted a cost of capital of 22.6%. The acquired in-process technology is related to IP products, mainly MPLS. The value of the in-process technologies is also based on the net cash flow forecast; however, discounted a higher cost of capital of 27.6% to reflect the uncertainty of its future use. We do not consider it to have reached technological feasibility and, therefore, charged it to operations upon acquisition.

   Financial information for the fiscal year ended April 2, 2000 does not include the results of operations for Inverness Systems. For information showing our unaudited pro forma results of operations including Inverness for the period ended April 2, 2000, see Virata Corporation Pro Forma Combined Financial Information.

 Acquisition of Excess Bandwidth Corporation

   On June 20, 2000, we entered into a definitive agreement to acquire Excess Bandwidth Corporation, a privately-held company with offices in Cupertino, California, in a stock-for-stock transaction. Excess Bandwidth develops advanced algorithms for high-bandwidth communications applications and implements these algorithms as communications processors. Product plans include physical layer and mixed signal semiconductors to address each of the modern symmetric DSL technologies including SDSL, HDSL2 and G.shdsl.

   Under the terms of the agreement, we expect to issue approximately 4,052,252 shares of our common stock, with an aggregate value of approximately $202.5 million (based on an agreed upon price per share of our common stock of $49.98), in exchange for all of the issued and outstanding capital stock of Excess Bandwidth. In addition, employee options and warrants to purchase shares of Excess Bandwidth's capital stock and other stock-based compensation will be exchanged for options to purchase an estimated 404,027 shares of our common stock and 1,846,038 shares of our common stock subject to certain repurchase rights by us, with an aggregate value of $112.5 million. We valued the options and warrants using the Black-Scholes option pricing model. Including direct acquisition costs of approximately $8.1 million, the aggregate purchase price of Excess Bandwidth will be approximately $323.1 million. The acquisition will be accounted for as a purchase business combination and is expected to close in the third quarter of calendar 2000.

 Summary of Purchase Price Allocations

   Based on independent appraisals, the purchase price of our recent acquisitions was allocated as follows (in thousands):

                                                Inverness  Excess
                                D2 Technologies  Systems  Bandwidth   Total
                                --------------- --------- ---------  --------
Fair value of assets acquired
 and liabilities assumed.......     $ 1,234      $ 2,317  $ (6,858)  $ (3,307)
Assembled workforce............         760          580     1,504      2,844
Customer base..................       1,001        1,200        --      2,201
Contracts and other
 intangibles...................       1,006           --     4,611      5,617
Technology.....................      15,872        9,510    68,426     93,808
In-process research and
 development...................       5,324        1,170    79,328     85,822
Goodwill.......................      71,712       83,573   176,118    331,403
                                    -------      -------  --------   --------
Total..........................     $96,909      $98,350  $323,129   $518,388
                                    =======      =======  ========   ========

 Stock Split

   On March 21, 2000, our board of directors approved a two-for-one split of our common stock that was applicable to stockholders of record on May 4, 2000. The stock split, approved by our stockholders on May 1, 2000, was effective May 18, 2000. Unless specifically noted otherwise, all references to share and per share data for all periods presented have been adjusted to give effect to this split.

Results of Operations

   The following table sets forth, for the periods presented, certain data from our consolidated statement of operations expressed as a percentage of total revenues.

                                                            Year Ended
                                                   ------------------------------
                                                   March 31,  March 31,  April 2,
                                                     1998       1999       2000
                                                   ---------  ---------  --------
Consolidated Statement of Operations Data as a
Percentage of Total Revenues:
Revenues:
  Semiconductors..................................     5.7%      30.1%      64.5%
  License.........................................    17.6       17.6       17.0
  Services and royalty............................    13.4       25.5        8.0
  Systems.........................................    63.3       26.8       10.5
                                                    ------     ------     ------
    Total revenues................................   100.0      100.0      100.0
                                                    ------     ------     ------
Cost of revenues:
  Semiconductors..................................     3.6       26.2       44.3
  License.........................................     --         --         0.5
  Services and royalty............................     2.2        5.7        3.2
  Systems.........................................    36.6       11.3        3.6
                                                    ------     ------     ------
    Total cost of revenues........................    42.4       43.2       51.6
                                                    ------     ------     ------
Gross margin......................................    57.6       56.8       48.4
                                                    ------     ------     ------
Operating expenses:
  Research and development........................    44.6       89.9       56.6
  Sales and marketing.............................    45.6       31.5       24.6
  General and administrative......................    55.1       60.2       27.4
  Restructuring costs.............................    20.9        --         --
  National Insurance Contribution on options......     --         --        20.5
  Amortization of intangible assets...............     --         5.9       20.6
  Amortization of stock compensation..............     4.5       15.1        4.2
  Acquired in-process research and development....     --        56.8       24.5
                                                    ------     ------     ------
    Total operating expenses......................   170.7      259.4      178.4
                                                    ------     ------     ------
Loss from operations..............................  (113.1)    (202.6)    (130.0)
Interest and other income (expense), net..........    (2.0)      17.2       10.1
                                                    ------     ------     ------
Net loss..........................................  (115.1)%   (185.4)%   (119.9)%
                                                    ======     ======     ======

Fiscal Years Ended April 2, 2000, March 31, 1999 and 1998

 Total Revenues

   Total revenues increased 135.3% from $9.3 million for the fiscal year ended March 31, 1999 to $21.8 million for the fiscal year ended April 2, 2000. Total revenues increased 3.6% from $8.9 million for the fiscal year ended March 31, 1998 to $9.3 million for the fiscal year ended March 31, 1999.

   Semiconductor revenues increased 404.3% to $14.0 million for the fiscal year ended April 2, 2000 compared to $2.8 million for the fiscal year ended March 31, 1999. Semiconductor revenues for the fiscal year ended March 31, 1999 increased 451.1% to $2.8 million compared to approximately $500,000 during the fiscal year ended March 31, 1998. As a growing number of software licensees began initial trials and deployments of broadband access devices, semiconductor revenues increased from 30.1% of total revenues for the fiscal year ended
March 31, 1999 to 64.5% of total revenues for the fiscal year ended April 2, 2000.

   License revenues increased 128.3% to $3.7 million for the fiscal year ended April 2, 2000 compared to $1.6 million for the fiscal year ended March 31, 1999. The increase in license revenues in absolute dollars was primarily the result of expanding our software licensee customer base and additional license revenues earned by D2 Technologies. Year over year, license revenues decreased to 17.0% of total revenues as semiconductor revenues continue to grow. License revenues of $1.6 million for the fiscal year ended March 31, 1999 were substantially the same as the fiscal year ended March 31, 1998. License revenues were 17.6% of total revenues for both the fiscal year ended March 31, 1999 and 1998.

   Services and royalty revenues decreased 27.2% to $1.7 million, or 8.0% of total revenues, for the fiscal year ended April 2, 2000, compared to $2.4 million, or 25.5% of total revenues, for the fiscal year ended March 31, 1999. The decrease was due primarily to the reduction in royalty revenues from two customers. Services and royalty revenues increased 96.3% to $2.4 million for the fiscal year ended March 31, 1999, compared to $1.2 million, or 13.5% of total revenues, for the fiscal year ended March 31, 1998. The increase from the fiscal year ended March 31, 1998 to fiscal year ended March 31, 1999 was due primarily to revenues contributed by Virata Raleigh Corporation under analog modem consulting engineering agreements.

   Systems revenues decreased 7.3% to $2.3 million for the fiscal year ended April 2, 2000 compared to $2.5 million for the fiscal year ended March 31, 1999. Systems revenues decreased 56.2% to $2.5 million for the fiscal year ended March 31, 1999 compared to $5.7 million for the fiscal year ended March 31, 1998. The decrease in systems revenue to 10.5% of total revenues for the fiscal year ended April 2, 2000 from 26.8% of total revenues for the fiscal year ended March 31, 1999 and from 63.3% of total revenues for the fiscal year ended March 31, 1998 was primarily due to our decision in September 1997 to focus our sales and development efforts on semiconductor devices for the DSL market.

 Cost of Revenues and Gross Margin

   Total cost of revenues consists primarily of costs paid to foundry vendors to manufacture our semiconductors, costs attributable to design services and software maintenance and operations expense. Cost of revenues increased to $11.2 million, or 51.6% of total revenues, for the fiscal year ended April 2, 2000, from $4.0 million, or 43.2% of total revenues, for the fiscal year ended March 31, 1999. Total cost of revenues was $3.8 million, or 42.4% of total revenues, for the fiscal year ended March 31, 1998.

   Semiconductor gross margin increased to 31.3% for the fiscal year ended April 2, 2000. The increase was primarily due to product mix and an increase in sales volume. Semiconductor gross margin decreased to 13.0% for the fiscal year ended March 31, 1999 from 35.6% for the fiscal year ended March 31, 1998. The decrease was primarily due to reduced selling prices for existing products. We believe our gross margin may continue to fluctuate because we expect semiconductors to be a greater percentage of total revenues and increased competition and more consumer oriented markets may impact pricing.

   Software license gross margin was 97.1% for the fiscal year ended April 2, 2000 primarily due to costs incurred with license contracts assumed following the D2 Technologies acquisition. There were no costs of revenues associated with our software license revenues for the fiscal years ended March 31, 1999 and 1998.

   Services and royalty revenues gross margin decreased to 59.3% for the fiscal year ended April 2, 2000 from 77.7% for the fiscal year ended March 31, 1999, and from 84.1% for the fiscal year ended March 31, 1998 as the result of a less favorable mix of design services revenues and higher margin royalty revenues.

   Systems product gross margin increased to 66.0% for the fiscal year ended April 2, 2000 from 57.7% for the fiscal year ended March 31, 1999. The increase was primarily due to decreased operations support related to systems products and a narrower systems product range. Gross margin for systems products was 42.1% for the fiscal year ended March 31, 1998.

 Research and Development Expenses

   Research and development expenses consist primarily of engineering staffing costs and technology license fees. Research and development expenses increased 48.2% from $8.3 million to $12.3 million for the fiscal year ended April 2, 2000. The increase was primarily due to the addition of research and development personnel as a result of accelerated new product development and the addition of personnel as a result of the acquisition of D2 Technologies. In the fiscal year ended April 2, 2000, a charge of $2.0 million was recorded for National Insurance Contribution on options for the research and development group. This expense is listed separately in our financial results and is calculated for stock options granted to United Kingdom employees as the difference between the option exercise price and the fair value of the underlying common stock at the balance sheet date. See "National Insurance Contribution on options" below. Research and development expenses increased 108.8% to $8.3 million for the fiscal year ended March 31, 1999 from $4.0 million for the fiscal year ended March 31, 1998. The increase was attributable primarily to the addition of personnel in our research and development organization associated with semiconductor product development as well as the addition of personnel as a result of the acquisition of RSA Communications.

 Sales and Marketing Expenses

   Sales and marketing expenses consist primarily of employee salaries, sales commissions, travel and related costs, promotional materials and trade show expenses. Sales and marketing expenses increased 83.4% from $2.9 million to $5.4 million for the fiscal year ended April 2, 2000. The increase was primarily due to the addition of sales and marketing personnel and increased sales commissions associated with higher revenues. In the fiscal year ended April 2, 2000, a charge of approximately $961,000 was recorded for National Insurance Contribution on options for the sales and marketing group. See "National Insurance Contribution on options" below. Sales and marketing expenses decreased 28.4% to $2.9 million for the fiscal year ended March 31, 1999 from $4.1 million for the fiscal year ended March 31, 1998. The decrease in sales and marketing expenses resulted from our reduced emphasis on systems-level products from September 1997 and increased focus on semiconductor products.

 General and Administrative Expenses

   General and administrative expenses consist primarily of employee salaries and costs associated with legal, accounting and other professional service fees, bad debt expense as well as general corporate expenses. General and administrative expenses increased 7.3% from $5.6 million to $6.0 million for the fiscal year ended April 2, 2000. The increase was primarily due to increased staff and the addition of costs as a result of being a publicly traded company. In the fiscal year ended April 2, 2000, a charge of $1.5 million was recorded for National Insurance Contribution for the general and administrative group. See "National Insurance Contribution on options" below. General and administrative expenses increased 13.2% to $5.6 million for the fiscal year ended March 31, 1999 from $4.9 million for the fiscal year ended March 31, 1998. The increase was primarily due to increased staff performing general and administrative tasks as a result of the acquisition of RSA Communications and increased bad debt provision.

 Restructuring Cost

   We recognized $1.9 million of restructuring cost for the fiscal year ended March 31, 1998 associated with our reduced emphasis on systems-level products.

 National Insurance Contribution on options

   We recorded a charge for National Insurance Contribution taxes which will be incurred on a gain in our per share price for stock options granted to our United Kingdom employees. Due to the significant movement in our per share price in the fiscal year ended April 2, 2000, the charge recorded was $4.5 million. The charge is calculated in the United Kingdom as the difference between the market value of our stock at the close of the period and the exercise price of the option multiplied by a 12.2% tax rate. The calculation is applied to all options issued to our UK employees, vested and unvested. The charge will be revised to reflect the movement in our stock price at each future balance sheet date. The allocation of the $4.5 million charge, by department, is $2.0 million to research and development, $1.0 million to sales and marketing, and $1.5 million to general and administrative.

 Amortization of Intangible Assets

   Amortization of intangible assets expense is related to the intangible assets acquired in the acquisition of RSA Communications, which occurred in July 1998, and the acquisition of D2 Technologies, which occurred in February 2000.

   Amortization of intangible assets for the fiscal year ended April 2, 2000 relating to the acquisition of D2 Technologies was $3.8 million. We are amortizing the intangible assets from the D2 Technologies acquisition over 24 to 48 months beginning in the quarter ended April 2, 2000.

   Amortization of intangible assets for the fiscal year ended April 2, 2000 relating to the RSA Communications acquisition was approximately $743,000. During the fiscal year ended March 31, 1999, amortization of intangible assets expense was approximately $549,000. We are amortizing the intangible assets from the RSA Communications acquisition on a straight-line basis over 60 months beginning in the quarter ended September 30, 1998.

 Amortization of Stock Compensation

   During the fiscal years ended April 2, 2000 and March 31, 1999 and 1998, we recorded a total of $3.4 million of unearned stock compensation. We recognized amortization of stock compensation of approximately $907,000 for the fiscal year ended April 2, 2000, $1.4 million for the fiscal year ended March 31, 1999 and approximately $399,000 for the fiscal year ended March 31, 1998. We are amortizing the unearned stock compensation over 48 months.

 Acquired In-Process Research and Development Expense

   Acquired in-process research and development expense is related to our acquisitions.

   For the fiscal year ended April 2, 2000, the expense relates to the acquisition of D2 Technologies, which occurred in February 2000. Based on a valuation by an independent appraiser, $5.3 million of the $96.9 million purchase price was allocated to in-process research and development.

   For the fiscal year ended March 31, 1999, the expense relates to the acquisition of RSA Communications, which occurred in July 1998. Based on a valuation by an independent appraiser, $5.3 million of the $9.3 million purchase price was allocated to in-process research and development.

 Interest Expense

   Interest expense increased to approximately $200,000 for the fiscal year ended April 2, 2000 from approximately $155,000 for the fiscal year ended March 31, 1999. The increase in interest expense was primarily due to interest expense associated with capital equipment under our lease facility and borrowings under our revolving credit facility. Interest expense was approximately $214,000 for the fiscal year ended March 31, 1998. The decrease in interest expense was primarily due to interest expense associated with capital equipment under our lease facility.

 Interest and Other Income, Net

   Interest and other income, net consists primarily of income earned on cash and cash equivalents and short-term investments, foreign exchange gains and losses and income tax refunds. Interest income for the fiscal years ended April 2, 2000, March 31, 1999 and 1998 was $1.6 million, approximately $786,000, and approximately $121,000, respectively. Interest income for each fiscal year corresponded to the average cash balance during the years. During the fiscal year ended April 2, 2000, foreign exchange gain was approximately $800,000 and in income tax refund was $39,000. During the fiscal year ended March 31, 1999, the foreign exchange gain was approximately $427,000, and an income tax refund was approximately $531,000. Losses at RSA, subsequent to its acquisition, allowed for the income tax refund. During the fiscal year ended March 31, 1998 foreign exchange losses were approximately $80,000.

 Income Taxes

   Since inception, we have incurred net losses for federal and state tax purposes and have not recognized any tax provision or benefit. At April 2, 2000, we had approximately $33.1 million, $25.9 million and $30.0 million in federal, state and foreign net operating loss carryforwards, respectively, to reduce future taxable income. The net operating loss carryforwards expire between 2002 and 2019 for both federal and state purposes, if not utilized.

   As of April 2, 2000, we had deferred tax assets of $24.3 million, which were fully offset by a valuation allowance. Deferred tax assets consist principally of the federal and state net operating loss carryforwards, capitalized start-up expenditures, accruals and reserves not currently deductible for tax purposes, research and development credits and foreign tax credit carryforwards. We have provided a valuation allowance due to the uncertainty of generating future profits that would allow for the realization of these deferred tax assets. Accordingly, no tax benefit was recorded in the accompanying consolidated statements of operations.

Quarterly Results of Operations

   The following table sets forth our consolidated operating results for each of the five quarters ended April 2, 2000. This data has been derived from unaudited consolidated financial statements that, in the opinion of our management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information when read in conjunction with our annual audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. These operating results are not necessarily indicative of results of any future period.

                                             Three Months Ended
                                  --------------------------------------------
                                   Mar.     June
                                    31,      30,    Oct. 3,  Jan. 2,  Apr. 2,
                                   1999     1999     1999     2000      2000
                                  -------  -------  -------  -------  --------
                                               (in thousands)
Consolidated Statement of
 Operations Data:
Revenues:
  Semiconductors................. $   662  $ 1,419  $ 2,074  $ 2,430  $  8,118
  License........................     444      274      254      994     2,195
  Services and royalty...........     592      373      435      307       609
  Systems........................     720      599      249      338     1,109
                                  -------  -------  -------  -------  --------
    Total revenues...............   2,418    2,665    3,012    4,069    12,031
                                  -------  -------  -------  -------  --------
Cost of revenues:
  Semiconductors.................     842      811    1,130    1,659     6,051
  License........................     --       --       --       --        107
  Services and royalty...........     161      138      200      146       217
  Systems........................     (27)     324      167      115       174
                                  -------  -------  -------  -------  --------
    Total cost of revenues.......     976    1,273    1,497    1,920     6,549
                                  -------  -------  -------  -------  --------
Gross profit.....................   1,442    1,392    1,515    2,149     5,482
Operating expenses:
  Research and development.......   2,184    2,549    2,581    3,045     4,156
  Sales and marketing............     826      923      973    1,192     2,262
  General and administrative.....   1,503      903    1,400    1,477     2,196
  National Insurance Contribution
   on options....................     --       --       --       --      4,471
  Amortization of intangible
   assets........................     206      194      176      183     3,944
  Amortization of stock
   compensation..................     348      266      239      206       196
  Acquired in-process research
   and development...............     --       --       --       --      5,324
                                  -------  -------  -------  -------  --------
    Total operating expenses.....   5,067    4,835    5,369    6,103    22,549
                                  -------  -------  -------  -------  --------
Loss from operations.............  (3,625)  (3,443)  (3,854)  (3,954)  (17,067)
Interest and other income
 (expense), net..................   1,353      428     (703)     619     1,866
                                  -------  -------  -------  -------  --------
Net loss......................... $(2,272) $(3,015) $(4,557) $(3,335) $(15,201)
                                  =======  =======  =======  =======  ========

                                          Three Months Ended
                               -------------------------------------------------
                               Mar. 31,   June 30,   Oct. 3,   Jan. 2,   Apr. 2,
                                 1999       1999      1999      2000      2000
                               --------   --------   -------   -------   -------
As a Percentage of Total
 Revenues:
Revenues:
  Semiconductors..............    27.4 %     53.2 %     68.9 %   59.8 %     67.5 %
  License.....................    18.3       10.3        8.4     24.4       18.2
  Services and royalty........    24.5       14.0       14.4      7.5        5.1
  Systems.....................    29.8       22.5        8.3      8.3        9.2
                               -------    -------    -------   ------    -------
    Total revenues............   100.0      100.0      100.0    100.0      100.0
                               -------    -------    -------   ------    -------
Cost of revenues:
  Semiconductors..............    34.8       30.4       37.5     40.8       50.3
  License.....................     --         --         --       --         0.9
  Services and royalty........     6.6        5.2        6.6      3.6        1.8
  Systems.....................    (1.1)      12.2        5.5      2.8        1.4
                               -------    -------    -------   ------    -------
    Total cost of revenues....    40.3       47.8       49.7     47.2       54.4
                               -------    -------    -------   ------    -------
Gross profit..................    59.7       52.2       50.3     52.8       45.6
Operating expenses:
  Research and development....    90.3       95.6       85.7     74.8       34.5
  Sales and marketing.........    34.2       34.6       32.3     29.3       18.8
  General and administrative..    62.2       33.9       46.5     36.3       18.3
  National Insurance
   Contribution on options....      --         --         --       --       37.2
  Amortization of intangible
   assets.....................     8.5        7.3        5.8      4.5       32.8
  Amortization of stock
   compensation...............    14.4       10.0        7.9      5.1        1.6
  Acquired in-process research
   and development............     --         --         --       --        44.3
                               -------    -------    -------   ------    -------
    Total operating expenses..   209.6      181.4      178.3    150.0      187.4
                               -------    -------    -------   ------    -------
Loss from operations..........  (149.9)    (129.2)    (128.0)   (97.2)    (141.9)
Interest and other income
 (expense), net...............    56.0       16.1      (23.3)    15.2       15.5
                               -------    -------    -------   ------    -------
Net loss......................   (93.9)%   (113.1)%   (151.3)%  (82.0)%   (126.3)%
                               =======    =======    =======   ======    =======

   Our operating results have fluctuated significantly from quarter to quarter in the past, and we expect these fluctuations to continue in the future. For a list of factors that might affect fluctuations in our operating results, see "Risk Factors--Because our operating results from quarter to quarter may fluctuate, the price of our stock may decline."

Liquidity and Capital Resources

   We have financed our operations primarily through venture capital and corporate investments in our convertible preferred stock and through our initial public offering of common stock in November 1999, which have resulted in approximately $142.0 million aggregate net proceeds to us through April 2, 2000.

   Our cash and cash equivalents together with our short-term investments increased $68.6 million to $78.2 million for the fiscal year ended April 2, 2000. The increase in these accounts was primarily due to net proceeds of our initial public offering in November 1999 of $73.0 million and net proceeds from the sale of convertible preferred stock in October 1999 of $8.0 million. Our cash and cash equivalents increased $51.6 million to $60.2 million for the fiscal year ended April 2, 2000.

   Net cash used in operating activities for the fiscal year ended April 2, 2000 of $7.0 million was primarily due to net operating losses of $26.1 million, an increase in accounts receivables and other current assets of $4.2 million and $1.6 million respectively, partially offset by depreciation and amortization of $6.3 million, acquired in-process research and development expenses of $5.3 million in connection with the acquisition of D2 Technologies, and increases in accounts payable, accrued liabilities, accrued employee benefits, accrued National Insurance Contribution on options expense, and deferred revenue of $2.8 million, $2.2 million, $1.7 million, $4.5 million, and $1.3 million, respectively. Net cash used in operating activities for the fiscal year ended March 31, 1999 of $9.5 million was primarily due to net operating losses of $17.2 million and a decrease in accrued liabilities of $2.1 million, partially offset by depreciation and amortization of $1.7 million, acquired in-process research and development expenses of $5.3 million in connection with the acquisition of RSA Communications, amortization of stock compensation of $1.4 million and a provision for doubtful accounts of $1.5 million. Net cash used in operating activities for the fiscal year ended March 31, 1998 of $9.2 million was primarily due to net operating losses of $10.3 million and an increase in accounts receivable of $1.7 million, partially offset by depreciation and amortization of $1.1 million and a provision for doubtful accounts of $1.1 million.

   Net cash used in investing activities was $22.1 million for the fiscal year ended April 2, 2000, which reflected the net purchase of short-term investments of $17.0 million, $3.6 million of cash paid in connection with our acquisition of D2 Technologies net of cash acquired, and net purchases of property and equipment of $1.4 million. Net cash used in investing activities was $8.3 million for the fiscal year ended March 31, 1999, which reflected purchases of property and equipment of $2.1 million, the net cash paid in connection with the acquisition of RSA Communications of $5.1 million and the purchase of short-term investments of $1.0 million. Net cash used in investing activities was approximately $174,000 for the fiscal year ended March 31, 1998, which primarily reflected purchases of property and equipment.

   Net cash provided by financing activities was $81.1 million for the fiscal year ended April 2, 2000. Net cash provided by financing activities was attributable primarily to proceeds from the issuance of common stock through our initial public offering of $73.0 million, issuance of convertible preferred stock of $8.0 million, partially offset by repayments on capital lease obligations of $1.0 million. Net cash provided by financing activities was $25.6 million and $2.8 million for the fiscal years ended March 31, 1999 and 1998, respectively. Net cash provided by financing activities in each of these periods was attributable primarily to proceeds from the issuance of convertible preferred stock, proceeds from equipment lease financing less repayments on capital lease obligations and, for the fiscal year ended March 31, 1998, a revolving credit facility.

   Our working capital at April 2, 2000 was approximately $70.6 million as compared to $8.0 million at March 31, 1999. Our current ratio increased to 4.8 to 1.0, as of April 2, 2000, from 2.5 to 1.0, as of March 31, 1999.

   We have a loan and security agreement that provides for borrowings up to $3.0 million. The agreement bears interest at prime rate plus one-half percent, and all outstanding advances are due in August 2000. Borrowings are secured by our property, equipment, intellectual property, inventory and receivables and require that we comply with certain financial covenants including the maintenance of specific minimum ratios. As of April 2, 2000, we had obtained waivers for such financial covenants, and we had no outstanding debt under this agreement.

   We plan to continue to invest in our infrastructure, including information systems, to gain efficiencies and meet the demands of our markets and customers. We believe our current cash, cash equivalents, and short-term investments will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next 12 months. Thereafter, if cash generated from operations is insufficient to satisfy our long-term liquidity requirements, we may seek to sell additional equity or debt securities or to obtain an additional credit facility. If additional funds are raised through the issuance of debt securities, these securities could have rights, preferences and privileges senior to holders of common stock, and the terms of any debt could impose restrictions on our operations. The sale of additional equity or debt securities could result in additional dilution to our stockholders, and additional financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain this additional financing, we may be required to reduce the scope of our planned product development and marketing efforts, which could harm our business, financial condition and operating results.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 during the year ending March 31, 2002. To date, we have not engaged in derivative or hedging activities. We cannot predict the impact of adopting SFAS No. 133 if we were to engage in derivative and hedging activities in the future.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin (SAB) 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. We do not expect the adoption of SAB 101 to have a material effect on our results of operations.

   In March 2000, the FASB issued Interpretation No. 44 (FIN 44), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. We do not expect the adoption of FIN 44 to have a material effect on our results of operations.

Qualitative and Quantitative Disclosures About Market Risk

   The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we may invest in may be subject to market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities and certificates of deposit. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. As of April 2, 2000, all of our investments were in money market funds, certificates of deposits or high quality commercial paper. See Note 1 of the notes to the consolidated financial statements.

   We develop products in the United Kingdom, the United States and Israel and sell products in North America, Asia, Israel and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions. A strengthening of the dollar could make our products less competitive in foreign markets, since all of our sales are currently made in U.S. dollars.

                                    BUSINESS

   In addition to historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from the results discussed in these forward-looking statements. Factors that could contribute to such differences include those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as those discussed below and elsewhere in this prospectus.

Introduction

   We provide communications processors combined with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, technologies. These "integrated software on silicon" product solutions enable our customers to develop a diverse range of equipment, including modems, gateways, routers, fixed wireless receivers and base stations targeted at the voice and high-speed data network access, or broadband, market. We believe our systems expertise, products and support services enable equipment manufacturers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement. We outsource the manufacturing of our semiconductors, which allows us to focus our resources on the design, development and marketing of our products. As of June 9, 2000 we have licensed our software to over 80 companies. These customers have developed, or are developing, 132 designs of which more than 40 are currently shipping. Additionally, we have shipped more than one million units of our Helium semiconductor product as of the date of this prospectus.

   Our predecessor company, Virata Limited, was formed in 1993 as Advanced Telecommunications Modules Limited, a corporation organized in the United Kingdom, as a spin-out from the Olivetti Research Laboratories (now AT&T Laboratories). Until 1995, we were a development-stage company focused primarily on product development. From our first production revenue shipment in April 1995 through March 1996, we focused on developing and delivering ATM-based, board-level systems primarily for local area network applications. In mid-1996, we began licensing our software suite and selling our semiconductors to developers of broadband access products. In September 1997, we ceased development of our systems products and focused exclusively on expanding our software offering and developing additional semiconductors for the broadband marketplace with a focus on the digital subscriber line, or DSL, market. In February 1998, the predecessor company changed its name to Virata Limited. In July 1998, the predecessor company completed its acquisition of RSA Communications, Inc., a corporation organized in North Carolina. RSA was subsequently renamed to Virata Raleigh Corporation. On November 16, 1999, we completed a reorganization of Virata Limited and the initial public offering of Virata Corporation incorporated in Delaware. On February 10, 2000, we completed the acquisition of D2 Technologies Inc., a provider of digital voice and telephony software solutions. On April 27, 2000, we completed the acquisition of Inverness Systems Ltd., a provider of networking software solutions.

Industry Background

   The amount of data being carried over the Internet and private communications networks has grown dramatically in recent years. This tremendous growth in data traffic is expected to continue as the number of users accessing networks increases and as businesses and consumers demand richer content and more complex applications for activities such as telecommuting, electronic commerce and interactive media. These activities require the transmission of large amounts of data which, in turn, requires high-speed, broadband data access services for end users to obtain data reliably and within practical time constraints.

   To meet the demand for high-speed, broadband data transmission, network service providers continue to install high-bandwidth fiber optic transmission equipment, high-speed switches and core routers in the Internet backbone and in interoffice networks. While this network backbone is capable of delivering data at very high speeds, an access bottleneck exists between the telephone companies' central offices and the end users' premises. The copper line connections between the telecommunications service provider's central office and the end user are commonly known as the local loop, or the last mile. The last mile infrastructure was originally designed for low-speed analog voice traffic rather than high-speed digital data transmission. As a result, access to the Internet and private communications networks over the copper wire infrastructure of the last mile has typically been limited to data transmission rates of up to 56 Kbps using standard dial-up analog modems, or 128 Kbps using integrated services digital network, or ISDN, modems. At these rates, several minutes may be required to access a media rich website, and several hours may be required to transfer or download large files.

   In an effort to provide greater bandwidth in the local loop, network service providers are deploying higher speed access services, such as frame relay or T1/E1. However, the historical pricing structure has limited such services to larger businesses. The passage of the Federal Telecommunications Act of 1996 started to change this historical pricing structure, and the merger of AT&T and TCI completed in 1999 accelerated this change. The Federal Telecommunications Act intensified the competitive environment by requiring incumbent local exchange carriers, or ILECs, to lease portions of their networks, including the local loop, to other telecommunications service providers. These changes in competitive structures coincided with the maturation of DSL technology, enabling high-bandwidth data networking over the existing local loop copper infrastructure. As a result, a number of U.S. companies, including Covad Communications, MCI WorldCom, NorthPoint Communications, Rhythms NetConnections and Sprint, are now deploying high-speed services using DSL technologies over the copper infrastructure owned by the ILECs. The growing deployment of high speed cable modems by cable system operators provides additional pressure on the ILECs to modify their high speed data line pricing. In particular, AT&T has announced plans to offer broadband and interactive services, including telephony, on a broad scale over its cable systems over the next few years. In response to these competitive pressures, and in an effort to increase revenues and maintain their existing customer base, ILECs in the United States, including SBC, Bell Atlantic and US West, are now aggressively committing their resources to deploy DSL services. Service providers in Asia and Europe are also rapidly deploying DSL.

   DSL enables data transmission speeds of 128 kilobits per second, or Kbps, to 52 megabits per second, or Mbps, using the existing local loop copper wire infrastructure. DSL delivers "always on" availability, eliminating the tedious dial-up process associated with traditional analog modem technologies. It is a point-to-point technology that connects the end user to a telecommunications service provider's central office or to an intermediate hub. DSL equipment is deployed at each end of the copper wire and the transmission speed depends on the length and condition of the existing wire as well as the capabilities of the DSL equipment.

   Data, voice and video can all be delivered over DSL, enabling service providers to offer a wide range of new value-add services. To date, the focus has been on the application of DSL technologies to deliver high-speed access to the Internet. Even more exciting opportunities lie ahead with the introduction of voice and video over DSL services. Home and office gateways that include voice telephony capabilities--typically known as Integrated Access Devices or IADs--can deliver multiple lines of toll-quality voice over a single twisted copper pair to the home or business. Voice over DSL requires sophisticated voice processing algorithms, highly capable call-control software to support the interface to the public telephone system and advanced user features, as well as specially tuned and extended network protocol software to ensure toll-quality audio. While the technical challenges of voice IADs are substantial, voice support is fast becoming the next major requirement for DSL equipment manufacturers. Over the next two years, IADs are projected to absorb new application capabilities, including but not limited to secure data transmission and distributed video reception capability.

   DSL implementations offer several attractive benefits over other broadband technologies, including:

  . Dedicated bandwidth. Some alternative high-speed data transmission solutions, such as cable, are shared-media systems where many users are attached to the same cable loop. As a result, existing users may suffer performance degradation or security breaches as new users are added to the network. Because each DSL connection is dedicated to a single user, DSL does not suffer from this kind of service degradation and enables a higher level of security.

  . Broad coverage. As most businesses and homes in developed countries have installed copper telephone wire connections, DSL technologies can be made available to a large percentage of potential end users.

  . Low cost. Because DSL uses the existing local loop connection, it is generally less expensive to deploy than other high-speed data transmission technologies. In addition, recent advances in technology development, industry standardization and competition are further enabling widespread, low-cost deployment of DSL.

  . Scalable to customer requirements. DSL technology enables service providers to regulate the transmission speed for individual customers, allowing tiered pricing at various service levels. Service providers can then more efficiently segment their customer base.

  . Natural upgrade from analog modems. DSL modems use the same phone port as analog modems, providing the user with a simple upgrade path.

   Fixed wireless serves similar needs to those served by DSL, and its fixed wireless communications processing requirements are similar in many respects to those of DSL communications processing. Firstly, and most importantly, it provides high speed data access to the Internet. Secondly, it is capable in some circumstances of supporting advanced applications such as voice. Fixed wireless may present a more cost-effective solution in the following circumstances:

  . if copper loop infrastructure is unsuitable, for example, if the copper local loop is more than 18,000 feet long;

  .  in a sparsely populated area;

  . if there is a scarcity of copper local loop, as is often the case in sparsely populated areas for emerging economy markets, then it can be quicker to deploy wireless because it does not involve placing physical infrastructure in the ground; and

  . for service providers who neither own nor have access to fixed-line local loop infrastructure.

   Equipment manufacturers encounter a number of challenges meeting the demands of the growing broadband local-loop market. These challenges include constantly evolving technology and networking standards, an expanding range of feature expectations and shorter product life-cycles. To meet these challenges and reduce the time it takes for their products to reach the market, equipment manufacturers are increasingly relying on multiple third-party vendors to deliver critical component building blocks that can be incorporated into a complete DSL product. These building blocks include the following:

 . The analog front end which receives and transmits the electronic signal and converts that signal to either analog or digital streams;

 . The physical layer semiconductor, or PHY, which together with its software, establishes, maintains and controls the digital encoding and decoding of the signal and ensures reliable transmission of information over the copper wire infrastructure; and

 . The layer 2 and 3 processor, which combined with complex, multifunctional software modules, is responsible for managing the addressing, routing, switching and protocol conversions needed to encapsulate and route information packets.

The integration of these individual building works, or components, from multiple third-party vendors can be a complex, time consuming and costly process. While today there are a number of vendors which deliver a portion of either the hardware or software building blocks, an opportunity exists for a supplier capable of delivering higher levels of integration of both semiconductor and software components.

The Virata Solution

   We provide a solution that combines communications processors with integrated software modules to manufacturers of equipment utilizing digital subscriber line, or DSL, technologies. Our systems expertise, "integrated software on silicon" product solutions and support services enable our customers to simplify product development, reduce the time it takes for products to reach the market and focus resources on product differentiation and enhancement. Our communications processors perform system functions which require real-time processing speed and are technically mature, thus unlikely to change as standards evolve. Our proprietary software is used for protocol processing, management and control of network and semiconductor interfaces, allowing our communications processors to be fine tuned or fully customized for specific applications. This approach delivers off-the-shelf functionality for rapid development, scalability from single PCs to complex edge routers and flexibility to add new features and quickly respond to evolving standards. Key features of our solution include:

  . Flexible design. Our products are based on a flexible design that simplifies the addition of features. This design enables new services such as voice, video and security to be added incrementally as broadband solutions evolve. On June 5, 2000 we introduced our Azurite chipset which enables the design of DSL Integrated Access Devices that provide combined voice and data services for the high-volume residential and small to mid-size office markets. The Azurite family of voice and data IAD chipsets is a combination of our Helium or Berylium semiconductor and software with voice algorithms, and voice control systems recently acquired from D2 Technologies.

  . High Levels of Integration. We offer solutions that integrate software with layer 2 and 3 semiconductors, freeing OEMs from the time consuming and complex task of purchasing and incorporating discrete components from a number of vendors. In addition, we offer several products that integrate a layer 2 and 3 semiconductor and software with an AFE, thereby further simplifying the design process for our customers.

  . Compelling price/performance. By designing software to run only on our semiconductors we are able to achieve efficiency in silicon area and code size. The combination of these features results in high performance, low power consumption and compelling price/performance.

  . Standards compliant. Our products are compliant with relevant DSL Forum, ATM Forum, IETF, ITU and other industry standards. The standards evolve over time and our products are designed to accommodate such changes.

   Our customers recognize the following key benefits from using our solutions:

  . Faster time-to-market. Fewer building blocks to integrate results in shorter development and test cycles, lower engineering risks, faster product introduction and reduced development costs.

  . Reduced product cost. Eliminating costly external components and reducing board space leads to lower product cost.

  . Differentiation. Our customers' engineering resources can be focused on product differentiation through value-added features and innovations, rather than on elements contained in our solution.

  . Platform for multiple products. Our modular software and hardware architecture enables the design of multiple products using different subsets of our modular software.

  . Re-usability. As we add features and capabilities to our communications processors and software modules, software extensions developed by our customers can continue to be used on future generations of their products.

The Virata Strategy

   Our objective is to be the leading provider of communications processors integrated with a comprehensive suite of related software to manufacturers of voice and high-speed data network access equipment. Key elements of our strategy include:

  . Initial focus on DSL. We have extensive expertise in providing solutions that integrate communications processors with software for the content and connection enabling layers of the broadband communications network. While we have chosen initially to focus on the DSL market, our core technologies are capable of supporting a number of broadband access alternatives, including fixed wireless, which has similar processing requirements to those of DSL.

  . License our software to all customers. We typically license our software to a customer at the time we achieve an initial design win. The customer then designs products incorporating our communications processors, which they purchase separately from us. By standardizing on our software, customers build a foundation for integrating additional functionality and designing next generation products. We believe that once a customer employs our architecture and experiences the benefits of our systems expertise, we become that customer's preferred partner for future products.

  . Leverage our flexible design. Our integrated solution provides us substantial flexibility to extend our existing products, whether at the software or semiconductor level, to meet evolving standards and features required by the market. This approach allows our customers to achieve faster time-to-market, lower development costs and focus engineering resources on proprietary product feature development.

  . Deliver market-leading features and functionality, such as voice over DSL and network quality of service solutions. We are building on our core technologies to add market leading features and functionality, enhancing the value of our products. The first set of added features we are developing includes voice over DSL and network quality of service solutions.

  . Pursue strategic acquisitions. Our strategy is to enhance our growth capability by pursuing selective acquisitions. This strategy allows us to more rapidly obtain complementary technologies and engineering talent and to access certain markets and key customer relationships. Consistent with this strategy, we acquired RSA Communications in July 1998, D2 Technologies, Inc. in February 2000 and Inverness Systems Ltd. in April 2000. We believe completing further selective acquisitions will be important to remain competitive as a complete solutions provider to manufacturers of broadband access equipment.

Products

   We specialize in communications processors that are integrated with a comprehensive suite of software for broadband local loop, including DSL, equipment manufacturers. We offer solutions which are either PHY-independent or include an ADSL/V.90 PHY. Our PHY-independent communications processors perform the critical content encapsulation and content routing functionality required in broadband local loop equipment, which is commonly referred to as layer 2 and 3 processing. Our system combines multiple elements required for managing the addressing, routing, switching and protocol conversions needed to encapsulate and route information packets. Our PHY-inclusive solutions incorporate all the functionality of the PHY-independent products together with an ADSL/V.90 PHY all on the same semiconductor. This choice of a PHY-independent or PHY-integrated product, each featuring integration of a communications processor and software, provides our customers a comprehensive, tested, self sufficient solution that replaces semiconductors, software and support previously sourced from multiple vendors.

   Our ATOM family of application specific standard products, or ASSPs, enable OEMs to focus on the DSL market. These communications processors combine the relevant elements of the Proton ASICs with at least one embedded ARM RISC microprocessor, and different family members offer either a PHY-independent or PHY-integrated solution. ATOM devices also provide Ethernet, PCI or USB network interfaces as well as Utopia for connection to physical layer devices and other semiconductors and MII and serial interfaces for connection of next-generation home-area-networking semiconductors.

 PHY-Independent Products

   Our Hydrogen, Helium and Lithium ASSPs support physical layer devices from a broad range of vendors. While Hydrogen features a single embedded ARM RISC microprocessor, Helium and Lithium contain two

ARM RISC microprocessors to separate protocol and network processing. The following is a list of our PHY-independent ATOM family products:

                                                                               Introduction
 Product                      Interfaces               Target Applications         Date
 -------           -------------------------------- ------------------------   ------------
 Hydrogen......... PCI, Utopia 1 and ATM25 PHY      DSL internal and           August 1997
                                                    external modems and set-
                                                    top boxes

 Helium........... USB, Utopia 1/2, ADSL T1.432,    DSL external modems,       June 1999
                   HDLC and 10BaseT Ethernet        gateways, routers,
                                                    DSLAMs and DLC line
                                                    cards

 Lithium.......... PCI, Utopia 1/2 and ADSL T1.432  DSL internal and           October 1999
                                                    external modems,
                                                    gateways and set-top
                                                    boxes

 PHY-Integrated Products

   We have also developed a new generation of ATOM products which combine ADSL
PHY layer processing along with the layer 2 and 3 functionality of Helium and Lithium into a single highly integrated device. The first PHY-integrated products we have developed for this market are Beryllium and Boron. Each of these devices is offered with a separate analog front end semiconductor called
Neon.

                                                                               Introduction
 Product                      Interfaces               Target Applications         Date
 -------           -------------------------------- ------------------------   ------------
 Beryllium........ ADSL, V.90, PCI, USB and MII     ADSL/V.90 external         March 2000
                    interfaces (for 10/100 Ethernet bridges, routers and
                   and homephone-line networking)   gateways

 Boron............ ADSL, V.90, PCI and USB          ADSL/V.90 internal and     March 2000
                   interfaces                       external
                                                    modems


   Beryllium and Boron take the communications processing capabilities of Helium and Lithium and add an on-chip ADSL transceiver or PHY eliminating a large and expensive component from ADSL equipment. Representing the industry's first "ADSL home router on a chip," Beryllium can lower equipment costs by a substantial amount. Using our patented technology, Beryllium has also delivered superior performance at longer distances from the central office versus the current generation of ADSL routers in performance tests that we have undertaken. The Boron chip was designed around the same flexible and integrated architecture as Beryllium, shares the same long loop performance capabilities, but is targeted specifically at single-PC ADSL modems and achieves an even lower cost point.

   Beryllium provides a highly integrated solution for ADSL bridges and routers, with the ability to provide local area interfaces such as 10/100 Ethernet, HomePNA (using home telephone wiring for the home network), home powerline and home wireless. It is also well suited for voice IADs. Boron provides a highly integrated solution for both USB and PCI ADSL modems. By utilizing the Beryllium and Boron solutions teamed with the Neon analog front end chip and a separate V.90 analog front end, equipment manufacturers will be able to offer products that are functional with either dial-up 56KBS V.90 or ADSL networks. Because of their dual V.90 and ADSL character, Beryllium and Boron will allow the consumer to buy an "ADSL-ready" solution and subsequently upgrade from V.90 to ADSL network access without any changes to their equipment once ADSL services are available from the consumer's service provider.

 Chipset Products

   We have developed a chipset product, Azurite, targeted at the voice-over-DSL, or VoDSL, IAD equipment market. IADs are customer-premises equipment that enable multiple lines of voice to be delivered over a single copper pair simultaneous with the support of broadband data over DSL on the same copper pair. VoDSL services can be used by business and consumers. We believe that Azurite represents the most complete solution for IAD manufacturers. Azurite consists of one of our communications processors, either Helium or Beryllium, a Magnesium DSP, and our networking and voice software. It includes the ability to interoperate with popular central-office voice-control protocols, such as those implemented by our technology partners CopperCom and Jetstream, and provides seamless integration between the DSL data and voice subsystems. Azurite is supported by hardware reference design kits that provide a complete VoDSL IAD solution. We currently expect to begin shipments of Azurite with our Helium processors in the second quarter of fiscal year 2001.

 Other Semiconductor Products

   We have also developed a voice-processing product, Magnesium, that consists of a Texas Instrument's C54-compatible DSP, manufactured for us by TI, bundled with our vCore voice processing software and sold under our brand. We believe that Magnesium, including vCore, brings the advantages of our integrated software on silicon approach to the voice processing market, by providing a rich set of algorithm implementations and by providing a flexible software environment in which customers can quickly select and combine the voice processing algorithms of their choice. Voice processing applications include speaker-phones, next-generation GSM equipment, and broadband local-loop voice equipment. We currently expect to begin shipments of Magnesium in July 2000 as an integral part of the Azurite chipset solutions.

   We currently also offer the Proton family of application specific integrated circuits, or ASICs. We first introduced the Proton ASICs in 1995. They are used in various combinations to enable different applications including switching fabrics for small to mid-sized DSLAMs. Proton products enabled customers to quickly develop their products prior to the establishment of widely accepted broadband access standards. While we are still realizing revenue from our Proton family of products, we have integrated the functionality of the Proton family of products into our new, more advanced ASSPs and thus expect the Proton family to constitute a declining percentage of our revenues in the future.

 Semiconductor Products Under Development

   We are developing new PHY-independent and PHY-inclusive semiconductors with higher feature content such as voice, video and security capabilities and higher performance levels to meet the ever increasing demands of broadband equipment manufacturers. On June 5, 2000 we introduced our Azurite chipset, which enables the design of DSL IADs that provide combined voice and data services for the high-volume residential and small to mid-size office markets. The Azurite family of voice and data IAD chipsets is a combination of our Helium or Beryllium semiconductors and software with voice algorithms and voice control systems recently acquired from D2 Technologies. We currently expect to be shipping these products for customers to use in development efforts in the second quarter of fiscal 2001.

 Software Products

   Our extensive suite of software is key to providing flexible, off-the-shelf communications processing solutions. Multiple software modules deliver management and support for functions at the link, protocol and physical layers. These modules either operate on top of ATMOS, our operating system kernel, which is optimized for communications applications that run on ARM RISC microprocessors. The software provides our customers a ready-to-deploy menu of over 50 modules to meet their specific product requirements. Together, these modules complete a customized, sophisticated system which supports multiple functions including quality of service, system management, bridging, tunneling, address translation, signaling and routing. The addition of the communications algorithms for the ITU ADSL and V.90 standards complements the layer 2 and 3 code for our PHY-integrated solutions. We also offer customers a full set of software development tools including compilers, linkers and other special-purpose tools.

   The recent acquisitions of D2 Technologies and Inverness Systems substantially broaden and deepen the range of software capabilities we are able to offer our customers as well as provide new points of contact with many of the world's leading telecommunications equipment manufacturers. D2 Technologies' software assets in the voice over IP arena include voice coders; advanced telephony functions including PBX functionality, speaker phone, voice conferencing and echo cancellation. Inverness Systems' complementary capabilities include Frame Relay; advanced routing including: ATM, AAL-2, SSCS and Open Shortest Path First, or OSPF; BGP4; and Multi-Protocol Label Switching, or MPLS.

Design and Support Services

   We offer a number of design and support services which we believe add substantial value to our product offerings. Our key services are detailed below:

 Reference Design Services

   Our Customer Services and Solutions group specializes in speeding customers' time to market by developing reference designs featuring board-level DSL hardware and integrated software products. Examples include modem solutions featuring ADSL PHYs supplied by ST Microelectronics or Analog Devices. We recently introduced an SDSL router design kit which teams our Helium processor with a SDSL PHY marketed by Conexant.

 Technical Support Services

   Once customers have purchased a license for our software, they desire to quickly and efficiently commence product development. We assist our customers by providing comprehensive training in the use of our semiconductors and software development systems. Our Technical Advice Center delivers technical assistance to customers and manages our extranet site, which is accessible to all of our customers, through which we deliver new software and documentation and take action on bug reports. Our technical consultants, field application engineers (FAEs) and, as appropriate, development engineers assist our customers throughout the product development cycle, and may include formal and informal design reviews.

 Evaluation Systems

   We help our customers accelerate their product development programs by designing a board-level evaluation system for each ATOM product. Typically, each time a new ATOM ASSP is introduced, an evaluation system featuring the new product is made available to our customers simultaneously with the first release to customers of the new semiconductor. This approach provides an effective way for our customers to evaluate the new semiconductor and its software while enabling designers to add their own functionality.

Technology

   A key element of our success is our technology expertise which spans physical layer, protocol layer, voice processing and systems-level knowledge. Our semiconductor and software architectures are designed to enable the rapid, flexible development of new products to meet the evolving feature, performance and standards compliance demands of the broadband access market. A single-chip, multi-processor architecture was chosen as the most flexible and cost-efficient approach to the complex challenge of satisfying the requirements of:

  . layer 2 and 3 processing for broad application across the different DSL technologies when used in conjunction with physical layer transceivers from third party vendors;

  . integration of layer 2 and 3 processing with DSL processing on a single communications processor;

  . processing support for an evolving range of services and applications such as high speed Internet access, corporate routing, voice services, security and encryption for Virtual Private Networks, or VPNs, and video distribution; and

  . broad application of our solutions whether used in modems close-coupled to PCs, Internet appliances, remote gateways and routers, DSLAMs or DLCs.

   We believe the core of our technology expertise is delivered to our customers through our ASSP architecture, software architecture, communications algorithms, digital signal processing, ATM, Frame and Internet protocol processing voice algorithms and systems-level expertise.

 ASSP Architecture

   Our current ASSP architecture is specifically designed to meet the performance and feature demands for broadband access equipment. This architecture provides the flexibility for application in a wide range of customer premises equipment without the need for additional processing support. For example, when used inside or close coupled to a PC, our ASSPs and software place minimal demands on the host PC processor freeing it to focus on its own operating system and application software support. We believe this approach results in improved user satisfaction through enhanced PC reliability and better performance, and minimized support costs for PC suppliers and service providers.

   The architecture is based on a dual bus structure. One bus connects the embedded ARM RISC processors used for protocol processing, network processing and other control functions with a wide range of physical interfaces. These physical interfaces support connection of our communications processors to other semiconductors and memory systems as well as to external devices such as PCs and Ethernet hubs. The second bus supports DSPs and other specialized processors required for on-chip ADSL or V.90 PHY-layer processing, voice or video processing. Both buses access common resources such as an SDRAM controller, an interprocessor gateway, processor registers and debugging facilities.

   This architecture makes it possible for us to quickly develop new ASSPs to meet evolving standards and the application demands of the market.

 Software Architecture

   By simultaneously developing the software and semiconductor architectures, we have achieved tight software/semiconductor integration. This results in better system performance, smaller chip size, fewer lines of code and lower memory requirements than is possible through the complex alternative of assembling, integrating and testing functionally equivalent software elements from multiple off-the-shelf sources. Our software architecture partitions the processing requirements into time critical and non-time critical tasks. All time critical code is optimized to run on the network processor ensuring the high performance required for low latency and control of external interfaces. A compact real-time operating system kernel, either ATMOS or VxWorks controls processing on the protocol processor.

   The modular construction of the software architecture makes it easier to add further functionality. This facilitates rapid development and release of new software features.

 Communications Algorithms and Digital Signal Processing

   Communications algorithms are the processes and techniques used to transform a digital data stream into a specially conditioned signal suitable for transmission across copper telephone wires. We have extensive experience developing software code for the analog modem market and have leveraged that expertise to develop the solutions required for the ITU ADSL standards. PHY layer code is executed in our Beryllium and Boron communications processors using a compact, low power DSP supported by fixed function hardware blocks.

 Voice Algorithms and Digital Signal Processing

   Advanced telephony and voice solutions also require DSP algorithms which we access through our recent acquisition of D2 Technologies. Algorithms include basic encoding such as G.711 and G.726; advanced encoding such as G.728 and G.729; echo cancellation including single and multi reflector G.168; fax relay; and voicemail capability. The G.xxx algorithm implementations are based on ITU standards, and achieve an industry leading level of algorithmic performance measured in DSP millions-of-instructions-per-second, or MIPS, for a given number of voice channels, saving customers money by enabling them to use less powerful DSPs than they would otherwise have to for their applications. Voice algorithms typically run on a DSP external to our communications processor. Our communications processors include interfaces that allow them to easily connect to popular voice DSPs including the C54xx series from Texas Instruments.

 ATM, Frame and Internet Protocol Processing

   The ATM processing software manages, channels, buffers and shapes ATM cells and utilizes the custom hardware filters in the semiconductors to achieve the optimum trade-off between software flexibility and hardware performance. To support transmission of frame encapsulated data, our software supplies drivers for Ethernet and HDLC as well as a variety of methods for encapsulating frames over ATM. The software management capabilities for layer 3 processing include TCP/IP, IP routing, network address translation, IP configuration and tunneling. The acquisition of Inverness Systems broadens and deepens our existing software through the addition of Frame Relay, advanced IP routing and MPLS capabilities.

 Systems-Level Expertise

   We have accumulated experience designing systems-level products that meet the technical challenges of the local loop environment and of interoperability with products from other suppliers. This know-how is embedded in our products. Our customers additionally benefit from this experience during their product architecture and design milestone reviews.

Acquisition of Excess Bandwidth Corporation

   On June 20, 2000, we entered into an Agreement and Plan of Merger with Excess Bandwidth. We believe the acquisition will provide us with symmetric DSL PHY capabilities targeted at the markets for both business premises and central office equipment. Excess Bandwidth develops advanced algorithms for high-bandwidth communications applications and implements those algorithms as communications processors. Excess Bandwidth is presently testing its first two integrated circuit designs and has not yet shipped product to customers. It has three patent applications pending in the United States. Excess Bandwidth has 50 employees including 40 physical layer and analog designers and was founded in 1998 by Dr. Debajyoti Pal and Stanford Professor Thomas Kailath. Excess Bandwidth leases approximately 27,000 square feet of office and laboratory space in Cupertino, California under two leases that expire in 2001 and 2007.

   The merger agreement sets forth the terms and conditions of the merger of a wholly owned subsidiary of ours with and into Excess Bandwidth. Upon consummation of the proposed acquisition, Excess Bandwidth will become a wholly owned subsidiary of ours. Under the terms of the merger agreement, we expect to issue 4,052,252 shares of our common stock in exchange for all of the issued and outstanding capital stock of Excess Bandwidth. In addition, employee options and warrants to purchase shares of Excess Bandwidth's capital stock and other stock-based compensation will be exchanged for options to purchase an estimated 404,027 shares of our common stock and 1,846,038 shares of our common stock subject to certain repurchase rights by us. Ten percent of the shares of our common stock to be issued pursuant to the acquisition will be placed in an escrow. Consummation of the acquisition is subject to a number of customary conditions, including the approval of the acquisition by the shareholders of Excess Bandwidth, compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of all applicable waiting periods. Affiliates of Excess Bandwidth holding more than 50% of Excess Bandwidth's common stock and preferred stock have agreed to vote in favor of the acquisition. The acquisition is expected to close in the third quarter of calendar 2000, will be accounted for as a purchase and will result in a charge related to the write-off of in-process research and development. We cannot assure you that the acquisition will close when anticipated or at all.

   Our common stock will be issued to the shareholders of Excess Bandwidth pursuant to a permit from the California Department of Corporation after a fairness hearing and, as a consequence, may be resold by them without registration under the Securities Act. The holders of Excess Bandwidth common and preferred stock have agreed to restrict their sales of our common stock during the first year after the closing of the acquisition. Holders of Excess Bandwidth preferred stock, who will receive an aggregate of 2,773,250 shares of our common stock, may sell 15% of their Virata common stock each quarter beginning 90 days after the completion of the offering of common stock hereunder. Holders of Excess Bandwidth common stock, who will receive an aggregate of 3,125,040 shares of our common stock, may sell 15% of their Virata common stock beginning 90 days after completion of this offering and may sell their remaining shares one year after the closing date of the acquisition.

Customers

   We sell our products to established telecommunications equipment vendors, modem manufacturers and broadband access equipment companies, including more than 80 customers who have licensed our software as of June 9, 2000. Several of our largest customers by revenue include (in alphabetical order): Adaptive Broadband, Allied Data, Arescom, Com21, Coppercom, Diamond Multimedia, Ericsson, Netopia, Orckit Communications, Westell Technologies, Xavi Technologies, and Zhone.

   Our customers have developed or are developing 132 equipment designs based on our semiconductors and software as of June 9, 2000. Of these 132 designs, more than 40 are currently shipping as of June 9, 2000.

   Our ASICs and ASSPs are employed by our customers in the following representative product types:

  . DSL modems which are installed inside PCs;

  . DSL modems which are connected to a PC via a USB or Ethernet link;

  . DSL gateways and routers;

  . DSLAMs and DLCs; and

  . cable modem head-ends.

   We depend on a relatively small number of customers for a large percentage of our revenues. For the fiscal year ended April 2, 2000, Orckit Communications and Westell Technologies accounted for 23.1% and 15.1%, respectively, of our total revenues. We do not have purchase orders with any of our customers that obligate them to continue to purchase our products and these customers could cease purchasing our products at any time.

Sales and Marketing

   Our sales and marketing strategy is to license our software and secure design wins with industry leaders in emerging high growth segments of the broadband access equipment market. We typically license our software to a customer at the time we achieve an initial design win. Following training, the customer then designs products incorporating our communications processors, which they purchase separately from us. As a result, prior to completing the license agreement, our FAEs and development engineers often act as consultants to customers to assist them with their architectural decisions. We generally employ a direct sales model to build a close relationship with customers both prior to and following the execution of a license. In Korea, we work with representative firms.

   Our sales team consists of qualified engineers who are located in California, Massachusetts, North Carolina, the United Kingdom, Israel, Taiwan, Hong Kong and Japan providing coverage of the United States, Europe and Asia. The sales team is supported by FAEs and development engineers that work directly with customers on their new product developments.

   We manage a number of marketing programs designed to communicate our capabilities and benefits to broadband access equipment manufacturers. Our Internet site is an important marketing tool where a wide range of information is available including product information, white papers, application notes, press releases, contributed articles and presentations. In addition we participate in industry trade shows, technical conferences and technology seminars, conduct press tours and publish technical articles in industry journals.

Research and Development

   As of June 9, 2000, we had 138 engineers based in California, England, North Carolina, Israel and Massachusetts. Of these engineers, 57 have advanced degrees, including 12 with Ph.D.s. Several individuals were early developers in analog modem software, voice algorithms, IP telephony and ATM technologies.

   Since mid-1998, we have invested a significant portion of our research and development expenditures in the development of Beryllium and Boron and associated software to address the ADSL market. Consistent with our strategy to enhance our capabilities by pursuing selective acquisitions, we recently acquired D2 Technologies and Inverness Systems, each of which creates new market opportunities for us. We believe that we must continue to innovate, extend the range and enhance our products and services to maintain our leadership position. We cannot be sure that our research and development efforts will result in the introduction of a new product or product enhancements or that any new product will achieve market acceptance. We will invest further to expand our research and development staff and capabilities. Our research and development expenditures were $4.0 million and $8.3 million in the fiscal years ended March 31, 1998, 1999 and $12.3 million, excluding the National Insurance Contribution on options accrual of $2.0 million, in the fiscal year ended April 2, 2000, respectively. See "Management's Discussion and Analysis of Results of Operations and Financial Condition".

Manufacturing

   We outsource the wafer manufacturing, assembly and testing of all our semiconductors. This fabless semiconductor model allows us to focus our resources on the design, development and marketing of our products. Our Proton semiconductors and Hydrogen and Helium communications processors have all been sourced from suppliers that deliver fully assembled and tested products. For our most recent semiconductor product introductions, which include the Lithium, Beryllium and Boron communications processors, we separately outsource the wafer fabrication, assembly and test functions from different contractors. This improves manufacturing efficiency and lowers overall product costs. The Hydrogen, Helium and Lithium ATOM products incorporate embedded ARM RISC microprocessors and are supplied by companies that have an ARM license. In June 1999, we entered into a per semiconductor design license agreement with ARM which allows us to select foundry suppliers that best meet our quality, delivery and cost objectives. Among other provisions, our ARM license requires ARM to indemnify us, up to a specified dollar amount, in the event of third party claims of intellectual property infringement. Our Beryllium and Boron communications processors are supplied by UMC under the provisions of this license. We have expanded our operations team so that we are able to assume more of the manufacturing and quality control responsibilities as well as develop and maintain contractor relationships with multiple suppliers.

   Our inventory storage and warehousing function is contracted to a global freight forwarding service provider to fulfill our worldwide customer demand. We have also initiated drop shipments from several of our third party manufacturing locations, to enable more timely product delivery to our rapidly-expanding worldwide customer base. Our ordering systems are undergoing continual business-process-level improvements, resulting in shortened order commit lead times and product sourcing cycle times. We have experienced significant improvements in lead times, to both our customers and from our vendors due to our improved communication delivery systems.

   We only employ standard processes at high-quality, high-volume manufacturers. We have undergone rigorous third party quality and reliability evaluations of our products, which resulted in the successful certification of our semiconductors for high-volume, commodity-type applications. We rely on third party suppliers including semiconductor foundries for substantially all of our semiconductor requirements and have taken action to ensure we can obtain products within the time frames and in the volumes required by us at an affordable cost. We have a guaranteed capacity and pricing commitment from UMC which covers all Virata-required wafers through calendar 2001. We have also received capacity allowances from LSI Logic to secure the supply of Helium integrated circuits. Third party foundries supplying the Proton products, however, are not obligated to supply products to us for any specific period, in any specific quantity or at any specific price. Virata has several long-term relationships with these foundries, and on some occasions we have experienced delays and may in the future experience delays in receiving semiconductors from these foundries. Any problems associated with the delivery, quality or cost of the assembly and testing of our products could impact our business, financial condition and results of operations.

Competition

   The communications semiconductor market is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. Major competitive factors in the market we address include technical innovation, product features and performance, level of integration, reliability, price, total system cost, time-to-market, customer support and reputation. We believe that while, today, no other single company offers a competing integrated solution, there is competition with respect to individual elements of our solution. We also believe that competition may increase substantially as the introduction of new technologies and potential regulatory changes create new opportunities for established and emerging companies.

   We face competition from semiconductor device suppliers, software development companies and vertically integrated telecommunications equipment vendors. We believe our principal competitors for each of our products include:

  . Proton, our family of ASICs: devices from Motorola, PMC-Sierra and Transwitch;

  . Hydrogen, Helium and Lithium, our PHY-independent ASSPs: devices from
    Intel through their pending acquisition of BASIS Communications and Motorola;

  . Beryllium and Boron, our PHY-integrated, ADSL/V.90 products: devices from Alcatel Microelectronics, Analog Devices, Centillium Communications, Conexant Systems, GlobeSpan, Lucent Technologies and Texas Instruments; and

  . Software: operating systems and software stacks from Wind River Systems and its recently acquired subsidiary, Integrated Systems; and networking and protocol layer software from Netplane Systems, Inc., Microsoft and Trillium; and voice software from Broadcom through their 1999 acquisition of Hothaus and Texas Instruments through their 1999 acquisition of Telogy.

   In addition, there have been a number of announcements by other semiconductor companies that they intend to enter the market segments adjacent to or addressed by our products.

   Many of the companies that compete, or may compete against us in the future, have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and/or marketing resources. As a result, they may be able to respond more quickly to changing customer circumstances or to devote greater resources to the development, promotion and sale of their products than we can. We cannot be sure that our current or future competitors will not develop and introduce new products that will be priced lower, provide superior performance or achieve greater market acceptance than our products. Furthermore, current or potential competitors have established, or may establish, cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new alliances among our competitors will emerge and rapidly acquire market share, which would harm our business.

   In addition, many of our customers and potential customers have substantial technological capabilities and financial resources. Some customers have already developed, or in the future may develop, technologies that will compete directly with our products and services. Because these companies do not purchase all of their semiconductors from suppliers such as us, if they displace our customers in the equipment market, our customers would no longer need our products, and our business, financial condition and results of operations would be seriously harmed.

   Given the highly competitive environment in which we operate, we cannot be sure that any current competitive advantages enjoyed by our products will be sufficient to establish or sustain our position in the market. Any increase in price from our suppliers or other competition could result in erosion of our market share and could harm our business, financial condition and results of operations. We cannot be sure that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

Intellectual Property

   We rely primarily on a combination of patents, copyrights, trademarks, trade secret laws, contractual provisions, licenses and maskwork protection to protect our intellectual property. We also enter into confidentiality agreements with our employees, consultants and customers and seek to control access to, and distribution of, our other proprietary information. However, these measures afford only limited protection. There is no guarantee that such safeguards will protect our intellectual property and other valuable competitive information.

   Our success depends significantly upon our ability to protect our intellectual property. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. Our competitors may also independently develop similar technologies. In addition, in the past, competitors have recruited our employees who have had access to our proprietary technologies, processes and operations. Our competitors' recruiting efforts, which we expect will continue, expose us to the risk that such employees will misappropriate our intellectual property. Furthermore, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. Many U.S. companies have encountered substantial infringement problems in such countries, some of which are countries in which we have sold and continue to sell products. There is a risk that our means of protecting our proprietary rights may not be adequate. Our failure to adequately protect our proprietary rights may seriously harm our business.

   As of June 9, 2000, we have been granted or acquired three patents in the United States and three in the United Kingdom. In addition, we received notice of allowance for four additional patents in the United States. Our patents have expiration dates ranging from 2016 to 2017. In addition, we have sixteen patent applications pending in the United Kingdom and fifteen pending in the United States. We also have counterpart patent applications pending in various countries other than the United Kingdom and the United States. These patents may never be issued. Even if these patents are issued, taken together with our existing patents, they may not provide sufficiently broad protection to protect our proprietary rights, or they may prove to be unenforceable. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect our trade secrets and know-how.

   From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. We cannot be sure that any necessary licenses will be available or will be available on reasonable terms.

   We have registered the trademarks "Virata," "ATMOS" and "ATOM." The Virata Logo, "ISOS," "Proton," "Hydrogen," "Helium," "Lithium," "Beryllium," "Boron," "Neon," "Azurite," and "Magnesium" are also our trademarks.

Legal Proceedings

   We are not currently a party to any material legal proceedings, nor to our knowledge, is any such proceeding threatened.

Employees

   As of June 9, 2000, we had 248 full-time employees in our worldwide operations. Of that total, 138 were primarily engaged in engineering, 56 were engaged in sales and marketing and the remainder were engaged in operational, financial and administrative functions.

   None of our employees are covered by, nor are we a party to, any collective bargaining agreement. We believe our employee relations are good.

Facilities

   Our headquarters are located in Santa Clara, California, where we lease approximately 13,000 square feet of office space under a lease that expires in September 2001. Additionally, we lease the following space for our other facilities:

  . approximately 16,600 square feet of office and laboratory space in Cambridge, England, under three leases that expire in 2003, 2004 and 2005;

  . approximately 13,200 square feet of office space in Raleigh, North
    Carolina, under a lease that expires in September 2003;

  . approximately 15,000 square feet of office and laboratory space in Santa
    Barbara, California under leases that expire in January 2002 and April
    2002;

  . approximately 2,100 square feet of office and laboratory space in Kfar
    Saba, Israel under a lease that expires in December, 2001;

  . approximately 2,800 square feet of office space in Marlborough, Massachusetts under a lease that expires in August 2004; and

  . approximately 1,950 square feet of office space in Taipei, Taiwan under a lease that expires in August 2001.

   We may need to expand our office space within the next 12 months.

                                   MANAGEMENT

Directors and Executive Officers

   Our directors and executive officers as of June 9, 2000 are as follows:

 Name                               Age                Position
 ----                               ---                --------
 Charles Cotton...................  53  Chief Executive Officer and Director
 Michael Gulett...................  47  President, Chief Operating Officer
 Andrew Vought....................  45  Senior Vice President, Finance, Chief
                                        Financial Officer and Secretary
 Martin Jackson...................  40  Chief Technology Officer and Director
 Thomas Cooper....................  51  Senior Vice President, Corporate
                                        Development
 Duncan Greatwood.................  32  Vice President, Marketing
 Daniel Karr......................  40  Vice President, Sales
 Dr. Hermann Hauser...............  51  Chairman of the Board
 Marco De Benedetti...............  37  Director
 Gary Bloom.......................  39  Director
 Bandel Carano....................  38  Director
 Professor Andrew Hopper..........  47  Director
 Peter Morris.....................  44  Director
 Patrick Sayer....................  42  Director
 Giuseppe Zocco...................  34  Director

   Charles Cotton has been our Chief Executive Officer and a member of our board of directors since September 1997. Mr. Cotton joined us in January 1995, first as a consultant, and then in August 1995 as our General Manager, Europe, and was subsequently promoted to Chief Operating Officer in July 1996. From January 1991 to December 1995, Mr. Cotton was an independent consultant. In 1990, he served as Chief Executive Officer of Shandwick Europe, a public relations consulting firm. From 1988 to 1989, Mr. Cotton served as President of Thermal Scientific and as a Director of its parent company, Thermal Scientific plc. From 1983 to 1986, he served in a variety of international marketing and operations functions for Sinclair Research. Mr. Cotton holds an honors degree in Physics from Oxford University.

   Michael Gulett joined us in November 1998 as Chief Operating Officer and was promoted to President and Chief Operating Officer in June 1999. Prior to joining us, Mr. Gulett was President and Chief Executive Officer at Paradigm Technology, a developer of fast, static memory solutions, in Milpitas, California, from February 1993 to June 1998. Mr. Gulett has also held management positions at VLSI Technology, California Devices, Intel Corporation and NCR. Mr. Gulett holds a B.S.E.E. from the University of Dayton.

   Andrew Vought joined us in May 1996 as Chief Financial Officer and Secretary and was named Senior Vice President of Finance in September 1997. From January 1995 to May 1996, Mr. Vought founded and served as a General Partner of Cheyenne Capital Corporation, a private venture capital firm. From May 1990 to July 1994, Mr. Vought served as Chief Financial Officer of Micro Power Systems, an analog semiconductor company. Mr. Vought has also held senior finance and manufacturing management positions with Diasonics and the European semiconductor operations of Texas Instruments. Mr. Vought serves on the board of directors of SCM Microsystems Inc. a supplier of digital access control and connectivity solutions. Mr. Vought holds a M.B.A. from the Harvard Business School and a B.S. in Finance and a B.A. in Environmental Studies from the University of Pennsylvania.

   Martin Jackson is our Chief Technology Officer and has directed new product development since joining us in April 1994. Prior to joining us, Mr. Jackson was a co-founder and Vice President of Technology of EO--formerly Active Book Company. Mr. Jackson also co-founded Tadpole Technology, a developer of high performance computer boards. Mr. Jackson is acknowledged as a leader in the application of asynchronous transfer mode technology for provisioning broadband in the local loop and serves on the board of directors of the DSL Forum. Mr. Jackson holds an M.A. in Electrical Sciences from the University of Cambridge.

   Thomas Cooper is our Senior Vice President, Corporate Development and has been employed by us in various capacities since December 1994. Prior to joining us, Mr. Cooper served as Vice President of Distribution for Network Equipment Technologies Inc., an early entrant into in the asynchronous transfer mode market, from 1992 to December 1994. He holds a M.B.A. from the University of Toledo (Ohio) and a B.A. in English from Hamilton College.

   Duncan Greatwood became our Vice President, Marketing, and previously served as our Vice President, European Sales since joining us in November 1997. Prior to joining us, Mr. Greatwood held a variety of management positions in the software engineering and marketing functions of Madge Networks, a network equipment company, from 1989 to November 1997. At Madge Networks, Mr. Greatwood was responsible for activities in the areas of voice-over-IP (Internet Protocol) and multiservice networking. Mr. Greatwood holds a degree in Mathematics from Oxford University and an M.B.A. from London Business School.

   Daniel Karr became our Vice President, Worldwide Sales in August 1999. Prior to joining us, Mr. Karr was Vice President of Worldwide Sales at S3, a supplier of multimedia hardware and software for the PC market, from April 1996 to August 1999. From January 1988 to April 1996, Mr. Karr held various positions at Cirrus Logic, a manufacturer of integrated circuits, where his last position was Sales Director. Mr. Karr earned a B.A. in Physics and Mathematics from Linfield College.

   Dr. Hermann Hauser is one of our co-founders and has served as our Chairman since March 1993. Dr. Hauser's principal occupation is Director of Amadeus Capital Partners Ltd., a venture capital fund management company a position he has held since December 1997. Dr. Hauser has also co-founded more than 20 other high technology companies, including Acorn Computer Group plc, EO Ltd., Harlequin, IXI Ltd., Vocalis, Electronic Share Information, Advanced Displays Limited and SynGenix. Dr. Hauser holds a Ph.D. in Physics from Cambridge University.

   Marco De Benedetti has served as a member of our board of directors since July 1994. Mr. De Benedetti has been the Chairman and Managing Director of Telecom Italia Mobile S.p.A., Europe's largest cellular phone operator since July 1999. Prior to joining Telecom Italia Mobile, Mr. De Benedetti was chairman of Infostrada S.p.A., a company controlled by Olivetti operating as an alternative fixed line carrier in Italy from 1990 to July 1999. Prior to joining Olivetti in 1990, Mr. De Benedetti worked for the investment bank Wasserstein, Perella & Co. in mergers and acquisitions from 1987 to 1989. Mr. De Benedetti holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.S. in Economics and History from Wesleyan University.

   Gary Bloom has served as a member of our board of directors since February 1999. Mr. Bloom is Executive Vice President of Oracle Corporation and has been employed by Oracle since September 1986. Mr. Bloom received a B.S. in Computer Science from California Polytechnic State University at San Luis Obispo.

   Bandel Carano has served as a member of our board of directors since May 1995. Mr. Carano is a General Partner of Oak Investment Partners in Palo Alto, California, a private venture capital firm, which he joined in 1985. Mr. Carano currently serves as a member of the Investment Advisory Board of the Stanford University Engineering Venture Fund. Mr. Carano also serves as a member of the board of Advanced Radio Telecom Corp., Metaware Communications Corp, Wireless Facilities Inc. and several private companies. Mr. Carano holds both a M.S. and a B.S. in Electrical Engineering from Stanford University.

   Professor Andrew Hopper is one of our co-founders and has served as a member of our board of directors since March 1993. Since November 1997, Professor Hopper has been the Professor of Communications Engineering within the Department of Engineering at Cambridge University and prior to that he was a Reader. Since 1986, Professor Hopper has also been the Managing Director of the Olivetti Research Laboratory, now AT&T Laboratories-Cambridge. Professor Hopper is considered one of the early developers of asynchronous transfer mode technology and has over 20 years experience in networking, computer systems and multimedia. Professor Hopper is also involved with the commercialization of technology with a number of Cambridge-area firms. Professor Hopper is a Fellow of the Royal Academy of Engineering and holds a Ph.D. from Cambridge University.

   Peter T. Morris has served as a member of our board of directors since May 1995. Mr. Morris is a General Partner of New Enterprise Associates, a private venture capital firm, in Menlo Park, California, where he has been employed since 1992. Mr. Morris specializes in information technologies, with a focus on communications and the Internet. His current board memberships include Gadzoox Networks Inc., Packeteer Inc. and several private companies. Before joining New Enterprise Associates, Mr. Morris served in various capacities with Telebit Corporation from 1987 to 1991. Prior to that he was with Montgomery Securities, an investment bank, from 1985 to 1987, and Bain & Company, a management consultancy, from 1980 to 1982. Mr. Morris holds an M.B.A. and a B.S. in Electrical Engineering from Stanford University.

   Patrick Sayer has served as a member of our board of directors since June 1998. Mr. Sayer is a General Partner of Lazard Freres et Cie, a French investment bank, where he oversees the technology, telecommunications and media sectors. Mr. Sayer has worked within the Lazard Freres Group throughout his career with assignment in its international advisory group, the corporate finance department and the mergers and acquisitions department. In addition, Mr. Sayer is a director of Financiere et Industrielle Gaz et Eaux, two French publicly traded holding companies ultimately controlled by the Lazard Freres Group. Mr. Sayer is a graduate of Ecole Polytechnique and Ecole des Mines de Paris.

   Giuseppe Zocco has served as a member of our board of directors since June 1998. Mr. Zocco is a General Partner of Index Ventures, a private venture capital firm based in Geneva, Switzerland, which he joined in 1996. Prior to joining Index Ventures, Mr. Zocco was a management consultant with McKinsey & Company from 1988 to 1996, working in several of its European offices and its EuroCenter, a special consulting unit focused on Pan-European clients. Mr. Zocco holds a M.B.A. from Stanford Business School, a B.A. in Finance from Bocconi University in Milan, and an I.E.P. from the London Business School. He is a director of Belle Systems A/S and Evolve Software, Inc.

Board Committees

   Our board of directors currently consists of ten directors and has an executive committee, compensation committee, audit committee and director compensation committee.

   Executive Committee. The executive committee of our board of directors consists of Messrs. Hauser, Carano, Cotton and Morris. The executive committee is authorized to act with respect to all matters arising before the board, except where prohibited by Delaware law.

   Compensation Committee. The compensation committee reviews, approves and/or makes recommendations to the board regarding all forms of compensation provided to our executive officers, including stock compensation and loans. In addition, the compensation committee reviews, approves and/or makes recommendations on stock compensation arrangements for all of our other employees. As part of the foregoing, the compensation committee administers our stock incentive and other employee benefit plans. The members of the compensation committee are Messrs. Hauser, Carano and Zocco.

   Audit Committee. The audit committee monitors our corporate financial reporting and the internal and external audits, including our internal audit and control functions, the results and scope of the annual audit and other services provided by our independent auditors and our compliance with legal matters that have a significant impact on our financial reports. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee has the responsibility to consider and recommend the appointment of, and to review fee arrangements with, our independent auditors. The members of the audit committee are Messrs. Morris, Sayer and Zocco. On April 25, 2000 our board adopted an audit committee charter that meets the requirements of the Securities and Exchange Commission and The Nasdaq Stock Market.

   Director Compensation Committee. The director compensation committee reviews and make recommendations to the board regarding all forms of compensation provided to our non-employee directors. As part of the foregoing, the director compensation committee administers our 1999 Non-Employee Director Compensation Plan. The members of the director compensation committee are Messrs. Cotton and Jackson.

Director Compensation

   Directors who are our full-time employees receive no additional compensation for serving on our board of directors or its committees; however, each director will be reimbursed for his or her out-of-pocket expenses in attending board meetings. Directors who are not our employees or employees of our affiliates will receive compensation in the form of stock options for serving on our board of directors. See "--Non-Employee Director Compensation Plan." No additional compensation is paid with respect to service on or attending meetings of either the compensation or the audit committees. See "Certain Transactions" for a description of transactions involving directors or their affiliates and us, if any.

Non-Employee Director Compensation Plan

   We have a 1999 Non-Employee Director Compensation Plan. The purposes of the plan is to enable us to attract, retain and motivate our non-employee directors and the members of our technology advisory board, which will advise the company on technology matters, by providing for or increasing the proprietary interests of such non-employee directors in our stock. The non-employee compensation plan provides for automatic grants of stock options to purchase shares of our common to eligible non-employee directors, made up of an initial grant of an option to purchase 80,000 shares that vests over four years upon election to the board of directors and then successive 20,000 share grants which will vest over one year. In addition, members of our technology advisory board may be granted options to purchase shares of our common stock in an amount to be determined at the discretion of the director compensation committee, subject to board approval. The maximum number of shares of our common stock that may be issued under the non-employee director compensation plan is 2,000,000 shares, subject to adjustment in the event of recapitalizations or changes in our common stock. All option grants will have a per share exercise price equal to the fair market value of a share of our common stock on the date of grant of the option.

   The stock options under the non-employee director compensation plan will be effected by way of individual option agreements with each recipient. An option may be exercised in whole or in part from time to time and lapses on the tenth anniversary from the date of its grant. In the event of a change in control of the company, all unvested options then outstanding shall immediately become vested. All options are non-transferable, but form part of the option holder's estate in the event of death. In the event an option holder ceases to be eligible to participate in the non-employee director compensation plan, all unvested options shall immediately terminate. Such option holder will then have a period of 12 months in which to exercise the vested portion of the option, subject to a shorter or longer period in certain circumstances. Upon the expiration of the exercise period, any options that remain unexercised will lapse.

   The non-employee director compensation plan is administered by our director compensation committee. The director compensation committee may amend or terminate the non-employee director compensation plan at any time and in any matter, subject to the rights of recipients of awards under the plan and required board or stockholder approvals. Unless terminated earlier by the director compensation committee or the board of directors, the plan will terminate in November 2009 or upon a change of control of the company.

   As of June 9, 2000 there were options outstanding to purchase 640,000 shares of our common stock issued to our non-employee directors. No options have been issued to members of out technology advisory board to date. The outstanding options are exercisable at a price per share of $7.00. On April 13, 2000, we filed a registration statement on form S-8 with respect to the shares or our common stock issuable under the 1999 non-employee director compensation plan. As a result, shares of common stock issued under such plan after the date the registration statement was filed will be freely tradable, except for shares held by our affiliates.

Compensation Committee Interlocks and Insider Participation

   Our compensation committee was established in November 1999. Prior to that date, all compensation decisions were made by our full board of directors, including the determination of the compensation of all executive officers, including Mr. Cotton in his capacity of Chief Executive Officer. We are not aware of any interlocking relationship existing between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor are we aware of any such interlocking relationship existing in the past.

Executive Compensation

   The following table sets forth the approximate cash compensation (including cash bonuses) paid or awarded by us for the fiscal year ended April 2, 2000 to our Chief Executive Officer and the other four most highly compensated executive officers who were serving as executive officers as of April 2, 2000 (the "Named Executive Officers").

                           Summary Compensation Table

                                 Annual Compensation     Long-Term Compensation
                               ------------------------ ------------------------
                                                        Securities
                               Fiscal                   Underlying   All Other
 Name and Principal Position    Year  Salary    Bonus    Options   Compensation
 ---------------------------   ------ -------- -------- ---------- -------------
Charles Cotton................  2000  $247,967 $107,497  277,014      $11,431(1)
 Chief Executive Officer and
  Director                      1999   224,940   60,000  216,416       24,000

Michael Gulett(2).............  2000   234,900   86,458  217,014        2,000(3)
 President and Chief Operating
  Officer                       1999    82,372   54,167  477,610        1,827

Andrew Vought.................  2000   192,415   92,500  199,400        2,000(4)
 Senior Vice President,
  Finance,                      1999   184,875   40,000  111,938        1,230
 Chief Financial Officer and
  Secretary

Thomas Cooper.................  2000   169,776   38,125   79,700        2,000(5)
 Senior Vice President
  Corporate Development         1999   153,606   30,250  164,176        1,273

Duncan Greatwood..............  2000   139,800   11,475  112,088        6,689(6)
 Vice President, Marketing      1999   123,971   21,675   13,432        5,087

--------
(1) Represents an accrued pension contribution paid by us for the benefit of Mr. Cotton under our pension arrangement.

(2) Mr. Gulett was hired in November 1998 and, therefore, the amounts for fiscal year 1999 are for less than a full year.

(3) Represents a matching contribution paid by us for the benefit of Mr. Gulett under our 401(k) plan.

(4) Represents a matching contribution paid by us for the benefit of Mr. Vought under our 401(k) plan.

(5) Represents a matching contribution paid by us for the benefit of Mr. Cooper under our 401(k) plan.

(6) Represents an accrued pension contribution paid by us for the benefit of Mr. Greatwood under our pension arrangement.

                Option Grants in Fiscal Year Ended April 2, 2000

                                                                                Potential
                                         Individual Grants                     Realizable
                         -------------------------------------------------  Value at Assumed
                                     Percent of                              Annual Rates of
                         Number of  Total Options                              Stock Price
                           Shares    Granted to                             Appreciation For
                         Underlying   Employees    Exercise or               Option Term (3)
                          Options     in Fiscal    Base Price   Expiration -------------------
Name                      Granted     Year (1)    Per Share (2)    Date       5%        10%
----                     ---------- ------------- ------------- ---------- -------- ----------
Charles Cotton..........  197,014        4.2%        $ 4.36     6/15/2006  $349,291 $  813,995
                           80,000        1.7%        $18.00     12/7/2006  $586,225 $1,366,153
Michael Gulett..........  197,014        4.2%        $ 4.36     6/15/2006  $349,291 $  813,995
                           20,000        0.4%        $18.00     12/7/2006  $146,556 $  341,538
Andrew Vought...........  119,400        2.5%        $ 4.36     6/15/2006  $211,687 $  493,321
                           80,000        1.7%        $18.00     12/7/2006  $586,225 $1,366,153
Thomas Cooper...........   59,700        1.3%        $ 4.36     6/15/2006  $105,843 $  246,660
                           20,000        0.4%        $18.00     12/7/2006  $146,556 $  341,538
Duncan Greatwood........    7,462        0.2%        $ 2.35     4/20/2006  $  7,124 $   16,601
                           74,626        1.6%        $ 4.36     6/15/2006  $132,306 $  308,329
                           30,000        0.6%        $14.47     12/7/2006  $176,710 $  411,810

--------
(1) Based on options to purchase a total of 4,701,738 shares of our common stock granted during the fiscal year ended April 2, 2000.

(2) The exercise price was equal to the fair market value of our common stock on the date of grant, as determined by our board of directors through November 16, 1999, or as reported on the Nasdaq Stock Market after November 16, 1999.

(3) The potential realizable value is calculated based on the seven year term of the options at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to the rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable value at 5% and 10% appreciation is calculated by assuming that the exercise price in the date of grant appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

 Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option
                                     Values

   The table below sets forth information with respect to the ownership and value of options held by the Named Executive Officers identified in the summary compensation table as of April 2, 2000. We have no outstanding stock appreciation rights.

                                                    Number of Securities
                                                   Underlying Unexercised     Value of Unexercised
                                                   Options at Fiscal Year     In-the-Money Options
                           Shares                            End             at Fiscal Year End (2)
                         Acquired on    Value     ------------------------- -------------------------
Name                      Exercise   Realized (1) Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- ------------ ----------- ------------- ----------- -------------
Charles Cotton..........    20,000    $1,558,190    361,371      492,651    $17,619,309  $21,957,647
Michael Gulett..........    40,000     3,000,000    119,205      535,419      5,673,216   24,772,878
Andrew Vought...........   227,594       533,885     31,637      313,293      1,538,151   13,504,706
Thomas Cooper...........    10,000       641,763     79,612      188,588      8,728,779    8,578,306
Duncan Greatwood........     6,000       458,175     13,373      130,027        647,095    5,691,504

--------
(1) The "value realized" upon the exercise of stock options was determined by the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2) Based on a fair market value of our common stock as of April 2, 2000 equal to $49.94 per share, less the exercise price payable for such shares.

Employment Agreements

   Charles Cotton. Under the terms of his employment agreement dated September 17, 1997, as amended on May 1, 1999, Mr. Cotton receives an annual base salary of (Pounds)155,875, with an additional bonus of $120,000 upon successful achievement of specific objectives. Mr. Cotton is entitled to participate in our stock incentive plans. As of April 2, 2000, Mr. Cotton had received options to purchase an aggregate of 874,022 shares of our common stock at a weighted average exercise price of $3.54 per share. In general, these options vest equally over four years. Mr. Cotton is also entitled to a bonus of up to $500,000 in the event we are sold during the term of his employment. We may terminate Mr. Cotton's employment for cause at any time, or without cause upon 18 months written notice from the termination date. Mr. Cotton may voluntarily resign upon six months written notice of his intention to leave. In the event that Mr. Cotton is terminated without cause or following a change in our control, Mr. Cotton will be entitled to salary continuation and vesting of his share options for the 18 month period following termination.

   Michael Gulett. Under the terms of his employment agreement dated October 14, 1998, Mr. Gulett receives an annual base salary of $233,281, with an additional bonus of $100,000 upon successful achievement of specific objectives. Mr. Gulett is entitled to participate in our stock incentive plans. As of April 2, 2000, Mr. Gulett had received options to purchase an aggregate of 694,624 shares of our common stock at a weighted average exercise price of $3.37 per share. These options vest equally over four years. The employment agreement may be terminated by Mr. Gulett or us at any time, with or without cause. In the event that Mr. Gulett is terminated without cause or following a change in our control, Mr. Gulett will be entitled to salary continuation and vesting of his share options for the 12 month period following termination.

   Andrew Vought. Under the terms of his employment agreement dated May 10, 1996, as amended May 1, 1999, Mr. Vought receives an annual base salary of $191,888 with an additional bonus of $75,000 upon successful achievement of specific objectives. Mr. Vought is entitled to participate in our stock incentive plans. As of April 2, 2000, Mr. Vought had received options to purchase an aggregate of 572,524 shares of our common stock at a weighted average exercise price of $4.20 per share. In general, these options vest equally over four years. Mr. Vought is also entitled to a bonus of up to $500,000 in the event we are sold during the term of his employment. We may terminate Mr. Vought's employment for cause at any time, or without cause upon 18 months written notice from the termination date. Mr. Vought may voluntarily resign upon six months written notice of his intention to leave. In the event that Mr. Vought is terminated without cause or following a change in our control, Mr. Vought will be entitled to salary continuation and vesting of his share options for the 18 month period following termination.

   Duncan Greatwood. Under the terms of his employment agreement dated December 10, 1998, Mr. Greatwood receives an annual base salary of (Pounds)90,100. Mr. Greatwood is entitled to participate in our stock incentive plans. As of April 2, 2000, Mr. Greatwood had received options to purchase an aggregate of 149,400 shares of our common stock at a weighted average exercise price of $5.54 per share. In general, these options vest equally over four years. We may terminate Mr. Greatwood's employment for cause at any time, or without cause upon one month written notice from the termination date. Mr. Greatwood may voluntarily resign upon one month written notice of his intention to leave.

   Thomas Cooper. Under the terms of his employment agreement dated December 16, 1994, Mr. Cooper receives an annual base salary of $169,310, with an additional bonus of $30,000 upon successful achievement of specific objectives. Mr. Cooper is entitled to participate in our stock incentive plans. As of April 2, 2000, Mr. Cooper had received options to purchase an aggregate of 378,200 shares of our common stock at a weighted average exercise price of $2.86 per share. These options vest equally over four years. The employment agreement may be terminated by Mr. Cooper or us at any time, with or without cause. In the event that Mr. Cooper is terminated without cause or following a change in our control, Mr. Cooper will be entitled to salary continuation and vesting of his share options for the 12 month period following termination.

Employee Stock Option Plans

 Virata Corporation 1999 Stock Incentive Plan

   We have a 1999 Stock Incentive Plan. The purposes of the stock incentive plan are to enable us to attract, retain and motivate our employees, non-employee directors, independent contractors and consultants by providing for or increasing the proprietary interests of such employees, non-employee directors, independent contractors or consultants in our stock. The stock incentive plan does not limit any award to any specified form or structure and will be administered by the compensation committee of the board of directors. The types and amount of awards will be determined at the discretion of the compensation committee. The maximum number of shares of our common stock that may be issued under the stock incentive plan is 9,600,000 shares, subject to an automatic annual increase on the first day of each of our fiscal year beginning in 2001 equal to the lesser of (i) 2,000,000 shares, (ii) 5% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year or (iii) an amount unanimously determined by the board of directors. If incentive stock options are issued, these options must comply with Section 422 of the Internal Revenue Code.

   Our board of directors may amend or terminate the stock incentive plan at any time and in any matter, subject to the rights of recipients of awards under the plan, and required stockholder approvals and the requirements of Sections 422 and 162(m) of the Internal Revenue Code. To the extent applicable under UK law, the approval of the holders a majority of the our securities may be required for the exercise of any option granted under the stock incentive plan which may be deemed a "repurchase" under UK law. We will issue stock options to eligible recipients under the stock incentive plan by way of individual option agreements with each recipient. Unless terminated earlier by the board of directors, the stock incentive plan will terminate in November 2019.

   As of June 9, 2000 there were options outstanding to purchase 7,473,396 shares of our common stock under the 1999 Stock Incentive Plan. The outstanding options are exercisable at a weighted-average price per share of approximately $13.51 and generally vest over a four-year period from the date of grant. All options are non-transferable, but form part of the option holder's estate in the event of death. An option may be exercised in whole or in part, but not more that three times in the period commencing on the first anniversary of the date of grant of the option and ending on the seventh anniversary of the date of its grant. An option lapses on the seventh anniversary from the date of its grant. In the event that a general offer is made to the holders of our common stock to acquire all of the outstanding shares of our common stock, we are required to use our best efforts to ensure that the offer is extended to the option holders. If an option holder ceases to be our employee for any reason, any options unexercised on such date and in respect of which a right of exercise has accrued must be exercised within 90 days of such date. Upon the expiration of this 90 day period, any options that remain unexercised will lapse. Prior to the consummation of this offering these options will become convertible or exercisable into shares of our common stock.

   On April 13, 2000, we filed a registration statement on form S-8 with respect to the shares of our common stock issuable under the 1999 Stock Incentive Plan. As a result, shares of common stock issued under such plan after the date the registration statement was filed will be freely tradable, except for shares held by our affiliates.

 D2 Technologies, Inc. Tandem Stock Option Plan

   In connection with our acquisition of D2 Technologies, Inc., we assumed the D2 Technologies, Inc. Tandem Stock Option Plan. The purpose of this plan is to reward employees, consultants and independent contractors of D2 Technologies for their contributions to D2 Technologies' growth and profits. The compensation committee of our board of directors administers this plan. The maximum number of shares of our common stock that could be issued under this plan is 932,330.

   Options granted under the plan are either options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or options not intended to so qualify, or nonqualified stock options. The exercise price of nonqualified options cannot be lower than 85% of the fair market value of the common stock on the grant date The exercise price of incentive stock options cannot be lower than 100% of the fair market value of the common stock on the grant date, and in the case of incentive or nonqualified stock options granted to holders of more than 10% of our voting power, not less than 110% of the fair market value. The aggregate fair market value of the shares of common stock for which one or more options granted to any employee may for the first time become exercisable as incentive options during any one calendar year cannot exceed $100,000. The term of an incentive stock option cannot exceed ten years, and the term of an incentive or nonqualified stock option granted to a holder of more than 10% of our voting power cannot exceed five years.

   Options generally vest over four years with the first 25% vesting at the end of the first year and one-thirty-sixth each month thereafter, but may not vest at a rate less than 20% per year over a five year period. An option may be exercised only once during any calendar quarter and not more than twice in any calendar year. We have first refusal rights with respect to any proposed disposition by option holders except in specified circumstances. Options granted under this plan must be exercised within six months of the option holder's death or disability, or thirty days after termination of employment from us for any other reason, but in no event no later than the expiration of the option's term. We have the right to repurchase any shares upon an option holder's termination from us or an option holder's death.

   As of June 9, 2000, 745,112 shares of common stock were reserved for issuance under this plan, all of which were subject to outstanding options at a weighted average price of $7.93 per share, and 187,218 shares of our common stock had been issued upon the exercise of options granted under the plan. No shares were available for future grants. All options are non-transferable and non-assignable, except to the extent permitted by Section 424 of the Internal Revenue Code.

   Our board of directors may amend, suspend or terminate this plan at any time, subject to the rights of recipients of awards under the plan, and required stockholder approvals. Unless terminated sooner, this plan will terminate automatically in 2006.

   On May 23, 2000, we filed a registration statement on form S-8 with respect to the shares of our common stock issuable under the D2 Technologies, Inc. Tandem Stock Option Plan. As a result, shares of common stock issued under such plan after the date the registration statement was filed will be freely tradable, except for shares held by our affiliates.

 Inverness Systems Ltd. Share Option Plan (1997)

   In connection with our acquisition of Inverness Systems Ltd., we assumed the Inverness Systems Ltd. Employee Share Option Plan (1997). The purpose of this plan is to provide incentives to the employees of Inverness. The share option committee of the board of directors administers this plan. The maximum number of shares of our common stock that may be issued under this plan is 517,896. The plan is governed by the laws of the State of Israel.

   The officers and employees of Inverness are eligible to participate in this plan, except for employee directors serving on the share option committee at the time of the grant. Options granted under this plan are intended to qualify under Section 102 of the Israel Income Tax Ordinance, New Version. Unless the board of directors determines otherwise, options will vest over three years at a rate of 33% per year. The exercised options may be held in trust by a trustee specified in the plan. Unless otherwise determined by the share option committee, the exercise price per share is the par value of the ordinary shares. The term of a stock option cannot exceed ten years from the grant date.

   Options granted under this plan must be exercised within three months of the grantee's death, total disability or termination of employment from us without cause. If the grantee is terminated for cause, all options granted to such grantee will ipso facto expire and terminate. Options granted under this plan are not transferable by the grantee other than by will or by the laws or descent and distribution.

   As of June 9, 2000, 517,896 shares of common stock were reserved for issuance under this plan. Of these shares, 406,256 shares were subject to outstanding options at a weighted average price of $0.034 per share and none were available for future grants.

   Our board of directors may amend, suspend or terminate this plan at any time, subject to the rights of grantees of awards under the plan, and required stockholder approvals. This plan will remain effective until terminated by the board of directors.

   On May 23, 2000, we filed a registration statement on form S-8 with respect to the shares of our common stock issuable under the Inverness Systems Ltd. Employee Share Option Plan (1997). As a result, shares of common stock issued under such plan after the date the registration statement was filed will be freely tradable, except for shares held by our affiliates.

 Excess Bandwidth Corporation

   Upon completion of our anticipated acquisition of Excess Bandwidth Corporation, we expect to assume Excess Bandwidth's existing 1998 Equity Incentive Plan and the outstanding awards granted thereunder.

Employee Stock Purchase Plan

   We have a 1999 Employee Stock Purchase Plan. The employee stock purchase plan is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code and will be administered by the compensation committee of the board of directors. A total of 2,200,000 shares of common stock have been reserved under the employee stock purchase plan, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2002, 2003, 2004 and 2005 equal to the lesser of
(i) 1,000,000 shares, (ii) 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year and (iii) and amount unanimously determined by the board of directors. Unless terminated earlier by the board of directors, the employee stock purchase plan will terminate in October 2009.

   The employee stock purchase plan is implemented by a series of overlapping offering periods with a duration of not more than 24 months and provides a means by which employees may purchase our common stock through payroll deductions. The first offering period began on November 17, 1999 and will terminate on the last business day in October 2001. Future offering periods will be determined by the compensation committee. Each offering period generally consists of four consecutive purchase periods of six months' duration, at the end of which an automatic purchase will be made for participants. The initial purchase period began on November 17, 1999 and ended on April 30, 2000, with subsequent purchase periods ending on October 31, 2000, April 30, 2001 and October 31, 2001.

   Our employees, or those of any subsidiary, are eligible to participate in the employee stock purchase plan if they are employed by us or a subsidiary of ours for at least 20 hours per week and more than five months per year. The employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions, which in any event may not exceed 15% of an employee's base salary. The purchase price is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period. If the fair market value of the common stock on a purchase date is less that the fair market value at the beginning of the offering period, each participant in that offering period shall automatically be withdrawn from the offering period as of the end of the purchase date and re-enrolled in the new twenty-four month offering period beginning on the first business day following the purchase date. Employees may end their participation in the employee stock purchase plan at any time during an offering period, and participation ends automatically on termination of employment. An employee cannot be granted an option under the employee stock purchase plan if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or stock of our subsidiaries, or if the option would permit an employee to purchase stock under the employee stock purchase plan at a rate that exceeds $25,000 of fair market value of stock for each calendar year in which the option is outstanding. In addition, no employee may purchase more than 4,000 shares of common stock under the employee stock purchase plan in any one purchase period.

   The compensation committee has the power to amend or terminate the employee stock purchase plan and to change or terminate offering periods as long as this action does not adversely affect any outstanding rights to purchase stock thereunder. However, the compensation committee may amend or terminate the employee stock purchase plan or an offering period even if it would adversely affect outstanding options in order to avoid our incurring adverse accounting charges.

   On April 13, 2000, we filed a registration statement on form S-8 with respect to the shares or our common stock issuable under the 1999 Employee Stock Purchase Plan. As a result, shares of common stock issued under such plan after the date the registration statement was filed will be freely tradable, except for shares held by our affiliates.

Employee Benefit Plans

   We have five benefit plans, one in the United Kingdom, one in Israel, and three plans in the United States. The United Kingdom plan includes private health care, permanent health insurance, death in service coverage and a pension arrangement. In addition, under the United Kingdom plan, we match pension contributions of up to 5% of an employee's salary. Contributions for the years ended April 2, 2000, March 31, 1999 and 1998 were $141,800, $112,600, and $109,400, respectively.

   The United States plan includes a medical plan, life insurance, accidental death and dismemberment insurance, long-term disability, IRC Section 125 premium payment plan, COBRA and a 401(k) retirement plan. We provide a 50% matching contribution to the retirement plan of up to $2,000 per calendar year per employee. Contributions for the year ended April 2, 2000 and March 31, 1999 were $178,500 and $58,000, respectively.

   The D2 Technologies plan includes a medical plan, long-term disability, IRC
Section 125 premium payment plan, and COBRA.

   The Inverness Systems plan in the United States includes a medical plan, dental plan, 401(k) plan, IRS Section 125 premium payment plan and COBRA.

Limitation of Liability and Indemnification Matters

   Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was one of our directors or officers or serving as director or officer of another corporation, partnership, joint venture, trust, or other enterprise at our request. We have also entered into agreements to indemnify directors and certain executive officers.

                              CERTAIN TRANSACTIONS

   The following is a description of transactions during our last three fiscal years to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements that are otherwise required to be described under "Management."

   During the past three fiscal years ended April 2, 2000, we have issued shares of our stock as follows (the following information gives effect to the reorganization in November 1999 and the two-for-one stock split of our common stock in May 2000):

  . in December 1997 and January 1998, we issued bridge notes in the aggregate amount of $2,642,980 in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., Professor Hopper and Elserino Piol that were subsequently converted into 1,128,032 shares of our common stock in June 1998;

  . in March 1998, we issued a bridge note in the amount of $700,000 in a private placement to The Index Special Situations Fund Ltd that were subsequently converted into 298,510 shares of our common stock in June 1998;

  . in June 1998, we sold 11,634,240 shares of our common stock in a private placement at a purchase price of $2.34 per share and aggregate proceeds of $27,259,027 to Oak Investment Partners VI, Financiere et Industrielle Gaz et Eaux, New Enterprise Associates, Oracle Corporation, 3i Group plc, Olivetti Telemedia Investments B.V. and various other investors, in which Index Securities S.A. acted as placement agent and received a fee of 7% of the aggregate proceeds and warrants;

  . in June 1998, in connection with conversion of company securities with an aggregate value of $16,635,368, we issued 3,550,014 shares of our common stock in a private placement to 3i Group plc, 4C Ventures LP, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund and Oracle Corporation;

  . in June 1998, we issued a warrant to various employees or principals of Index Securities S.A. to purchase, 748,212 shares of our common stock in a private placement at an exercise price of $2.35 in connection with Index Securities S.A. acting as placement agent in our June 1998 private placement financing that was subsequently exercised in February 2000;

  . in June 1998, we issued a 10,242 shares of our common stock in a private placement to Professor Hopper for aggregate consideration of $24,000, representing the amount of the fee Professor Hopper would have received for serving on our technology advisory board;

  . in October 1999, we issued 1,836,966 shares of our common stock in a private placement at a purchase price of $4.36 per share and aggregate proceeds of $8,000,000 to Olivetti Telemedia Investments B.V. and two other investors.

  . in February 2000, we issued 4,396,826 shares of our common stock to David
    Wong and the other former shareholders of D2 Technologies in connection with our acquisition of D2 Technologies.

   Our current executive officers, directors and 5% stockholders participated in the foregoing transactions as follows (the following information gives effect to the reorganization in November 1999 and the two-for-one stock split of our common stock in May 2000):

                                                                     Number of
                                                                     Shares of
Name of Purchaser                                                   Common Stock
-----------------                                                   ------------
Financiere et Industrielle Gaz et Eaux.............................   3,449,816
David Wong.........................................................   3,098,824
Olivetti International S.A. .......................................   1,097,424
Charles Cotton.....................................................         --
Michael Gulett.....................................................         --
Andrew Vought......................................................         --
Martin Jackson.....................................................         --
Thomas Cooper......................................................         --
Duncan Greatwood...................................................         --
Daniel Karr........................................................         --
Dr. Hermann Hauser(1)..............................................      35,302
Marco De Benedetti(2)..............................................   1,097,424
Gary Bloom(3)......................................................   3,642,208
Bandel Carano(4)...................................................   3,730,202
Professor Andrew Hopper(5).........................................      18,778
Peter Morris(6)....................................................   2,621,116
Patrick Sayer(7)...................................................   3,449,816
Giuseppe Zocco(8)..................................................   1,046,722
Directors and executive officers as a group (15 persons)...........  15,641,568

--------
(1) Represents shares of our common stock issued upon conversion of bridge notes in June 1998 held by Providence Investment Company Ltd, a Company wholly owned by Providence Trust, of which Mr. Hauser may be a beneficiary.

(2) Represents shares of our common stock issued to Olivetti Telemedia Investments B.V., an affiliate of Olivetti International S.A., of which Mr. De Benedetti is a director. Mr. De Benedetti disclaims all beneficial ownership of these shares.

(3) Represents shares of our common stock issued to Oracle Corporation, of which Mr. Bloom is an Executive Vice President. Mr. Bloom disclaims all beneficial ownership of these shares.

(4) Represents shares of our common stock issued to Oak Investment Partners and Oak VI Affiliates Fund, L.P., of which Mr. Carano is the General Partner. Mr. Carano disclaims all beneficial ownership of these shares.

(5) Includes 8,536 shares of our common stock issued upon conversion of bridge notes in June 1998.

(6) Represents shares of our common stock issued to New Enterprise Associates, of which Mr. Morris is the General Partner. Mr. Morris disclaims all beneficial ownership of these shares.

(7) Represents shares of our common stock issued to Financiere et Industrielle Gaz et Eaux, of which Mr. Sayer is a director. Mr. Sayer disclaims all beneficial ownership of these shares.

(8) Represents shares of our common stock issued to Index Securities S.A. and its affiliates of which Mr. Zocco is an affiliate. Mr. Zocco disclaims all beneficial ownership to all but 175,486 of these shares.

Acorn Computer

   We entered into a technology license, manufacturing license and supply agreement with Acorn Computer Group plc, or Acorn, in October 1998, pursuant to which Acorn is able to manufacture certain ATM hardware with binary software and software designs employing integrated circuits purchased from us. Acorn subsequently transferred the license to Pace Micro Technology. For the three-year period ended April 2, 2000, we had aggregate sales to Acorn of approximately $128,000. Dr. Hauser, Professor Hopper and Mr. De Benedetti were directors of Acorn and have no affiliation with Pace Micro Technology.

Adaptive Broadband Limited

   We entered into a technology license, manufacturing license and supply agreement in March 1998, as amended in May 1999, with Adaptive Broadband Limited, or ABL, a wholly owned subsidiary of Adaptive Broadband Corporation, formerly California Microwave. Under the agreement, ABL has licensed our software and is able to design, manufacture and sell products incorporating integrated circuits purchased from us. Professor Hopper is a director of ABL. As of April 2, 2000, we have received approximately $1.6 million in license fees and product purchases from ABL and there was an outstanding balance owed to us of $17,600.

Advanced RISC Machines

   We entered into a consulting arrangement in November 1997 with Advanced RISC Machines Ltd., or ARM, a United Kingdom corporation. Under the agreement Advanced RISC Machines provided us with services relating to the development of the Lithium integrated circuit. We entered into a per semiconductor design license agreement in June 1999, under which we are able to design, have manufactured and sell integrated circuits incorporating the ARM RISC microprocessor core. Among other provisions, such license requires ARM to indemnify us, up to a specific dollar amount, in the event of intellectual property infringement claims by third parties. We also entered into a limited use software agreement in June 1999, which provides us with a six month evaluation license for certain software. Acorn Computer Group plc, of which Dr. Hauser, Professor Hopper and Mr. De Benedetti were directors, owned approximately 40% of Advanced RISC Machines Ltd. at the time the foregoing agreements were entered into. We have paid approximately $5.8 million in fees to ARM under these agreements as of April 2, 2000.

Olivetti International S.A. and its Affiliates

   We entered into a formation and license agreement in December 1993, as supplemented in April 1994 and September 1994, with Olivetti Telemedia and its parent, Ing. C. Olivetti & C. S.p.A. Pursuant to the license agreement, we were granted an exclusive, world-wide license to exploit certain technology, subject to certain conditions, and agreed to cooperate with respect to certain technological matters, in exchange for an option, which has been fully exercised. Additionally, we entered into an agreement with an affiliate of Olivetti Telemedia in July 1995, under which we sold systems products to Olivetti and its affiliates. For the three-year period ended April 2, 2000, we had aggregate sales to Olivetti and its affiliates of approximately $26,000 and purchases from Olivetti and its affiliates of approximately $650. Olivetti holds approximately 7.2% of our common stock.

Telemedia Systems Limited

   We occasionally buy products from and sell products to Telemedia Systems Limited, or Telemedia, a United Kingdom corporation, on terms similar to terms we negotiate with unaffiliated third parties. For the three year period ended April 2, 2000, we had aggregate sales to Telemedia of approximately $89,300 and purchases from Telemedia of approximately $34,000. Dr. Hauser, Professor Hopper and Mr. De Benedetti serve as directors of Telemedia.

                       PRINCIPAL AND SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of common stock as of June 9, 2000 held by:

  . each person or group known to us to be the beneficial owner of more than 5% of our outstanding common stock;

  . each of our Named Executive Officers;

  . each of our directors;

  . all of our directors and executive officers as a group; and

  . all other selling stockholders.

   Unless otherwise indicated, and subject to community property laws where applicable, to our knowledge each of the persons named in the table have sole voting and investment power with respect to all of the shares of common stock shown held by them.

   In calculating beneficial and percentage ownership, all shares of common stock that a named stockholder or specified group will have the right to acquire within 60 days of June 9, 2000 upon exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of common stock owned by any other stockholder. As of June 9, 2000, an aggregate of 49,198,772 shares of common stock were outstanding. The calculation of the number and percent of shares beneficially owned after this offering assumes that no shares are purchased in this offering by the persons or group listed below and no exercise by the underwriters of their over-allotment option. Unless otherwise indicated, the address for each person listed is: 2933 Bunker Hill Lane, Suite 201, Santa Clara, California 95054.

                                      Shares                       Shares
                                Beneficially Owned  Number   Beneficially Owned
Named Executive Officers,       Prior To Offering  of Shares After the Offering
Directors and greater than 5%   ------------------   Being   ------------------
Stockholders                      Number   Percent  Offered    Number   Percent
-----------------------------   ---------- ------- --------- ---------- -------
Financiere et Industrielle Gaz
 et Eaux
 3, Rue Jacques Bingen, 75017
 Paris, France................   3,130,188   6.36      --     3,130,188   6.00
David Wong....................   2,698,824   5.49             2,698,824   5.17
Olivetti International S.A.
 14, rue Aldringen
 L2951 Luxembourg ............   3,335,878   6.78      --     3,335,878   6.39
Charles Cotton(1).............     393,537      *      --       393,537      *
Michael Gulett(2).............     184,711      *      --       184,711      *
Andrew Vought(3)..............     286,622      *      --       286,622      *
Martin Jackson(4).............     131,932      *      --       131,932      *
Thomas Cooper(5)..............     189,732      *      --       189,732      *
Duncan Greatwood(6)...........      35,027      *      --        35,027      *
Dr. Hermann Hauser(7).........     500,523   1.02      --       500,523      *
Marco De Benedetti(8).........   3,349,211   6.81      --     3,349,211   6.42
Gary Bloom(9).................   1,088,587   2.21      --     1,088,587   2.09
Bandel Carano(10).............   1,867,651   3.80      --     1,867,651   3.58
Prof. Andrew Hopper(11).......     459,855      *      --       459,855      *
Peter Morris..................      46,878      *      --        46,878      *
Patrick Sayer(12).............   3,143,521   6.39      --     3,143,521   6.02
Giuseppe Zocco(13)............     182,319      *      --       182,319      *
Executive officers and
 directors as a group (15
 persons)(14).................  11,862,664  23.58      --    11,862,664  22.26
Other Selling Stockholders
--------------------------

--------
   * Less than 1% of the outstanding common stock.
 (1) Represents options to purchase 393,537 shares of common stock exercisable within 60 days of June 9, 2000.

 (2) Includes options to purchase 182,903 shares of common stock exercisable within 60 days of June 9, 2000.

 (3) Includes options to purchase 63,028 shares of common stock exercisable within 60 days of June 9, 2000.

 (4) Represents options to purchase 131,932 shares of common stock exercisable within 60 days of June 9, 2000.

 (5) Includes options to purchase 188,420 shares of common stock exercisable within 60 days of June 9, 2000.

 (6) Represents options to purchase 35,027 shares of common stock exercisable within 60 days of June 9, 2000.

 (7) Represents 487,190 shares of our common stock owned by Providence Investment Company Limited, which is wholly owned by the Providence Trust, of which Mr. Hauser may be a beneficiary, and options to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000.

 (8) Represents 3,335,878 shares held by Olivetti International S.A. and an option to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000. Mr. De Benedetti disclaims all beneficial ownership of the Olivetti shares.

 (9) Represents 1,075,254 shares held by Oracle Corporation, of which Mr. Bloom is an Executive Vice President, and an option to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000. Mr. Bloom disclaims all beneficial ownership of the Oracle shares.

(10) Represents 1,854,318 shares of our common stock beneficially owned by Oak Investment Partners and Oak VI Affiliates Fund. L.P., of which Mr. Carano is the General Partner, and an option to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000. Mr. Carano disclaims all beneficial ownership of the Oak Investment Partners and Oak VI Affiliates Fund shares.

(11) Includes options to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000.

(12) Represents 3,130,188 shares of our common stock beneficially owned by Financiere et Industrielle Gaz et Eaux, of which Mr. Sayer is the General Partner, and an option of purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000. Mr. Sayer disclaims all beneficial ownership of the Financiere et Industrielle Gaz et Eaux shares.

(13) Includes options to purchase 13,333 shares of common stock exercisable within 60 days of June 9, 2000.

(14) Includes options held by our executive officers and directors to purchase aggregate of 1,104,069 shares of our common stock exercisable within 60 days of June 9, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Our authorized capital stock consists of 450,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value. The description of our capital stock below and certain provisions of our charter documents is not complete and is qualified by our certificate of incorporation and bylaws, which are included as exhibits to the registration statement that this prospectus is a part of, and by applicable provisions of the Delaware General Corporate Law. See "Certain Provisions in our Certificate of Incorporation and Bylaws".

Common Stock

   As of June 9, 2000, there were 49,198,772 shares of common stock outstanding (which number excludes 9,289,730 shares of our common stock that may be issued upon the exercise of stock options and warrants outstanding as of June 9, 2000, 2,655,064 other shares of our common stock reserved for issuance under our stock plans and an aggregate of approximately 6.3 million shares of our common stock that will be issued and/or subject to outstanding options or repurchase rights upon the completion of our acquisition of Excess Bandwidth Corporation). Upon completion of this offering, there will be 52,198,722 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Holders of the common stock are entitled to one vote per share on each matter submitted to a vote of our stockholders. Beneficial owners of common stock are entitled to receive ratably those dividends declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all of our assets which are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding series of preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are, when issued and delivered, validly issued, fully-paid and non-assessable under the Delaware General Corporation Law.

Preferred Stock

   As of June 9, 2000, there are no shares of our preferred stock outstanding. However, our certificate of incorporation provides that our preferred stock be divisible into and issuable in one or more series. The rights and preferences of the different series may be established by our board of directors without further action by our stockholders. Our board of directors is authorized with respect to each series to fix and determine, among other things:

  . its dividend rate;

  . its liquidation preference;

  . whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  . whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

   We believe that our board of directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, our board of directors could issue all or part of the preferred stock with (among other things) substantial voting power or advantageous conversion rights. This stock could be issued to persons deemed by our board of directors likely to support our current management in a context for control of us, either as a precautionary measure or in response to a specific takeover threat. We have no current plans to issue preferred stock for any purpose.

Registration Rights

   As of June 9, 2000, approximately 14,877,052 shares of our common stock have registration rights pursuant to various agreement. The following description of our registration rights agreements below is not complete and is qualified by our registration rights agreements that are included as exhibits to the Registration Statement of which this prospectus is a part.

 Virata Corporation Registration Rights Agreement

   Approximately 9,395,638 shares of our common stock have rights under the Virata Corporation registration rights agreement. Any time after May 15, 2000 holders of at least 50% of the registrable securities under this agreement may request that we file a registration statement with respect to at least 30% of the registrable securities held by such holders, such securities having a minimum aggregate fair market value of at least $5.0 million. Upon such a request, we are required to use our reasonable efforts to cause such shares to be registered, subject to various limitations and conditions. The holders of registrable securities under this agreement are entitled to two such demand registrations. In the event we propose to register any of our common stock under the Securities Act, holders of registrable securities under this agreement also have the opportunity to include their registrable securities in such registration, subject to various limitations and conditions.

   In addition, if at any time we are entitled to file a registration statement on Form S-3, or any successor form, holders of at least 20% of the registrable securities under this agreement may request that we file a registration statement. Such request must be with respect to registrable securities having a minimum aggregate fair market value of $500,000. The holders of registrable securities are entitled to two such Form S-3 registrations in any twelve-month period.

   We will bear substantially all costs (other than underwriting discounts and selling commissions) incurred in connection with a registration required by the agreement, subject to various conditions and limitations. The registration rights terminate as to registrable securities on the earlier of (1) the date of the sale of such registrable securities pursuant to a registration statement or Rule 144 under the Securities Act (or any similar provision then in force); (2) the date such registrable securities become capable of being distributed pursuant to Rule 144(k); or (3) the date such registrable securities become distributable without being subject to Rule 144 or registration. Notwithstanding the above, the registration rights agreement will terminate in 2006.

 D2 Technologies Registration Rights Agreement

   In connection with our acquisition of D2 Technologies, Inc., we granted rights with respect to the registration of our common stock under the Securities Act to the former shareholders of D2 Technologies. Approximately 3,916,826 shares of our common stock are subject to this agreement. Holders of registrable securities under the D2 Technologies registration rights agreement were entitled to notice of and the inclusion of their registrable shares in this offering, subject to the underwriters' right to limit the number of shares included in the offering and other conditions. Approximately 659,524 shares of our common stock will be registered in this offering by stockholders exercising rights under this agreement. Following this offering, holders of rights under the agreement may be entitled to receive notice of and include their registrable shares in future registrations by us on Form S-1 or S-3, subject to various limitations and exceptions.

   In the event that this offering is not completed, holders of a majority of the registrable shares under the D2 Technologies registration rights agreement may require us to prepare and file a registration statement under the Securities Act registering all of such holders' registrable shares, subject to various conditions and limitations; however, we are not obligated to effect more than one such registration.

   We will bear substantially all costs (other than underwriting discounts and selling commissions) incurred in connection with, and are required to use our best efforts to effect, a registration required by the agreement, subject to various conditions and limitations. The registration rights under the D2 Technologies registration rights agreement terminate as to registrable securities upon (1) the sale of all registrable securities by the holders under the agreement, (2) any sale or transfer pursuant to a registration statement or Rule 144 , (3) the date upon which such registrable shares may be sold under Rule 144(k), and (4) the sale or transfer of such registrable shares to a person or entity to whom the registration rights are not transferable under the agreement.

 Inverness Systems Registration Rights Agreement

   In connection with our acquisition of Inverness Systems Ltd., we granted rights with respect to the registration of our common stock under the Securities Act to the former shareholders of Inverness Systems. Approximately 1,564,588 shares of our common stock are subject to this agreement. Holders of registrable securities under the Inverness Systems registration rights agreement were entitled to notice of and the inclusion of their registrable shares in this offering, subject to the underwriters' right to limit the number of shares included in the offering and other conditions. Approximately 340,476 shares of our common stock will be registered in this offering by stockholders exercising rights under the Inverness Systems registration rights agreement. Following this offering, holders of rights under the agreement may be entitled to receive notice of and include their registrable shares in future registrations by us on Form S-1 or S-3, subject to various limitations and exceptions.

   In the event that this offering is not completed and we do not undertake a subsequent offering by August 25, 2000, we will be required to prepare and file a registration statement under the Securities Act registering all of such holders' registrable shares, subject to various conditions and limitations; however, we are not obligated to effect more than one such registration. In addition, upon the release of shares from escrow created in connection with the acquisition, we will be required to file a registration statement on Form S-3 with respect to such shares, subject to various conditions and limitations.

   We will bear substantially all costs (other than underwriting discounts and selling commissions) incurred in connection with, and are required to use our best efforts to effect, a registration required by the agreement, subject to various conditions and limitations. The registration rights under the Inverness Systems registration rights agreement terminate as to registrable securities upon (1) the sale of all registrable securities by the holders under the agreement, (2) any sale or transfer pursuant to a registration statement or Rule 144 , (3) the date upon which such registrable shares may be sold under Rule 144(k), and (4) the sale or transfer of such registrable shares to a person or entity to whom the registration rights are not transferable under the agreement.

Certain Provisions in our Certificate of Incorporation and Bylaws

Stockholder Meetings

   Our bylaws provide that following this offering, any action required to be taken or that may be taken at any meeting of our stockholders may only be taken at a meeting of stockholders and may not be taken by the written consent of the stockholders. Special meetings of stockholders may only be called by our board of directors, the chairman of our board or the chief executive officer, and only such business brought forth by or at the direction of our board of directors or the stockholders may be conducted. If a stockholder wishes to propose an item for consideration at any meeting, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting, or such other date as is necessary to comply with applicable federal proxy solicitation rules and other regulations.

Board of Directors

   Our bylaws provide that the number of directors may not be less than three nor more than fourteen, until changed by an amendment duly adopted by our board of directors or stockholders. Our bylaws further provide that the exact number of directors shall be fixed from time to time, within such range, by our board of directors. Currently, the number of directors is fixed at ten. Our bylaws provide that our board of directors is divided into three classes of directors, which serve for staggered three-year terms. Our bylaws do not provide for cumulation of stockholder votes in the election of directors. According to our bylaws, each director may be removed only for cause and only by the affirmative vote of at least 80% of the total number of the then outstanding shares of capital stock entitled to vote generally in the election of directors. Our bylaws provide that nominations for election of directors may be made by our board of directors or any stockholder entitled to vote in the election of directors. If a stockholder wishes to nominate a director, the stockholder must give written notice to us not less than 90 days before the meeting or, if later, the tenth day following the date of the first public announcement of the meeting.

Amendment of Our Charter Documents

   Our certificate of incorporation may not be amended without the approval of the holders of a majority of our outstanding voting shares or the approval of at least a majority of our directors. Our bylaws contain provisions requiring the affirmative vote of at least 80% of the total number of the then outstanding shares of capital stock entitled to vote generally in the election of directors to amend, alter or repeal the provisions of our bylaws relating to the calling of special meetings of stockholders, advance notice of stockholder business or nominees, removal of directors, stockholder action without a meeting or amendments of our bylaws. These provisions of our charter documents may delay, defer or prevent a change in control without further action by our stockholders, may discourage bids for the common stock at a premium over the market price of the common stock and may adversely affect the market price of the common stock.

Effect of Delaware Anti-takeover Statute

   We are subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any "business combination" which includes a merger or sale of more than 10% of the corporation's assets, with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless:

  . before such date, our board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

  . on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

   In general, Section 203 defines an "interested stockholder" as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its phone number is (212) 936-5100.

Listing

   Our common stock is listed on the Nasdaq National Market under the symbol "VRTA."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering and based upon shares outstanding as of June 9, 2000, there will be approximately 52,198,722 shares of our common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, approximately 35,009,387 are freely tradable without restriction or further registration under the federal securities laws and approximately 10,786,119 may be publicly sold subject to certain restrictions or limitations, including Rule 144 and Rule 701. In addition, as of June 9, 2000 there were outstanding options and warrants to purchase approximately 9,269,764 shares of our common stock.

   On April 13, 2000, we filed a registration statement on Form S-8 with respect to an aggregate of 9,900,000 shares of our common stock issuable under our 1999 stock incentive plan, 1999 employee stock purchase plan and 1999 non-employee director compensation plan. As a result, shares of common stock issued under such plans after the date the registration statement was filed will be freely tradable without further registration, except for shares held by our affiliates. In connection with our acquisitions of D2 Technologies and Inverness Systems, we filed a registration statement on Form S-8 on May 23, 2000, with respect to an aggregate of 450,226 shares of our common stock issuable pursuant to our assumption of the D2 Technologies Tandem Stock Option Plan and the Inverness Systems Employee Share Option Plan (1997). As a result, shares of common stock issued under such plans after the date the registration statement was filed will be freely tradable without further registration, except for shares held by our affiliates.

   In connection with this offering, our executive officers, directors and various stockholders, including the selling stockholders, who will hold in the aggregate 16,164,419 shares of common stock after this offering, are anticipated to agree that they will not offer, sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, for a period beginning on the effective date of this offering and continuing for a period not to exceed 90 days thereafter, without the prior written consent of Credit Suisse First Boston Corporation. Taking into account the lock-up agreements, and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements prior to the expiration of the lock-up period, the following shares will be eligible for sale in the public market at the following times:

  . beginning 90 days following this offering, approximately 10,761,153 additional shares will be available for sale in the public market, some of which are securities held by our affiliates; and

  . the remaining 5,403,266 shares will be eligible for sale from time to time thereafter, subject in some cases to compliance with Rule 144.

   Shares held or purchased in this offering by one of our affiliates may not be sold in the public market without registration under the Securities Act or in compliance with an applicable exemption from registration as provided in Rule 144 under the Securities Act.

   In general, under Rule 144 as currently in effect, a person who is one of our affiliates is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the shares of our common stock then outstanding, equaling approximately 521,987 shares immediately after this offering, or the average weekly trading volume of our common stock in the public market during the four calendar weeks immediately before such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and availability of current public information concerning us. Under Rule 144(k), a person who has not been one of our "affiliates" at any time during the 90 days before a sale, and who has beneficially owned shares proposed to be sold for at least two years, is entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice requirements.

   Subject to certain limitations on the aggregate offering price of a transaction and various other conditions, Rule 701 under the Securities Act, as currently in effect, permits the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers in connection with a compensatory stock or option plan or written agreement, by persons who are not our "affiliates" subject only to the manner-of-sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its minimum holding period requirement.

   As of June 9, 2000, approximately 14,877,052 shares of our common stock had been granted various rights of registration under the federal securities laws. See "Description of Capital Stock--Registration Rights." Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of such registration. In the future, we may grant additional options or grant additional registration rights.

   In connection with our anticipated acquisition of Excess Bandwidth Corporation, the holders of Excess Bandwidth common and preferred stock have agreed to restrict their sales of our common stock during the first year after the closing of the acquisition. Holders of Excess Bandwidth preferred stock, who will receive an aggregate of 2,773,250 shares of our common stock, may sell 15% of their Virata common stock each quarter beginning 90 days after the completion of the offering of common stock hereunder. Holders of Excess Bandwidth common stock, who will receive an aggregate of 3,125,040 shares of our common stock, may sell 15% of their Virata common stock beginning 90 days after completion of this offering and may sell their remaining shares one year after the closing date of the acquisition.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated               , 2000, we and the selling stockholders have
agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, UBS Warburg LLC, FleetBoston Robertson Stephens Inc. and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of common stock:

                                                                       Number of
   Underwriters                                                         Shares
   ------------                                                        ---------
   Credit Suisse First Boston Corporation.............................
   UBS Warburg LLC....................................................
   FleetBoston Robertson Stephens Inc. ...............................
   Thomas Weisel Partners LLC.........................................
                                                                       ---------
     Total............................................................ 4,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

   We have granted the underwriters a 30-day option to purchase up to 600,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $       per share. The
underwriters and selling group members may allow a discount of $       per
share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting discounts
 and commissions paid
 by us..................       $              $              $              $
Expenses payable by us..       $              $              $              $
Underwriting discounts
 and commissions paid
 by the selling
 stockholders...........       $              $              $              $
Expenses payable by the
 selling stockholders...       $              $              $              $

   We estimate that our out of pocket expenses for this offering will be
approximately $      .

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period not to exceed 90 days after the date of this prospectus, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof, new grants of options in the ordinary course of business, issuances in connection with our anticipated acquisition of Excess Bandwidth Corporation, and issuances in connection with future acquisitions, if any.

   Our executive officers, directors and other stockholders holding an aggregate of 16,164,419 shares of our common stock are anticipated to agree that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock when any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation, for a period of 90 days after the date of this prospectus.

   We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   Our common stock is listed on The Nasdaq Stock Market's National Market under the symbol "VRTA."

   The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  . Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

  . In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

   Each underwriter has represented and agreed that:

  . it and each of its affiliates have not offered or sold, and will not offer or sell any common stock to persons in the United Kingdom, except to those persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  . it and each of its affiliates have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

  . it and each of its affiliates have only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the common stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

   From time to time, Credit Suisse First Boston Corporation has provided financial advisory services to us for customary fees and may provide such services to us in the future. In particular, Credit Suisse First Boston Corporation is acting as our financial advisor in connection with the acquisition of Excess Bandwidth Corporation and will be receiving customary fees for such services. In addition, Thomas Weisel Partners LLC, one of the representatives of the several underwriters, is acting as Excess Bandwidth Corporation's financial advisor and will receive customary fees for the services they render to Excess Bandwidth Corporation in connection with the acquisition.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has acted as a lead or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (1) the purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under the securities laws, (2) where required by law, that the purchaser is purchasing as principal and not as agent, and (3) the purchaser has reviewed the text above under "Resale Restrictions."

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U. S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser in this offering. This report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult with their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Certain legal matters with respect to the legality of the issuance of the shares of common stock offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP, San Francisco, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Wilson Sonsini Goodrich & Rosati, P.C., San Francisco, California.

                                    EXPERTS

   The consolidated financial statements of Virata Corporation as of March 31, 1999 and April 2, 2000 and for each of the three years in the period ended April 2, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The financial statements of D2 Technologies, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The financial statements of Inverness Systems, Ltd. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999 included in this prospectus have been audited by Ernst & Young LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

   The financial statements of Excess Bandwidth Corporation as of March 31, 2000 and 1999, for the year ended March 31, 2000, and for the periods from April 23, 1998 (date of inception) to March 31, 1999 and 2000, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                      WHERE TO FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered in this offering. This prospectus does not contain all of the information contained in the registration statement and the exhibits and schedule filed with the registration statement. For further information with respect to Virata and the common stock offered in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete. We refer you to the copy of such contract or document filed as an exhibit to the registration statement.

   Our registration statement, including exhibits and schedules attached thereto, may be inspected without charge at the Securities and Exchange Commission's public reference facilities in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may also obtain copies of all or any part of our registration statement from such offices after payment of fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a worldwide website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at http://www.sec.gov.

   We are subject to the information and periodic requirements of the Securities Exchange Act and, accordingly, file periodic reports, proxy statements and other information with the Securities and Exchange Commission. Such periodic reports, proxy statements and other information are available for inspection and copying at the Securities and Exchange Commission's public reference rooms, and the website of the Securities and Exchange Commission referred to above.

                               VIRATA CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Virata Corporation

Report of Independent Accountants..........................................  F-2

Consolidated Balance Sheet.................................................  F-3

Consolidated Statement of Operations.......................................  F-4

Consolidated Statement of Stockholders' Equity (Deficit)...................  F-5

Consolidated Statement of Cash Flows.......................................  F-6

Notes to Consolidated Financial Statements.................................  F-7

D2 Technologies, Inc.

Report of Independent Public Accountants................................... F-23

Balance Sheets............................................................. F-24

Statements of Operations................................................... F-25

Statements of Shareholders' Equity......................................... F-26

Statements of Cash Flows................................................... F-27

Notes to Financial Statements.............................................. F-28

Inverness Systems Limited

Report of Independent Auditors............................................. F-35

Consolidated Balance Sheets................................................ F-36

Consolidated Statements of Operations...................................... F-37

Statements of Changes in Shareholders' Equity.............................. F-38

Consolidated Statements of Cash Flows...................................... F-39

Notes to Consolidated Financial Statements................................. F-40

Excess Bandwidth Corporation

Report of Independent Accountants.......................................... F-49

Balance Sheets............................................................. F-50

Statements of Operations................................................... F-51

Statements of Shareholders' Equity (Deficit)............................... F-52

Statements of Cash Flows................................................... F-53

Notes to Financial Statements.............................................. F-54

Pro Forma Condensed Combined Financial Statements (Unaudited)

Pro forma Condensed Combined Balance Sheet (unaudited)..................... F-63

Pro forma Condensed Statement of Operations (unaudited).................... F-64


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Virata Corporation

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Virata Corporation and its subsidiaries at March 31, 1999 and April 2, 2000, and the results of their operations and their cash flows for each of the three years in the period ended April 2, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Jose, California
April 26, 2000, except as to
   the first paragraph of
   Note 14, which is as of
   April 27, 2000, and the
   second paragraph of Note
   14, which is as of May
   18, 2000.

                               VIRATA CORPORATION

                           CONSOLIDATED BALANCE SHEET
                (in thousands, except share and per share data)

                                                            March 31,  April 2,
                                                              1999       2000
                                                            ---------  --------
ASSETS
Current Assets:
  Cash and cash equivalents................................ $  8,616   $ 60,193
  Short-term investments...................................    1,001     18,006
  Accounts receivables, net of allowance for doubtful
   accounts and returns of $2,742 and $295, respectively...    2,267      7,524
  Inventories..............................................      264        409
  Other current assets.....................................    1,232      2,895
                                                            --------   --------
    Total current assets...................................   13,380     89,027
Property and equipment, net................................    2,479      3,222
Intangible assets, net.....................................    3,328     89,113
                                                            --------   --------
    Total assets........................................... $ 19,187   $181,362
                                                            ========   ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable......................................... $  2,112   $  4,887
  Accrued liabilities......................................    1,018      3,484
  Accrued employee benefits................................      869      2,555
  Accrued National Insurance Contribution on options.......      --       4,471
  Deferred revenue.........................................      489      2,215
  Capital lease obligations, current.......................      850        784
                                                            --------   --------
    Total current liabilities..............................    5,338     18,396
Capital lease obligations, long-term.......................    1,130      1,178
                                                            --------   --------
    Total liabilities......................................    6,468     19,574
                                                            --------   --------
Commitments (Note 9)

Stockholders' Equity
 Convertible preferred stock, $0.02 par value; 86,100,000
  at March 31, 1999, no shares authorized at April 2, 2000;
  51,431,179 and no shares issued and outstanding at March
  31, 1999 and April 2, 2000, respectively.................      801        --
 Preferred stock, $0.001 par value; 5,000,000 shares
  authorized at April 2, 2000, no shares issued and
  outstanding
 Common stock, $0.001 par value; 95,000,000 and 450,000,000
  shares authorized at March 31, 1999 and April 2, 2000,
  respectively; 4,004,020 and 46,568,006 shares issued and
  outstanding at March 31, 1999 and April 2, 2000,
  respectively.............................................        4         47
 Additional paid-in capital................................   63,171    238,833
 Accumulated other comprehensive income....................      871        335
 Unearned stock compensation...............................   (1,500)      (691)
 Accumulated deficit.......................................  (50,628)   (76,736)
                                                            --------   --------
    Total stockholders' equity.............................   12,719    161,788
                                                            --------   --------
    Total liabilities and stockholders' equity............. $ 19,187   $181,362
                                                            ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (in thousands, except per share data)

                                                         Year Ended
                                                 ----------------------------
                                                  March     March    April 2,
                                                 31, 1998  31, 1999    2000
                                                 --------  --------  --------
Revenues:
  Semiconductors................................ $    505  $  2,784  $ 14,041
  License.......................................    1,570     1,628     3,716
  Services and royalty..........................    1,206     2,367     1,724
  Systems.......................................    5,650     2,477     2,296
                                                 --------  --------  --------
    Total revenues..............................    8,931     9,256    21,777
                                                 --------  --------  --------
Cost of revenues:
  Semiconductors................................      325     2,421     9,651
  License.......................................      --        --        107
  Services and royalty..........................      192       528       701
  Systems.......................................    3,270     1,048       780
                                                 --------  --------  --------
    Total cost of revenues......................    3,787     3,997    11,239
                                                 --------  --------  --------
Gross profit....................................    5,144     5,259    10,538
                                                 --------  --------  --------
Operating expenses:
  Research and development......................    3,987     8,323    12,331
  Sales and marketing...........................    4,076     2,917     5,350
  General and administrative....................    4,917     5,567     5,976
  Restructuring costs...........................    1,871       --        --
  National Insurance Contribution on options*...      --        --      4,471
  Amortization of intangible assets.............      --        549     4,497
  Amortization of stock compensation............      399     1,394       907
  Acquired in-process research and development..      --      5,260     5,324
                                                 --------  --------  --------
    Total operating expenses....................   15,250    24,010    38,856
                                                 --------  --------  --------
Loss from operations............................  (10,106)  (18,751)  (28,318)
Interest expense................................     (214)     (155)     (200)
Interest and other income, net..................       42     1,749     2,410
                                                 --------  --------  --------
Net loss........................................ $(10,278) $(17,157) $(26,108)
                                                 --------  --------  --------
Basic and diluted net loss per share............ $  (3.00) $  (4.46) $  (1.40)
                                                 ========  ========  ========
Weighted average common shares--basic and
 diluted........................................    3,428     3,845    18,672
                                                 ========  ========  ========
--------
*  National Insurance Contribution on options (Note 6):

  Research and development...................... $    --   $    --   $  2,036
  Sales and marketing...........................      --        --        961
  General and administrative....................      --        --      1,474
                                                 --------  --------  --------
                                                 $    --   $    --   $  4,471
                                                 ========  ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                              VIRATA CORPORATION

           CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                                (in thousands)

                    Convertible
                     Preferred                                Accumulated                               Total
                       Stock        Common Stock  Additional     Other       Unearned               Stockholders'     Total
                   ---------------  -------------  Paid-in   Comprehensive    Stock     Accumulated     Equity    Comprehensive
                   Shares   Amount  Shares Amount  Capital   Income (Loss) Compensation   Deficit     (Deficit)      Income
                   -------  ------  ------ ------ ---------- ------------- ------------ ----------- ------------- -------------
Balance, March
31, 1997.........   22,320  $1,709   3,290  $  3     27,604      $ 729           --      $(23,193)    $  6,852      $ (8,149)
                                                                                                                    ========
 Issuance of
 common stock for
 cash............      --      --      242     1         51        --            --           --            52           --
 Unearned stock
 compensation....      --      --      --    --       1,958        --         (1,958)         --           --            --
 Amortization of
 unearned stock
 compensation....      --      --      --    --         --         --            399          --           399           --
 Currency
 translation
 adjustment......      --      --      --    --         --        (110)          --           --          (110)         (110)
 Net loss........      --      --      --    --         --         --            --       (10,278)     (10,278)      (10,278)
                   -------  ------  ------  ----   --------      -----        ------     --------     --------      --------
Balance, March
31, 1998.........   22,320   1,709   3,532     4     29,613        619        (1,559)     (33,471)      (3,085)      (10,388)
                                                                                                                    ========
 Change in the
 par value of
 Series A
 convertible
 preferred
 stock...........      --   (1,366)    --    --       1,366        --            --           --           --            --
 Issuance of
 Series D
 convertible
 preferred stock
 and warrants....   24,781     410     --    --      24,672        --            --           --        25,082           --
 Issuance of
 Series D
 convertible
 preferred stock,
 common stock and
 options for
 acquisition.....      606      10     458   --       3,578        --            --           --         3,588           --
 Issuance of
 Series D
 convertible
 preferred stock
 upon conversion
 of debt.........    3,039      38     --    --       2,576        --            --           --         2,614           --
 Issuance of
 Series D
 convertible
 preferred stock
 for cash........       22     --      --    --          24        --            --           --            24           --
 Issuance of
 common stock for
 cash............      --      --       14   --           7        --            --           --             7           --
 Exchange Series
 B and Series C
 convertible
 preferred stock
 to Series D
 convertible
 preferred
 stock...........      663     --      --    --         --         --            --           --           --            --
 Unearned stock
 compensation....      --      --      --    --       1,335        --         (1,335)         --           --            --
 Amortization of
 unearned stock
 compensation....      --      --      --    --         --         --          1,394          --         1,394           --
 Unrealized gain
 on investments..      --      --      --    --         --           1           --           --             1             1
 Currency
 translation
 adjustment......      --      --      --    --         --         251           --           --           251           251
 Net loss........      --      --      --    --         --         --            --       (17,157)     (17,157)      (17,157)
                   -------  ------  ------  ----   --------      -----        ------     --------     --------      --------
Balance, March
31, 1999.........   51,431     801   4,004     4     63,171        871        (1,500)     (50,628)      12,719       (16,905)
                                                                                                                    ========
 Issuance of
 Series E
 convertible
 preferred stock
 for cash........    6,154     615     --    --       7,339        --            --           --         7,954           --
 Reorganization
 to US Delaware
 corporation.....  (57,585) (1,416) 24,902    25      1,391        --            --           --           --            --
 Issuance of
 common upon
 initial public
 offering........      --      --   11,500    12     73,001        --            --           --        73,013           --
 Issuance of
 common stock for
 cash............      --      --    1,032     1      1,129        --            --           --         1,130           --
 Issuance of
 common stock and
 options for
 acquisition.....      --      --    4,396     4     92,705        --            --           --        92,709           --
 Issuance of
 common stock
 upon exercise of
 warrants........      --      --      734     1        (1)        --            --           --           --            --
 Unearned stock
 compensation....      --      --      --    --          98        --            (98)         --           --            --
 Amortization of
 unearned stock
 compensation....      --      --      --    --         --         --            907          --           907           --
 Currency
 translation
 adjustment......      --      --      --    --         --        (536)          --           --          (536)         (536)
 Net loss........      --      --      --    --         --         --            --       (26,108)     (26,108)      (26,108)
                   -------  ------  ------  ----   --------      -----        ------     --------     --------      --------
Balance, April 2,
2000.............      --    $ --   46,568  $ 47   $238,833      $ 335        $ (691)    $(76,736)    $161,788      $(26,644)
                   =======  ======  ======  ====   ========      =====        ======     ========     ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (in thousands)

                                                           Year Ended
                                                  March    March 31,  April 2,
                                                 31, 1998     1999      2000
                                                 --------  ---------- --------
Cash flows from operating activities:
  Net loss...................................... $(10,278)  $(17,157) $(26,108)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Provision for doubtful accounts and
     returns....................................    1,075      1,458       157
    Acquired in-process research and
     development................................      --       5,260     5,324
    Depreciation and amortization...............    1,079      1,695     6,269
    Amortization of stock compensation..........      399      1,394       907
    Changes in current assets and liabilities
     (excluding the effect of acquisitions):
      Accounts receivable.......................   (1,651)      (739)   (4,207)
      Inventories...............................      393        158      (167)
      Other current assets......................     (445)        82    (1,648)
      Accounts payable..........................     (339)       248     2,797
      Accrued liabilities.......................      280     (2,131)    2,213
      Deferred revenue..........................      306        184     1,286
      Accrued employee benefits.................      --          48     1,686
      Accrued National Insurance Contribution on
       options..................................      --         --      4,471
                                                 --------   --------  --------
        Net cash used in operating activities...   (9,181)    (9,500)   (7,020)
                                                 --------   --------  --------
Cash flows from investing activities:
  Sale of short-term investments................      --         --     21,024
  Purchase of short-term investments............      --      (1,000)  (38,029)
  Purchase of property and equipment, net.......     (174)    (2,127)   (1,447)
  Cash paid in connection with acquisition, net
   of cash acquired.............................       --     (5,149)   (3,598)
                                                 --------   --------  --------
        Net cash used in investing activities...     (174)    (8,276)  (22,050)
                                                 --------   --------  --------
Cash flows from financing activities:
  Proceeds from issuance of convertible
   preferred stock, net of issuance costs.......      --      25,106     7,954
  Proceeds from issuance of common stock........       52          7    74,143
  Proceeds from capital leases..................       11      1,201       --
  Repayments of capital lease obligations.......     (277)      (318)   (1,004)
  Proceeds from convertible loan................    2,606        --        --
  Proceeds from (repayment of) bank borrowings..      417       (417)      --
                                                 --------   --------  --------
        Net cash provided by financing
         activities activities..................    2,809     25,579    81,093
                                                 --------   --------  --------
Effect of exchange rate changes on cash.........       24         46      (446)
                                                 --------   --------  --------
Net increase (decrease) in cash and cash
 equivalents....................................   (6,522)     7,849    51,577
                                                 --------   --------  --------
Cash and cash equivalents at beginning of
 period.........................................    7,289        767     8,616
                                                 --------   --------  --------
Cash and cash equivalents at end of period...... $    767   $  8,616  $ 60,193
                                                 ========   ========  ========

  The accompanying notes are an integral part of these consolidated financial statements.

                               VIRATA CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

 The Company

   Virata Corporation (the "Company") was formed in 1993 as Advanced Telecommunications Modules Limited, a corporation organized in the United Kingdom, as a spin-off from Olivetti Research Laboratories. In February 1998, the Company changed its name to Virata Limited. The Company is a provider of solutions that integrate communication processors with a suite of software for the digital subscriber line ("DSL") equipment market.

   In July 1998, the Company completed its acquisition of RSA Communications, Inc. ("RSA Communications"), a corporation organized in North Carolina. RSA was subsequently renamed to Virata Raleigh Corporation. In February 2000, the Company completed its acquisition of D2 Technologies, Inc., a company organized in California (see Note 4). On April 27, 2000 we completed the acquisition of Inverness Systems Ltd., a provider of networking software solutions (see Notes 4 and 14).

   The historical financial statements presented are those of Virata Limited. In August 1999, Virata Corporation was created and, immediately prior to its initial public offering ("IPO"), Virata Corporation became the holding company of Virata Limited. The reorganization was accounted for on a historical basis.

   Effective October 3, 1999, the Company changed the fiscal year such that each quarter ends on the Sunday closest to the calendar quarter end.

 Principles of consolidation and basis of presentation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

 Stock Split

   On March 21, 2000, the Company's Board of Directors approved a two-for-one split of the Company's common stock that was applicable to stockholders of record on May 4, 2000. Unless specifically noted otherwise, all references to share and per share data for all periods presented have been adjusted to give effect to this split.

 Use of estimates

   The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue recognition

   Revenues from the sale of both semiconductors and systems are recognized upon shipment to customers. Allowances are provided for estimated returns at the time of shipment. The Company recognizes software license revenue under the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, Software Revenue Recognition, and SOP 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. When contracts contain multiple elements and vendor-specific objective evidence exists for all undelivered elements, the Company accounts for the delivered

                               VIRATA CORPORATION
elements in accordance with the "Residual Method" prescribed by SOP 98-9. Software licenses are generally recognized as revenue upon shipment of the software product. In the event the Company grants customers the right to specified upgrades, license revenue is deferred until delivery of the specific upgrade. If vendor-specific objective evidence of fair value does not exist for the specific upgrade, the entire license fee is deferred until the delivery of the specified upgrade. The Company recognizes revenues from maintenance and support services provided to licensees ratably over the term of the agreement, generally one year, and recognizes revenues from design services provided to customers as the services are performed.

 Cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At April 2, 2000 and March 31, 1999, $53.3 million and $7.1 million, respectively, of money market funds and certificate of deposits, the fair value of which approximates costs, are included in cash and cash equivalents. The Company deposits cash and cash equivalents with high credit quality financial institutions.

 Short-term Investments

   Short term investments consist of high quality debt securities with original maturity dates greater than ninety days. In accordance with Statement of Financial Accounting Standard ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the Company's investments are classified as available-for-sale and, at the balance sheet date, are reported at fair value, with the unrealized gains and losses, net of related taxes, reported as a component of Accumulated Other Comprehensive Income. The cost of these investments at April 2, 2000 and March 31, 1999 was $18.0 million and $1.0 million, respectively. Gains and losses on the sale of available-for-sale securities would be determined using the specific-identification method.

 Fair value of financial instruments

   Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, short term investments, accounts receivable, accounts payable, accrued liabilities approximate fair value due to their short maturities.

 Segment information

   The Company identifies its operating segments based on business activities, management responsibility and geographical location. During each of the three years in the period ended April 2, 2000, the Company operated in one operating segment, primarily in the United States and Europe.

 Concentration of credit risk

   Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company's accounts receivable are derived from revenues earned primarily from customers located in the United States, Europe and Asia. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

                               VIRATA CORPORATION

   The following customers accounted for 10% or more of total revenues:

                                                             Year Ended
                                                    ----------------------------
                                                    March 31, March 31, April 2,
                                                      1998      1999      2000
                                                    --------- --------- --------
     Revenues
     --------
     Customer A....................................     10%       16%      23%
     Customer B....................................     17%       23%      15%
     Customer C....................................     10%       --       --

   Revenues from customers located outside the United States were 44% in 2000, 40% in 1999 and 44% in 1998. The Company has $1,800,000 and $1,700,000 invested in identifiable tangible assets in Europe as of March 31, 1999 and April 2, 2000, respectively. The remaining identifiable tangible assets are located in the United States.

   The following customers account for 10% or more of total accounts receivable:

                                                              March 31, April 2,
                                                                1999      2000
                                                              --------- --------
     Accounts Receivable
     -------------------
     Customer A..............................................     54%      11%
     Customer B..............................................     11%      --
     Customer D..............................................     --       25%

 Inventories

   Inventories consist solely of finished goods and are stated at the lower of cost or market, cost being determined using the first-in, first-out method.

 Property and equipment

   Property and equipment are recorded at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, as follows:

     Computer and network equipment and software...................... 2-3 years
     Furniture and office equipment...................................   5 years
     Research and development equipment............................... 2-3 years

   Leasehold improvements are amortized on a straight-line basis over the life of the lease, or the useful life of the assets, whichever is shorter.

 Impairment of long-lived assets

   The Company investigates potential impairments of its long lived assets on an exception basis when evidence exists that events or changes in circumstances may have made recovery of the carrying value unlikely. An impairment loss is recognized when the expected undiscounted future net cash flows is less than the carrying amount of the asset. No such losses have been identified to date.

 Intangible assets

   Intangible assets consist of technology, contracts, customer base, assembled workforce and goodwill, which are being amortized on a straight line basis over their estimated lines ranging from two to five years.

                               VIRATA CORPORATION

 Net loss per share

   The Company computes net loss per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98. Under the provisions of SFAS No. 128 and SAB No. 98, basic and diluted net loss per share is computed by dividing the net loss available to holders of common stock for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share excludes potential shares of common stock if their effect is anti-dilutive. Potential common stock consists of shares of common stock issuable upon the exercise of stock options and warrants and shares issuable upon conversion of the Series A, B, C, and D convertible preferred stock.

   The following tables sets forth potential shares of common stock as converted that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the period indicated (in thousands):

                                                            March 31,
                                                           ------------
                                                                        April 2,
                                                           1998   1999    2000
                                                           ----- ------ --------
   Series A convertible preferred stock...................   269    269    --
   Series B convertible preferred stock................... 2,068    208    --
   Series C convertible preferred stock .................. 1,194    836    --
   Series D convertible preferred stock...................   --  10,219    --
   Convertible preferred stock warrants...................    21    420    --
   Common stock warrants..................................    22     22    102
   Common stock options................................... 1,432  4,334  8,166
                                                           ----- ------  -----
                                                           5,006 16,308  8,268
                                                           ===== ======  =====

 Stock compensation

   The Company accounts for stock compensation arrangements in accordance with provision of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, unearned stock compensation is based on the difference, if any, on the date of the grant, between the fair value of the Company's common stock and the exercise price. Unearned stock compensation is amortized and expensed in accordance with FASB Interpretation No. 28. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

 Comprehensive income

   Comprehensive income consists of foreign currency translation gains and losses arising from the valuation of short-term investments and is presented in the Consolidated Statement of Stockholders' Equity (Deficit). Balance sheet accounts of foreign operations are translated using the period-end exchange rate, and income statement accounts are translated on a monthly basis using the average exchange rate for the period. Unrealized gains and losses on translation adjustments are recorded in stockholders' equity as other comprehensive income. The currency translation adjustments are not adjusted for income taxes as they relate to indefinite investments in non-U.S. subsidiaries. Foreign currency transaction gains and losses are included as a component of other income and expense and during the fiscal years ended April 2, 2000, March 31, 1999 and 1998 the Company recognized (losses) gains of $543,000, $432,000, and $(80,000), respectively.

                               VIRATA CORPORATION

 Recent accounting pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 during its year ending March 31, 2002. To date, the Company has not engaged in derivative or hedging activities. The Company is unable to predict the impact of adopting SFAS No. 133 if it were to engage in derivative and hedging activities in the future.

   In December 1999, the Securities and Exchange Commissions issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company does not expect the adoption of SAB 101 to have a material effect on its results of operations.

   In March 2000, the FASB issued Interpretation No. 44 ("FIN 44"), Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB
25. This Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation is effective July 1, 2000, but certain conclusions in this Interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. The Company has not yet determined the impact, if any, of adopting this Interpretation.

Note 2--Supplemental Cash Flow Information (in thousands):

                                                            Year ended
                                                    --------------------------
                                                                        April
                                                    March 31, March 31,   2,
                                                      1998      1999     2000
                                                    --------- --------- ------
     Supplemental cash flow information:
       Cash paid for interest......................   $ 197    $  180   $  188
                                                      =====    ======   ======
     Supplemental noncash investing and financing
      activity:
       Issuance of preferred stock for convertible
        loan.......................................   $ --     $2,712   $  --
                                                      =====    ======   ======
       Issuance of warrants in connection with
        financing..................................   $ --     $  949   $  --
                                                      =====    ======   ======
       Property and equipment purchased with
        capital
        leases.....................................   $ 361    $  929   $1,295
                                                      =====    ======   ======

                               VIRATA CORPORATION

Note 3--Balance Sheet Components (in thousands):

                                                                         April
                                                               March 31,   2,
                                                                 1999     2000
                                                               --------- ------
     Other current assets:
       Prepaid expenses.......................................  $   564  $1,541
       Deposits...............................................      113      99
       Other current assets...................................      555   1,255
                                                                -------  ------
                                                                $ 1,232  $2,895
                                                                =======  ======
     Property and equipment, net:
       Office equipment.......................................  $ 2,856  $4,727
       Furniture and fixtures.................................      247     254
       Leasehold improvements.................................      429     440
       Research and development equipment.....................    3,039   3,426
                                                                -------  ------
                                                                  6,571   8,847
       Less: Accumulated depreciation and amortization........   (4,092) (5,625)
                                                                -------  ------
                                                                $ 2,479  $3,222
                                                                =======  ======

   Property and equipment includes $3,485,000 and $3,843,000 of computer equipment and internal-use software under capital leases at March 31, 1999 and April 2, 2000 respectively. Accumulated amortization of assets under capital leases totaled $2,015,000 and $3,044,000 at March 31, 1999 and April 2, 2000
respectively.

                                                              March 31,  April
                                                                1999    2, 2000
                                                              --------- -------
     Intangible assets:
       Goodwill..............................................  $3,877   $75,572
       Technology............................................     --     15,872
       Contracts.............................................     --      1,006
       Customer base.........................................     --      1,001
       Assembled workforce...................................     --        760
                                                               ------   -------
                                                                3,877    94,211
       Less: Accumulated amortization........................    (549)   (5,098)
                                                               ------   -------
                                                               $3,328   $89,113
                                                               ======   =======

Note 4--Acquisitions

 RSA Communications:

   The Company completed its acquisition of RSA Communications Inc. on July 17, 1998. RSA Communications was privately-held and based in Raleigh, North Carolina, specializing in analog modem software development. The Company's acquisition of RSA Communications was accounted for as a purchase business combination.

                               VIRATA CORPORATION

   The Company's allocation of RSA Communications' aggregate purchase price to the tangible and identifiable intangible assets acquired in connection with this acquisition were based on fair values as determined by an independent appraiser. The allocation is summarized below (in thousands):

     In-process research and development................................ $5,260
     Goodwill...........................................................  3,877
     Net tangible assets................................................    138
                                                                         ------
       Total purchase price............................................. $9,275
                                                                         ======

   The total purchase price of $9,275,000 million consisted of 459,700 shares of the Company's common stock valued at $1,417,000 million, 606,500 shares of series D convertible preferred stock valued at $667,000, options to purchase 594,925 shares of common stock valued at $1,505,000 million, cash of $5,332,000 million and acquisition related expenses, consisting primarily of legal and other professional fees, of approximately $354,000. The Company valued the options using the Black-Scholes option pricing model, applying expected life of four years, a weighted average risk-free rate of 5.47%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.46 per share.

   The core technologies acquired in the RSA Communications acquisition were the ADSL PHY software and voiceband modem protocol software. The significant in-process research and development projects include V.90 Modem Software and two software algorithms, the Modem Modulation Software Algorithm and the ADSL Software Algorithm.

   The valuation of the acquired in-process research and development of $5,260,000 was based on the result of an independent appraisal which was determined using the income-based approach for V.90 Modem Software and the replacement cost method for software algorithms. The acquired in-process technology was not considered to have reached technological feasibility at the time it was acquired and had no alternative future use. Accordingly, the amount was charged to operations at the date of acquisition.

   The V.90 Modem Software project was completed subsequent to its acquisition in 1998 and has been licensed to one customer. At the time of the acquisition this project was approximately 90% complete, and the fair value assigned to this project was $2.435 million.

   The Modem Modulation Software Algorithm includes certain software that provides modulation/demodulation functions of a voiceband modem, and certain software for a voiceband modem that provides functions such as control, error correction and data compression. At the time of the acquisition, this project was approximately 90% complete, and the fair value assigned to this project was $2.4 million. This project was subsequently terminated.

   The ADSL software algorithm is a complete software stack that is compliant with the ITU ADSL standards. The fair value assigned to this project was $425,000 at the time of the acquisition when this project was approximately 35% complete. The project is currently 85% complete and has a remaining expected development cost of $375,000. The remaining risks affecting the timely completion and commercialization of this project are minimal. The remaining uncertainties that might affect the outcome of this project are related to the size of the developing ADSL market.

   The income method of valuation for the V.90 Modem Software was determined using a modified version of the relief from royalty avoided by the Company upon the purchase of RSA Communications. Royalty rates were estimated based on past contracts and unit sales were estimated based on the size of the total market from industry analysis. The avoided royalty payments by the Company were then calculated for the life of the product. The net cash flow was discounted back to the present value at a risk-adjusted discount rate of 40%.

                              VIRATA CORPORATION

   The algorithms which require a special skill set for their development were valued using the replacement cost method which considered costs incurred through the valuation date.

   The goodwill is being amortized on a straight line basis over the estimated period of benefit of five years.

   The following unaudited pro forma financial information present the consolidated results of the Company as if the acquisition had occurred at the beginning of each period, and includes adjustments for amortization of goodwill. This pro forma financial information is not intended to be indicative of future results. Unaudited pro forma consolidated results of operations are as follows (in thousands, except per share data):

                                                                Year Ended
                                                                 March 31,
                                                             ------------------
                                                               1998      1999
                                                             --------  --------
                                                                (unaudited)
     Revenues............................................... $ 13,251  $ 10,075
     Net loss...............................................  (11,931)  (19,224)
     Basic and diluted net loss per share...................    (3.08)    (4.82)

D2 Technologies

   The acquisition of D2 Technologies, Inc. ("D2 Technologies") was completed on February 10, 2000. Based in Santa Barbara, California, D2 Technologies develops, markets and supports innovative digital signal processing (DSP) solutions for the next generation telephony products. D2 Technologies serves the computer and Internet telephony markets with robust and cost-effective DSP solutions. Its customers include some of the largest telecommunications and internet companies in the industry whose markets range form high-capacity telecommunications systems to personal communications products.

   Under the terms of the merger agreement, 4,396,826 shares of Virata common stock were exchanged for all of the outstanding common stock of D2 Technologies. In addition, employee options to purchase shares of D2 Technologies common stock were exchanged for options to purchase 932,330 shares of Virata common stock. The Company valued the options using the Black-Scholes option pricing model, applying an expected life of four years, a weighted average risk-free rate of 6.64%, and expected dividend yield of zero percent, a volatility of 55% and a deemed fair value of common stock of $18.00 per share.The acquisition has been accounted for as a purchase business combination. The aggregate purchase price is as follows (in thousands):

     Shares of Virata common stock..................................... $79,143
     Options to purchase Virata common stock...........................  13,566
     Direct acquisition costs..........................................   4,200
                                                                        -------
                                                                        $96,909
                                                                        =======

                               VIRATA CORPORATION

   Based on a valuation by an independent appraiser, the purchase price of D2 Technologies was allocated as follows:

     Fair value of assets acquired and liabilities assumed............. $ 1,234
     Assembled workforce...............................................     760
     Customer base.....................................................   1,001
     Contracts.........................................................   1,006
     Technology........................................................  15,872
     In-process research and development...............................   5,324
     Goodwill..........................................................  71,712
                                                                        -------
     Total............................................................. $96,909
                                                                        =======

   D2 Technologies has 19 completed products that comprise the completed technology at the date of acquisition. They are classified into five products groups as follows:

     Telephony Algorithms
     Echo Cancellation Products
     Standard Voice Coders
     Proprietary Voice Coders
     Fax and Data Products

   The individual products and algorithms are entirely independent from each other. The value of the completed technology is based on the net cash flow forecast, discounted at a cost of capital of 18.0%. The acquired in-process technology are mainly related to the fax and data products and include the Fax Modem Data Pump, Fax Relay Protocols and Single Sample Echo Cancellers and Standard Voice Coders. The acquired in-process technology is also valued using the net cash flow forecast, discounted at a higher cost of capital of 23.0% to reflect the uncertainty of its future use. The company does not consider it to have reached technological feasibility and accordingly charged it to operations upon acquisition.

   Financial information for the fiscal year ended April 2, 2000 includes the results of operations for D2 Technologies from February 10, 2000.

   The following unaudited pro forma financial information presents the consolidated results of the Company as if the acquisitions had occurred at the beginning of each period, and includes adjustments for amortization of intangible assets. This pro forma financial information is not intended to be indicative of future results. Unaudited pro forma consolidated results of operations are as follows (in thousands, except per share data):

                                                                Year Ended
                                                            -------------------
                                                            March 31,  April 2,
                                                              1999       2000
                                                            ---------  --------
                                                               (unaudited)
   Revenues................................................ $ 11,480   $ 23,281
   Net loss................................................  (47,365)   (45,689)
   Basic and diluted net loss per share....................    (5.66)     (1.98)

 Inverness Systems Ltd.

   On March 21, 2000, Virata entered into a definitive agreement to acquire Inverness Systems, Ltd., a privately-held Israeli Company, in a stock for stock transaction. Inverness Systems maintains offices in Kfar Saba and Jerusalem, in Israel as well as in Marlborough, Massachusetts.

                               VIRATA CORPORATION

   Inverness Systems is a software company with expertise spanning many technologies, including ATM, voice over ATM, xDSL, IP Routing, Multi-Protocol label Switching (MPLS), Frame Relay and Network Simulation. Inverness' source code solutions and network simulation products facilitate fast-to-market product development programs for advanced communication products.

   Under the terms of the agreement, Virata will issue 2,011,624 shares and 517,896 options to purchase shares of Virata common stock to shareholders of Inverness Systems common and preferred stock. The acquisition will be accounted for as a purchase business combination. Accordingly, the purchase price will be allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the closing date. The valuation of the intangible assets acquired will be determined by an independent appraiser and are expected to include complete technology, workforce in place and customer base.

   The total purchase price of $98.2 million consists of 2,011,624 shares of the Virata's common stock valued at $77.8 million, options to purchase 517,896 shares of Virata, valued at $20.0 million and estimated acquisition expenses of $0.8 million, consisting mainly of legal, accounting and financial advisory fees. The Company valued the options using the Black-Scholes option pricing model, applying an expected life of four years, a weighted average risk-free rate of 6.5%, an expected dividend yield off zero percent, a volatility of 55% and a deemed fair value of common stock of $38.67 per share.

   The results of operations of Inverness Systems have not been included in the consolidated statement of operations of the Company.

   The following unaudited pro forma financial information presents the consolidated results of the Company as if the acquisitions had occurred at the beginning of each period, and includes adjustments for amortization of intangible assets. This pro forma financial information is not intended to be indicative of future results. Unaudited pro forma consolidated results of operations are as follows (in thousands, except per share data):

                                                                Year Ended
                                                             ------------------
                                                              March    April 2,
                                                             31, 1999    2000
                                                             --------  --------
                                                                (unaudited)
   Revenues................................................. $ 13,573  $ 26,026
   Net loss.................................................  (70,704)  (69,253)
   Basic and diluted net loss per share.....................    (6.81)    (2.88)

Note 5--Restructuring:

   In September 1997, the Company implemented a new business strategy focusing on semiconductors and reduced the resources allocated to its systems line of business. A restructuring plan was implemented in the second half of the fiscal year ended March 31, 1998, which resulted in one time charges of $1,871,000 in the fiscal year ended March 31, 1998. Approximately, $900,000 of the restructuring charge represents employee costs, $900,000 represent asset write downs and $71,000 related to other restructuring costs. As of March 31, 1998 the Company had reduced the operations of the systems business including reducing headcount from the prior years level by approximately 33%. The Company continues to sell its systems products to one principal customer and systems revenues for the year ended April 2, 2000, were $2,296,000. The Company fully utilized its restructuring accrual as of March 31, 1999.

                               VIRATA CORPORATION

Note 6--National Insurance Contribution on Options:

   We recorded a charge for National Insurance Contribution taxes which may be incurred on a gain in the Company's per share price for stock options granted to our United Kingdom employees. The requirement to book this charge came into effect on April 5, 1999. Due to the significant movement in Virata's per share price in the fiscal year ended April 2, 2000, the charge recorded was $4.5 million. The provision is calculated as the difference between the market value of Virata stock at the close of the period and the strike price of the option multiplied by 12.2%. The calculation is applied to all options issued to our UK employees, vested and unvested. The provision will be revised to take account of the movement in Virata's stock price at each balance sheet date. The allocation of the $4.5 million expense, by department is $2.0 million to research and development, $1.0 million to sales and marketing, and $1.5 million to general and administrative.

Note 7--Income Taxes:

   No income tax provision was recorded for the three years ended April 2, 2000 because the Company incurred net losses in such periods.

   Deferred tax assets and liabilities consist of the following:

                                                            March 31,  April 2,
                                                              1999       2000
                                                            ---------  --------
     Deferred tax assets:
       Net operating loss carryforwards.................... $ 12,647   $21,939
       Temporary differences...............................    1,764     2,105
       Other...............................................       67       303
                                                            --------   -------
                                                              14,478    24,347
     Valuation allowance...................................  (14,478)  (24,347)
                                                            --------   -------
                                                            $    --    $   --
                                                            ========   =======

   The deferred tax asset has been fully reserved due to the uncertainty of the Company's ability to realize this asset in the future.

   At April 2, 2000, the Company has approximately $33.1 million, $25.9 million and $30.0 million in federal, state and foreign net operating loss carryforwards, respectively, to reduce future taxable income. The net operating loss carryforwards expire between 2002 and 2019 for both federal and state purposes, if not utilized.

Note 8--Borrowings:

   A convertible loan in the amount of $2,712,000 was converted to 2,402,710 shares of series D convertible preferred stock valued at $1.10 per share on June 4, 1998. The value of the stock was determined by the series D convertible preferred stock offering price of $1.10, also on June 4, 1998. The loan was drawn in December 1997 bearing interest at the rate of 10% per annum and was due to related parties.

   In connection with a loan and security agreement, the Company issued a warrant to purchase 35,294 shares of series D convertible preferred stock at an exercise price of $1.70 per share. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of 5 years, a weighted average risk free rate of 5.77%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.95. The Company determined that the fair value of the warrant was not significant at the date of grant. The warrant was exercised and converted into 14,490 shares of the Company's common stock in February 2000.

                               VIRATA CORPORATION

   The Company has a loan and security agreement that provides for borrowings up to $3.0 million. The agreement bears interest at prime rate plus one-half percent, and all outstanding advances are due in August 2000. Borrowings are secured by our property, equipment, intellectual property, inventory and receivables and require that we comply with certain financial covenants including the maintenance of specific minimum ratios. As of April 2, 2000, we had obtained waivers for such financial covenants, and we had no outstanding debt under this agreement.

Note 9--Commitments:

 Leases

   The Company leases office space and equipment under noncancelable operating and capital leases with various expiration dates through August 2005. Net rent expense for the years ended April 2, 2000, March 31, 1999 and 1998 was $606,000, $536,000, and $372,000, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expense incurred but not paid.

   Future minimum lease payments under noncancelable operating and capital leases are as follows (in thousands):

     Year Ending                                               Capital  Operating
     March 31,                                                 Leases    Leases
     -----------                                               -------  ---------
     2001.....................................................    919       892
     2002.....................................................    735       666
     2003.....................................................    544       449
     2004.....................................................      7       434
     2005.....................................................    --         73
     2006.....................................................    --         30
                                                               ------    ------
     Total minimum lease payments.............................  2,205    $2,544
                                                                         ======
     Less: Amount representing interest.......................   (243)
                                                               ------
     Present value of capital lease obligations...............  1,962
     Less: Current portion....................................   (784)
                                                               ------
       Long-term portion of capital lease obligations......... $1,178
                                                               ======

Note 10--Preferred Stock:

   Under the Company's Certificate of Incorporation, as amended, the Company is authorized to issue 5,000,000 shares of preferred stock. As of April 2, 2000, there are no shares outstanding of our preferred stock outstanding. However, the Company's certificate of incorporation provides that the preferred stock be divisible into and issuable in one or more series. The rights and preferences of the different series may be established by the Company's board of directors without further action by Virata stockholders. The Company's board of directors is authorized with respect to each series to fix and determine, among other things:

  . its dividend rate;

  . its liquidation preference;

  . whether or not the shares will be convertible into, or exchangeable for, any other securities; and

  . whether or not the shares will have voting rights, and, if so, determine the extent of the voting powers and the conditions under which the shares will vote as a separate class.

                               VIRATA CORPORATION

Note 11--Stock Option Plans:

   In November 1999, the Company adopted the 1999 Stock Option Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options or nonqualified stock options. Incentive stock options ("ISO") may be granted only to Company employees (including officers and directors who are also employees). Nonqualified stock options ("NSO") may be granted to Company employees and consultants.

   Options under the Plan may be granted for periods of up to ten years and at prices no less than 85% of the estimated fair value of the shares on the date of grant as determined by the Board of Directors, provided, however, that (i) the exercise price of an ISO and NSO shall not be less than 100% and 85% of the estimated fair value of the shares on the date of grant, respectively, and (ii) the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant, respectively. To date, options granted generally vest over four years. Options expire at the earlier of 90 days after the employee ceases employment or seven years after the effective date of the grant of the options.

   Upon the acquisition of D2 Technologies, the Company assumed the stock option plan for D2 Technologies and reserved a total of 932,330 shares of the Company's common stock for issuance under the plan.

   During the period from April 1, 1996 through November 16, 1999, the date of the Company's initial public offering, the Company recorded $3,392,000 of unearned stock compensation for the excess of the deemed fair market value over the exercise price at the date of grant related to options granted in 1998 and 1999. The compensation expense is being recognized over the option vesting period of four years. The Company amortized $907,000, $1,394,000 and $399,000 for the years ended April 2, 2000, March 31, 1999 and 1998, respectively.

   In November 1999, the Company adopted the 1999 Employee Stock Purchase Plan ("ESPP") and reserved a total of 1,200,000 shares of the Company's common stock for issuance thereunder, plus an automatic annual increase on the first day of each of our fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 equal to the lesser of (i) 1,000,000 shares, (ii) 1% of the total number of shares of common stock outstanding on the last day of the immediately preceding fiscal year and (iii) and an amount unanimously determined by the board of directors. Under the ESPP, eligible employees are permitted to contribute up to 15% of their compensation, as defined, to the purchase of the Company's common stock at a price which is equal to the lower of 85% of the fair market value of the common stock at the beginning of each offering period or at the end of each purchase period.

   In November 1999, the Company adopted the 1999 Non-employee Director Compensation Plan (the "Director's Plan") and reserved a total of 2,000,000 shares of the Company's common stock for issuance thereunder. Each non-employee director who becomes a member of the Board of Directors will initially be granted an option for 80,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant or, if the non-employee director was serving as a board member on November 16, 1999, at an exercise price per share equal to the initial offering price per share to the public in the Company's initial public offering. These options will vest proportionately each month over a period of four years. On the fourth anniversary and on each anniversary thereafter, each member of the Board of Directors will be granted an option to purchase an additional 20,000 shares of the Company's common stock at an exercise price per share equal to the fair market value of a share of common stock on the date of grant. These options will vest proportionately each month over a period of one year.

                               VIRATA CORPORATION

   The following table summarizes activity under the Company's Plan from March 31, 1997 through April 2, 2000:

                                                           Outstanding Options
                                                           ---------------------
                                                                       Weighted-
                                                 Shares                 Average
                                               Available   Number of   Exercise
                                               for Grant     Shares      Price
                                               ----------  ----------  ---------
     Balance, March 31, 1997..................    562,966     828,898     0.37
       Shares reserved for grant..............    600,640         --       --
       Options granted........................ (1,815,672)  1,815,672     0.80
       Options exercised......................        --     (243,332)    0.20
       Options canceled.......................    969,614    (969,614)    0.80
                                               ----------  ----------
     Balance, March 31, 1998..................    317,548   1,431,624     0.67
       Shares reserved for grant..............  2,996,484         --       --
       Options granted........................ (3,098,566)  3,098,566     2.04
       Options exercised......................        --      (14,398)    0.34
       Options canceled.......................    182,748    (182,748)    2.35
                                               ----------  ----------
     Balance, March 31, 1999..................    398,216   4,333,044     2.55
       Shares reserved for grant..............  6,253,696         --       --
       Options granted........................ (5,187,816)  5,187,816    11.39
       Options exercised......................        --   (1,031,304)    1.10
       Options canceled.......................    323,208    (323,208)    2.46
                                               ----------  ----------
     Balance, April 2, 2000 ..................  1,787,304   8,166,348     7.83
                                               ==========  ==========

                          Options Outstanding at April 2,  Options Exercisable
                                        2000                 at April 2, 2000
                          -------------------------------- --------------------
                                       Weighted
                                        Average   Weighted             Weighted
                                       Remaining  Average              Average
           Range of         Number    Contractual Exercise   Number    Exercise
        Exercise Price    Outstanding    Life      Price   Outstanding  Price
        --------------    ----------- ----------- -------- ----------- --------
     $ 0.07-$ 6.42.......  6,189,826      5.5      $ 2.58   1,788,180   $ 1.34
     $ 6.84-$10.26.......    706,262      6.6        7.11         --       --
     $14.47-$18.00.......    696,000      6.7       16.70      10,492    18.00
     $21.72-$37.56.......    162,450      6.8       24.20         --       --
     $42.19-$49.94.......    126,210      7.0       49.27         --       --
     $62.25-$72.38.......    106,400      6.9       71.08         --       --
     $75.38-$86.06.......    179,200      7.0       75.97         --       --
                           ---------                        ---------
                           8,166,348                        1,798,672
                           =========                        =========

   The total number of options exercisable at April 2, 2000, March 31, 1999 and 1998 was 1,798,672, 1,342,112 and 406,434, respectively.

                               VIRATA CORPORATION

 Fair value disclosures

   If compensation cost for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates for the awards under a method prescribed by SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                                          Year Ended
                                                  ----------------------------
                                                   March     March    April 2,
                                                  31, 1998  31, 1999    2000
                                                  --------  --------  --------
     Net loss:
       As reported............................... $(10,278) $(17,157) $(26,108)
       Pro forma.................................  (10,974)  (19,707)  (31,969)
     Basic and diluted net loss per share:
       As reported............................... $  (3.00) $  (4.46) $  (1.40)
       Pro forma.................................    (3.20)    (5.12)    (1.71)

   The Company calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions: expected dividend yield of zero percent; weighted average expected option term of four years; risk free interest rates of 5.1% to 6.7% and 4.5% to 5.8% and 5.6% to 6.6% and a volatility of 55%, 70%, and 70%, for the years ended April 2, 2000, March 31, 1999, and 1998, respectively. The weighted average fair value of options granted during fiscal year 2000, 1999 and 1998 was $7.83, $0.44 and $.047, respectively.

 Warrants for Common Stock

   In connection with a consulting agreement, the Company issued a warrant to purchase 150,000 shares of common stock for $0.04 per share in July 1997. The Company valued the warrant using the Black-Scholes option pricing model, applying an expected life of five years, a weighted average risk-free rate of 6.62%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.45. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrant was not significant at the date of grant. The warrant was exercised and converted into 150,000 shares of the Company's common stock in September 1999.

   In connection with a lease agreement, the Company issued warrants to purchase 69,705 shares of series C convertible preferred stock and 163,636 shares of series D convertible preferred stock for $1.50 and $1.10 per share, respectively, in the period September 1996 to May 1999. Such warrants are convertible into 101,724 shares of the Company's common stock and are outstanding at April 2, 2000 and expire in the period September 2001 to May 2009. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of five years, a weighted average risk-free rate of 4.81% and 6.6%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock between $0.74 and $1.03, respectively. The Company determined that the fair value of the warrants was not significant at the date of grant.

   In connection with the series D convertible preferred stock financing, the Company issued warrants to purchase 1,595,054 shares of series D convertible preferred stock for $1.10 per share in June 1998. Such warrants are convertible into 748,212 shares of the Company's common stock and are outstanding at April 2, 2000 and expire in June 2003. The Company valued the warrants using the Black-Scholes option pricing model, applying an expected life of five years, a weighted average risk-free rate of 5.52%, an expected dividend yield of zero percent, a volatility of 70% and a deemed fair value of common stock of $0.99. The Company determined that the fair value of the warrants was not significant at the date of grant.

                              VIRATA CORPORATION

Note 12--Employee Benefit Plans

   The Company has three benefit plans, one in the United Kingdom, and two plans in the United States. The United Kingdom plan includes private health care, permanent health insurance, death in service coverage and a pension arrangement. In addition, under the United Kingdom Plan, the Company matches pension contributions of up to 5% of an employee's salary. Contributions for the years ended April 2, 2000, March 31, 1999 and 1998 were $141,800, $112,600, and $109,400, respectively.

   The United States plan includes a medical plan, life insurance, accidental death and dismemberment insurance, long-term disability, IRC Section 125 premium payment plan, COBRA and a 401(k) retirement plan. The Company provides 50% matching contribution to the retirement plan of up to $2,000 per calendar year per employee. Contributions for the year ended April 2, 2000 and March 31, 1999 were $178,500 and $58,000, respectively.

   The D2 Technologies plan includes a medical plan, long-term disability, IRC
Section 125 premium payment plan, and COBRA.

Note 13--Related Party Transactions:

   The Company had revenues of $1,321,000, $549,000, and $82,000 during the years ended March 31, 1998, 1999 and April 2, 2000, respectively, to related parties. At April 2, 2000, March 31, 1999 and 1998, there were accounts receivable from related parties in the amounts of $17,600, $154,000, and $5,000, respectively.

   The Company made purchases of $5,786,000, zero and $35,000, for the three years ended April 2, 2000, respectively, from related parties. At April 2, 2000, there were accounts payable from related parties totaling $1,884,000.

Note 14--Subsequent Events:

   On April 27, 2000, the Company completed the acquisition of Inverness Systems, Ltd., a privately-held Israeli Company, in a stock for stock transaction (see Note 4).

   On May 18, 2000, the stock split approved by the Company's stockholders (see Note 1) became effective.

Note 15--Subsequent Event (unaudited):

   On June 20, 2000, the Company signed a definitive agreement to acquire Excess Bandwidth Corporation ("Excess Bandwidth") in exchange for 5,898,290 shares of the Company's common stock. In addition, employee options to purchase shares of Excess Bandwidth common stock were exchanged for options to purchase 404,027 shares of the Company's common stock.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of D2 Technologies, Inc.:

   We have audited the accompanying balance sheets of D2 Technologies, Inc. (a California corporation) as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of D2 Technologies, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Los Angeles, California
January 26, 2000

                             D2 TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                                                                December 31,
                                                             -------------------
                                                                1999      1998
                                                             ---------- --------
ASSETS
CURRENT ASSETS:
  Cash...................................................... $  611,573 $127,033
  Accounts receivable, net of allowance for doubtful
   accounts of $110,000 and $50,000 at December 31, 1999 and
   1998, respectively.......................................  1,077,942  316,803
  Note receivable...........................................        --    10,000
  Prepaid expenses and other current assets.................     74,046    8,000
  Deferred tax asset........................................     81,435  127,584
                                                             ---------- --------
    Total current assets....................................  1,844,996  589,420
                                                             ---------- --------
PROPERTY AND EQUIPMENT, net.................................     82,217   40,606
                                                             ---------- --------
DEPOSITS AND OTHER ASSETS...................................     14,496    5,597
                                                             ---------- --------
                                                             $1,941,709 $635,623
                                                             ========== ========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of notes payable to related parties....... $      --  $175,000
  Accounts payable..........................................     69,684    5,844
  Accrued profit sharing....................................     70,000   30,109
  Accrued commissions.......................................     35,633      293
  Accrued expenses..........................................    116,169   54,640
  Income taxes payable......................................        --    13,176
  Deferred revenue..........................................    416,398  297,456
                                                             ---------- --------
    Total current liabilities...............................    707,884  576,518
                                                             ---------- --------
COMMITMENTS (Note 12)

SHAREHOLDERS' EQUITY:
  Preferred stock, no par value: Authorized--500,000 shares;
   Issued and outstanding--500,000 shares at December 31,
   1999.....................................................  1,000,000      --
  Common stock, no par value: Authorized--10,000,000 shares;
   Issued and outstanding,--5,068,750 and 5,040,000 shares
   at December 31, 1999 and 1998, respectively..............    128,083   23,070
  Retained earnings.........................................    105,742   36,035
                                                             ---------- --------
                                                              1,233,825   59,105
                                                             ---------- --------
                                                             $1,941,709 $635,623
                                                             ========== ========

   The accompanying notes are an integral part of these financial statements.

                             D2 TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

       For each of the three years in the period ended December 31, 1999

                                                1999       1998        1997
                                             ---------- ----------  ----------
NET REVENUES................................ $2,668,198 $1,404,565  $1,078,090
COSTS AND EXPENSES..........................  2,567,670  1,425,895   1,175,024
                                             ---------- ----------  ----------
Income (loss) from operations...............    100,528    (21,330)    (96,934)

OTHER INCOME (EXPENSE):
  Interest, net.............................      1,268    (11,727)     (8,384)
  Other, net................................     14,860      3,711      (6,704)
                                             ---------- ----------  ----------
  Income (loss) before provision for
   (benefit from) income taxes..............    116,656    (29,346)   (112,022)

PROVISION FOR (BENEFIT FROM) INCOME TAXES...     46,949    (47,379)    (70,819)
                                             ---------- ----------  ----------
Net income (loss)........................... $   69,707 $   18,033  $  (41,203)
                                             ========== ==========  ==========



   The accompanying notes are an integral part of these financial statements

                             D2 TECHNOLOGIES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

       For each of the three years in the period ended December 31, 1999

                          Preferred Stock      Common Stock
                         ------------------ ------------------ Retained
                         Shares    Amount    Shares    Amount  Earnings    Total
                         ------- ---------- --------- -------- --------  ----------
BALANCE, December 31,
 1996...................     --  $      --  5,000,000 $ 20,270 $ 59,205  $   79,475
  Net loss..............     --         --        --       --   (41,203)    (41,203)
                         ------- ---------- --------- -------- --------  ----------
BALANCE, December 31,
 1997...................     --         --  5,000,000   20,270   18,002      38,272
  Exercise of stock
   options..............     --         --     40,000    2,800      --        2,800
  Net income............     --         --        --       --    18,033      18,033
                         ------- ---------- --------- -------- --------  ----------
BALANCE, December 31,
 1998...................     --         --  5,040,000   23,070   36,035      59,105
  Conversion of note
   payable to preferred
   stock................  87,500    175,000       --       --       --      175,000
  Issuance of preferred
   stock for cash....... 412,500    825,000       --       --       --      825,000
  Exercise of stock
   options..............     --         --     28,750    2,013      --        2,013
  Issuance of stock
   options for
   services.............     --         --        --   103,000      --      103,000
  Net income............     --         --        --       --    69,707      69,707
                         ------- ---------- --------- -------- --------  ----------
BALANCE, December 31,
 1999................... 500,000 $1,000,000 5,068,750 $128,083 $105,742  $1,233,825
                         ======= ========== ========= ======== ========  ==========


   The accompanying notes are an integral part of these financial statements.

                             D2 TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

       For each of the three years in the period ended December 31, 1999

                                                  1999       1998       1997
                                                ---------  ---------  --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)............................ $  69,707  $  18,033  $(41,203)
  Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities:
    Depreciation...............................    29,742     19,952    17,684
    Deferred taxes.............................    46,149    (69,715)  (75,067)
    Compensation expense in connection with
     stock options issued for services.........   103,000        --        --
  Changes in operating assets and liabilities:
    Accounts receivable........................  (761,139)  (143,067)  117,640
    Prepaid expenses and other current assets..   (66,046)    17,359   (17,339)
    Deposits and other assets..................    (8,899)    (3,398)    4,488
    Accounts payable...........................    63,840      2,776    (7,527)
    Accrued expenses...........................   136,760     50,540   (41,288)
    Income taxes payable.......................   (13,176)    13,176       --
    Deferred revenue...........................   118,942    234,752   (37,746)
                                                ---------  ---------  --------
      Net cash provided by (used in) operating
       activities..............................  (281,120)   140,408   (80,358)
                                                ---------  ---------  --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment..........   (71,353)   (18,336)  (23,227)
  Note receivable..............................    10,000    (10,000)      --
                                                ---------  ---------  --------
      Net cash used in investing activities....   (61,353)   (28,336)  (23,227)
                                                ---------  ---------  --------
CASH FLOWS FROM FINANCING ACTIVITES:
  Exercise of stock options....................     2,013      2,800       --
  Issuance of preferred stock..................   825,000        --        --
  Borrowings under notes payable to related
   parties.....................................       --         --    100,000
  Repayment of notes payable to related
   parties.....................................       --         --    (25,000)
                                                ---------  ---------  --------
      Net cash provided by financing
       activities..............................   827,013      2,800    75,000
                                                ---------  ---------  --------
NET INCREASE (DECREASE) IN CASH................   484,540    114,872   (28,585)
CASH, beginning of year........................   127,033     12,161    40,746
                                                =========  =========  ========
CASH, end of year.............................. $ 611,573  $ 127,033  $ 12,161
                                                =========  =========  ========

   The accompanying notes are an integral part of these financial statements.

                             D2 TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Organization and Business

   D2 Technologies, Inc. (the Company) was founded in 1993 in Santa Barbara, California. The Company develops, markets and supports Digital Signal Processing solutions for telephony products.

2. Summary of Significant Accounting Policies

 a. Revenue Recognition

   The Company recognizes revenue for software licenses and post-contract support services in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2 "Software Revenue Recognition," which supercedes SOP 91-1, "Software Revenue Recognition" and Statement of Financial Accounting Standards (SFAS) No. 48, "Revenue Recognition when Right of Return Exists."

   Software license revenue is recorded at the time of shipment, net of estimated allowances for product returns and uncollectable amounts. Post-contract support is offered for a fixed fee and is recognized as revenue over the term of the agreement.

   The Company receives royalties from certain customers related to sales of the customers' products that use the Company's software. Royalty revenue is recorded in the period in which the Company's customers sell their products to the final customer.

 b. Software Development Costs

   Under the provisions of SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," the Company is required to capitalize software development costs when "technological feasibility" of the product has been established and anticipated future revenues assure recovery of the capitalized amounts. Because of the relatively short time period between "technological feasibility" and product release, the amount of software development costs available to be capitalized are minimal and thus have not been capitalized.

 c. Deferred Revenue

   Deferred revenue primarily relates to post-contract support and service agreements, which are billed in advance and are recognized as revenue over the term of the agreement for support agreements and as services are provided for service agreements.

 d. Property and Equipment

   Property and equipment are stated at cost. Depreciation is provided using accelerated methods over estimated lives of five to seven years. The Company capitalizes expenditures which materially increase asset lives and charges ordinary repairs and maintenance to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in operations.

 e. Income Taxes

   The Company provides for income taxes using the liability method in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income tax assets and liabilities are computed

                             D2 TECHNOLOGIES, INC.

based on the temporary differences between the financial statement and income tax basis of assets and liabilities using the currently enacted marginal income tax rate.

   Realization of the net deferred tax assets is dependent on generating sufficient taxable income during the periods in which the temporary differences will reverse. If realization is uncertain a valuation allowance is recorded to state the net deferred tax assets at realizable value.

 f. Statements of Cash Flows

   The Company prepares its statements of cash flows using the indirect method in accordance with SFAS No. 95, "Statement of Cash Flows."

 g. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. Concentrations of Risk

   Financial instruments that subject the Company to credit risk consist primarily of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for potential credit losses. At times, various customers have accounts receivable balances greater than ten percent of total accounts receivable. The Company had two and four customers that had balances greater than ten percent of total accounts receivable at December 31, 1999 and 1998, respectively. These concentrations are summarized as follows:

             1999                                                         1998
             ----                                                         ----
             42%                                                          29%
             10%                                                          27%
             --                                                           16%
             --                                                           15%
             ---                                                          ---
             52%                                                          87%
             ===                                                          ===

   For the years ended December 31, 1999, 1998 and 1997, the Company had several customers with annual net revenues greater than 10 percent of total net revenues for each respective year. These concentrations are summarized as follows:

       1999                              1998                                                       1997
       ----                              ----                                                       ----
       20%                               29%                                                        28%
       16%                               23%                                                        16%
       10%                               --                                                         16%
       --                                --                                                         11%
       --                                --                                                         10%
       ---                               ---                                                        ---
       46%                               52%                                                        81%
       ===                               ===                                                        ===

   At times the Company holds cash balances at financial institutions in excess of federally insured amounts. The Company's operations and the majority of the Company's customers are located in the United States.

                             D2 TECHNOLOGIES, INC.

4. Property and Equipment

   Property and equipment consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1999       1998
                                                            ---------  --------
   Computer equipment...................................... $ 177,359  $111,948
   Furniture and fixtures..................................    17,753    11,811
                                                            ---------  --------
                                                              195,112   123,759
   Less--accumulated depreciation..........................  (112,895)  (83,153)
                                                            ---------  --------
                                                            $  82,217  $ 40,606
                                                            =========  ========

5. Notes Payable to Related Parties

   As of December 31, 1998, the Company owed $175,000 to shareholders/officers under various note payable agreements. The notes bore interest at eight percent annually. In September 1999, these notes were converted to preferred stock (See
Note 8).

6. Income Taxes

   The provision for (benefit from) income taxes for the years ended December 31, 1999, 1998 and 1997 follows:

                                                      1999     1998      1997
                                                     ------- --------  --------
     Current:
       Federal...................................... $   --  $ 21,536  $  3,448
       State........................................     800      800       800
                                                     ------- --------  --------
                                                         800   22,336     4,248
                                                     ------- --------  --------
     Deferred.......................................  46,149  (69,715)  (75,067)
                                                     ------- --------  --------
                                                     $46,949 $(47,379) $(70,819)
                                                     ======= ========  ========

   Differences between the provision (benefit) for income taxes and income taxes at the statutory federal income tax rate for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                 1999                1998                 1997
                          ------------------- -------------------- --------------------
                          Amount   Percentage  Amount   Percentage  Amount   Percentage
                          -------  ---------- --------  ---------- --------  ----------
Income tax at statutory
 federal rate...........  $39,663     34.0 %  $ (9,978)    (34.0)% $(38,087)   (34.0)%
State income tax, net of
 federal benefit........    6,467      5.5      (1,627)     (5.5)    (6,210)    (5.5)
Permanent differences...    1,671      1.4       2,034       6.9       (119)    (0.1)
R&D credits.............      --       --      (31,512)   (107.4)   (13,808)   (12.3)
Other...................     (852)    (0.7)     (6,296)    (21.4)   (12,595)   (11.3)
                          -------     ----    --------    ------   --------    -----
                          $46,949     40.2 %  $(47,379)   (161.4)% $(70,819)   (63.2)%
                          =======     ====    ========    ======   ========    =====

   The Company prepares its tax returns on a cash basis. As such, the components of the net deferred tax asset or liability primarily consist of temporary differences related to deferred revenue, reserves and other cash-to-accruals adjustments.

                             D2 TECHNOLOGIES, INC.

   The gross deferred tax assets (liabilities) at December 31, 1999 and 1998 are as follows:

                                                             1999       1998
                                                          ----------  ---------
     Deferred tax assets:
       Cash to accrual................................... $  318,683  $ 235,365
       R&D credit carryforward...........................      7,771      3,773
       Deferred revenue..................................    165,870    118,387
       Allowance for doubtful accounts...................     43,818     19,900
       Compensation related..............................     40,685        --
                                                          ----------  ---------
                                                             576,827    377,425
                                                          ----------  ---------
     Deferred tax liabilities:
       Cash to accrual...................................   (490,971)  (237,908)
       Depreciation......................................     (4,421)   (11,933)
                                                          ----------  ---------
                                                           (495,392)   (249,841)
                                                          ----------  ---------
       Net deferred tax asset............................ $   81,435  $ 127,584
                                                          ==========  =========

7. Related Party Transactions

   The Company owns approximately 5.5 percent of the outstanding shares of one of its customers. In addition, the Company's majority shareholder also holds shares in this customer (the Related Entity). Due to uncertainty about the realizability of the Company's investment in the Related Entity (recorded under the cost method), the investment has been fully reserved in all periods presented.

   The Company recorded revenues from the Related Entity in the amounts of $131,371, $361,118 and $262,595 in 1999, 1998 and 1997, respectively. The
Company had accounts receivable in the amounts of $18,063 and $6,692 from the Related Entity at December 31, 1999 and 1998, respectively.

   In 1997, the Company adopted a performance unit, or phantom stock plan (the plan) to provide the Company's employees an incentive to work productively on projects involving the Related Entity and to reward the Company's employees for the successes of the Related Entity. Each performance unit entitled the recipient to receive from the Company a cash payment in an amount equal to the net selling price (as defined) of one share of the Related Entity's stock. The Company has issued 252,667 of performance units through December 31, 1999. Based on the estimated fair value of the Related Entity's stock at December 31, 1999, there are no amounts due in connection with these performance units at December 31, 1999. The Company has not recorded any amounts in the accompanying financial statements related to this plan.

   The Company had notes payable to officers/shareholders of the Company (see
Note 5).

8. Preferred Stock

   In 1999, the Company amended its articles of incorporation to allow for the issuance of 500,000 shares of preferred stock. The preferred stock has liquidation preference over common stock in the amount of $2.00 per share, plus any declared and unpaid dividends. Each share of preferred stock may be converted, at the option of the holder, into one share of common stock. An automatic conversion to common stock exists and would activate upon certain predetermined conditions. Each share is entitled to voting rights equal with one common share.

   In 1999, the Company issued 412,500 shares of preferred stock for $825,000 and converted a note payable in the amount of $175,000 to 87,500 additional shares of preferred stock (see Note 5). As of December 31,

                             D2 TECHNOLOGIES, INC.

1999, none of the preferred stock had been converted to common stock and no dividends had been declared or paid.

9. Stock Options

   Under its Tandem Stock Option Plan, the Company may grant incentive and non-qualified stock options to employees, directors and others at the discretion of the board of directors covering up to 1,200,000 shares of common stock. As of December 31, 1999, 343,250 shares were available for future grant under the plan. The Company generally grants options at prices not less than 100 percent of the fair market value, as determined by the board of directors, at the date of grant. The options granted have varied vesting periods.

   The table below summarizes the option activity for 1999, 1998 and 1997:

                                                 Weighted                 Exercisable
                                     Weighted  Average Fair                Weighted
                            Number   Average     Value of                   Average
                              of     Exercise Options Granted              Exercise
                            Shares    Price   During the Year Exercisable    Price
                            -------  -------- --------------- ----------- -----------
   Outstanding at December
    31, 1996............... 170,000   $0.07
   Granted.................  60,000    0.07        $0.03
                            -------   -----        =====
   Outstanding at December
    31, 1997............... 230,000    0.07                     110,311      $0.07
                                                                =======      =====
   Granted.................  40,000    0.07        $0.02
                                                   =====
   Exercised............... (40,000)   0.07
                            -------   -----
   Outstanding at December
    31, 1998............... 230,000    0.07                     126,144      $0.07
                                                                =======      =====
   Granted................. 608,000    1.17        $0.42
                                                   =====
   Exercised............... (28,750)   0.07
   Cancelled............... (21,250)   0.07
                            -------   -----
   Outstanding at December
    31, 1999............... 788,000   $0.90                     184,270      $0.06
                            =======   =====                     =======      =====

   The table below summarizes information about options outstanding at December 31, 1999:

                  Number                      Weighted Average     Number
   Range of   Outstanding at Weighted Average  Exercise Price  Exercisable at
   Exercise    December 31,     Remaining        of Options     December 31,
    Prices         1999      Contractual Life   Outstanding         1999
   --------   -------------- ---------------- ---------------- --------------
    $0.01         30,000         1.6 years         $0.01           30,000
    $0.07        536,000         9.0 years         $0.07          154,270
    $0.50        120,000         9.7 years         $0.50              --
    $5.33         72,000         9.9 years         $5.33              --
    $8.00         30,000        10.0 years         $8.00              --
                 -------                           -----          -------
                 788,000                           $0.90          184,270
                 =======                           =====          =======

   As permitted by SFAS No. 123 "Accounting for Stock-Based Compensation," the Company continues to apply the accounting rules of Accounting Principles Board
(APB) No. 25 governing the recognition of compensation expense for employee stock options. Such accounting rules measure compensation expense on the first date at which both the exercise price and the number of shares are known. Expense is only recognized in circumstances where the exercise price is less than the fair market value at the measurement date. No such expense has been recorded in the accompanying statements of operations.

                             D2 TECHNOLOGIES, INC.

   Under the requirements of SFAS No. 123 pro forma disclosure of compensation expense using the fair value method is required to be disclosed if the Company applies APB No. 25. Pro forma compensation has been computed by estimating the fair value of options at the date of grant using the Black-Scholes option pricing model.

   The following assumptions were used in estimating the fair value of options:

                                                               1999  1998  1997
                                                               ----  ----  ----
     Expected life in years...................................    7     7     7
     Weighted average interest rate........................... 5.62% 5.45% 6.09%

   No dividend yield was used since the Company historically has not paid dividends, and no volatility was used since the Company is privately held. Pro forma additional compensation expense was immaterial in 1999, 1998 and 1997, respectively.

   In 1999, the Company issued 30,000 options to purchase common stock to a consultant. The estimated fair value of these options was computed using the Black-Scholes option pricing model. The Company recorded $103,000 of compensation expense related to these options in 1999.

   In connection with a merger agreement (see Note 14), all of the outstanding options granted under the Tandem Stock Option Plan will be exchanged for options to purchase common shares of the acquiring company.

10. Stock Split

   In July 1999, the board of directors approved a ten to one split of the Company's common stock. All shares for all periods presented have been retroactively restated to give effect to the stock split.

11. Supplemental Disclosure of Cash Flow Information

                                                          1999    1998    1997
                                                        -------- ------- -------
     Cash paid for income taxes.......................  $ 35,176 $ 3,861 $16,000
     Cash paid for interest...........................    15,300  14,000   6,000
     Non cash investing and financing activities:
       Conversion of note payable to preferred stock..   175,000     --      --

12. Commitments

 a. Lease Commitments

   The Company leases office space under non-cancelable operating lease agreements expiring on January 31, 2002. Future minimum lease payments under this agreement as of December 31, 1999 were as follows:

       Years Ending December 31,
       -------------------------
          2000.......................................................... $183,949
          2001..........................................................  219,740
          2002..........................................................   18,312
                                                                         --------
          Total......................................................... $422,001
                                                                         ========

                             D2 TECHNOLOGIES, INC.

   Rent expense under non-cancelable operating leases for the years ended December 31, 1999, 1998 and 1997 was $108,325, $90,686 and $80,956,
respectively.

   The Company subleased a portion of its office space to a third party. Sublease revenue was $14,055, $10,172 and $4,107 for the years ended 1999, 1998 and 1997, respectively. The sublease agreement expired in November 1999.

 b. Other Matters

   In 1999, the Company entered into an agreement with a business partner to jointly develop a product. As part of this agreement, the Company agreed to purchase 250,000 shares of the business partner's stock at $1.00 per share and the business partner agreed to purchase 125,000 shares of the Company's stock at $2.00 per share. Pursuant to the terms of the agreement, the Company has set aside 125,000 shares of common stock. As of December 31, 1999, neither the Company nor the business partner had begun performance under the agreement and none of the shares had been exchanged.

13. Profit Sharing Plan

   The Company has established a profit sharing program whereby employees can share in the Company's pre-tax profit. Contributions are made pursuant to defined terms and in no event exceed fifteen percent of the Company's pre-tax profit. The Company recorded expense of $83,362, $22,788 and $7,321 in 1999, 1998 and 1997, respectively.

14. Subsequent Events

   On January 23, 2000, the Company entered in an agreement to be acquired through a merger whereby the Company will exchange all outstanding shares for shares of the acquiring company in a transaction valued at approximately $90 million as of January 23, 2000.

   From January 1 through January 26, 2000, the Company granted 369,000 options under the Tandem Stock Option Plan and no specific plan with a weighted average exercise price of $12.98.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders of
Inverness Systems Ltd.

   We have audited the accompanying consolidated balance sheets of Inverness Systems Ltd. and its subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audit in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Inverness Systems Ltd. and its subsidiary December 31, 1999 and 1998, and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in the United States.

                                          Kost, Forer & Gabbay
                                          A Member of Ernst & Young
                                           International

Tel-Aviv, Israel
March 29, 2000

                             INVERNESS SYSTEMS LTD.

                          CONSOLIDATED BALANCE SHEETS
                               (in U.S. dollars)

                                                              December 31,
                                                          ---------------------
                                                             1999       1998
                                                          ----------  ---------
ASSETS
Current Assets:
 Cash and cash equivalents..............................  $  327,855  $  57,869
 Short-term deposits....................................   1,340,638         --
 Trade receivables......................................     814,903    515,738
 Government authorities for grants and participation....      32,507     75,000
 Government authorities.................................      76,136     57,876
 Other accounts receivable and prepaid expenses.........      74,832     16,079
                                                          ----------  ---------
   Total current assets.................................   2,666,871    722,562

Severance pay fund......................................      85,544     35,408
Fixed assets, net (Note 3)..............................     245,542    139,953
                                                          ----------  ---------
   Total assets.........................................  $2,997,957  $ 897,923
                                                          ==========  =========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
 Current maturities of long-term bank loan (Note 4).....  $    7,020  $   7,020
 Trade payables.........................................      75,629     68,623
 Employees and payroll accruals.........................     142,197    135,449
 Deferred revenues......................................     101,931     19,094
 Other liabilities and accrued expenses.................     192,828    125,508
                                                          ----------  ---------
   Total current liabilities............................     519,605    355,694
Long-term Liabilities:
 Long-term bank loan (Note 4)...........................       5,165     12,185
 Accrued severance pay..................................     156,577     96,809
                                                          ----------  ---------
   Total long-term liabilities..........................     161,742    108,994
                                                          ----------  ---------
Commitments and Contingent Liabilities (Note 6)
Shareholders' Equity:
 Ordinary shares of NIS 0.01 par value (Note 5):
  Authorized--1,510,000 and 2,100,000 at December 31,
   1999 and 1998, respectively; Issued and outstanding
   865,000 and 864,900 at December 31, 1999 and 1998,
   respectively.........................................       2,659      2,659
 Preferred shares of NIS 0.01 par value (Note 5):
  Authorized--600,000 and 0 at December 31, 1999 and
   1998, respectively; Issued and outstanding 400,000
   and 0 at December 31, 1999 and 1998, respectively....       1,000        --
 Aggregate liquidation preference of $ 142,381 as of
  December 31, 1999.....................................
 Management shares of NIS 0.01 par value (Note 5):
  Authorized--0 and 10,000 at December 31, 1999 and
   1998, respectively; Issued and outstanding 0 and 100
   at December 31, 1999 and 1998, respectively..........         --          *
 Additional paid-in capital.............................   2,844,220    789,720
 Deferred stock compensation............................    (104,496)  (103,213)
 Accumulated deficit....................................    (426,773)  (255,931)
                                                          ----------  ---------
   Total shareholders' equity...........................   2,316,610    433,235
                                                          ----------  ---------
   Total liabilities and shareholders' equity...........  $2,997,957  $ 897,923
                                                          ==========  =========

--------
(*)  Less than one U.S. dollar

   The accompanying notes are an integral part of the consolidated financial statements.

                             INVERNESS SYSTEMS LTD.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                In U.S. dollars

                                                        Year ended
                                                       December 31,
                                              ---------------------------------
                                                 1999        1998       1997
                                              ----------  ----------  ---------
Revenues (Note 9a and 9b)...................  $2,744,996  $2,093,194  $ 860,449
Cost of revenues............................     456,341     300,366    122,446
                                              ----------  ----------  ---------
Gross profit................................   2,288,655   1,792,828    738,023
                                              ----------  ----------  ---------
Operating expenses:
Research and development, net...............     648,781     612,208    565,783
Sales and marketing, net....................   1,455,906     802,375    308,061
General and administrative..................     376,838     227,996    165,191
                                              ----------  ----------  ---------
Total operating expenses....................   2,481,525   1,642,579  1,039,035
                                              ----------  ----------  ---------
Operating income (loss).....................    (192,870)    150,249   (301,012)
Financial income (expenses), net............       5,719       4,636     (9,218)
                                              ----------  ----------  ---------
Income (loss) before taxes on income........    (187,151)    154,885   (310,230)
Taxes on income (Note 7)....................      16,309    (101,000)        --
                                              ----------  ----------  ---------
Net income (loss)...........................  $ (170,842) $   53,885  $(310,230)
                                              ==========  ==========  =========
Basic earnings (loss) per share.............  $    (0.18) $     0.06  $   (0.37)
                                              ==========  ==========  =========
Weighted average number of ordinary shares
 used in computing basic earnings (loss) per
 share......................................     865,000     865,000    831,667
                                              ==========  ==========  =========
Diluted earnings (loss) per share...........  $    (0.18) $     0.05  $   (0.37)
                                              ==========  ==========  =========
Weighted average number of ordinary shares
 used in computing diluted earning (loss)
 per share..................................     865,000   1,065,159    831,667
                                              ==========  ==========  =========



   The accompanying notes are an integral part of the consolidated financial statements.

                             INVERNESS SYSTEMS LTD.

                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                In U.S. dollars

                                  Additional   Deferred                   Total
                           Share   paid-in      stock     Accumulate  shareholders'
                          capital  capital   compensation  deficit       equity
                          ------- ---------- ------------ ----------  -------------
Balance as of January 1,
 1997...................  $2,242  $  199,606  $      --   $     414    $  202,262
  Issuance of shares,
   net..................     374     199,626        --          --        200,000
  Exercise of warrants..      43         688        --          --            731
  Deferred stock
   compensation.........     --      324,800   (324,800)        --            --
  Amortization of
   deferred stock
   compensation.........     --          --     145,379         --        145,379
  Net loss..............     --          --         --     (310,230)     (310,230)
                          ------  ----------  ---------   ---------    ----------
Balance as of December
 31, 1997...............   2,659     724,720   (179,421)   (309,816)      238,142
  Deferred stock
   compensation.........     --       65,000    (65,000)        --            --
  Amortization of
   deferred stock
   compensation.........     --          --     141,208         --        141,208
  Net income............     --          --         --       53,885        53,885
                          ------  ----------  ---------   ---------    ----------
Balance as of December
 31, 1998...............   2,659     789,720   (103,213)   (255,931)      433,235
  Issuance of shares,
   net..................   1,000   1,960,000        --          --      1,961,000
Deferred stock
 compensation...........     --       94,500    (94,500)        --            --
  Amortization of
   deferred stock
   compensation.........     --          --      93,217         --         93,217
  Net loss..............     --          --         --     (170,842)     (170,842)
                          ------  ----------  ---------   ---------    ----------
Balance as of December
 31, 1999...............  $3,659  $2,844,220  $(104,496)  $(426,773)   $2,316,610



   The accompanying notes are an integral part of the consolidated financial statements.

                             INVERNESS SYSTEMS LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                In U.S. dollars

                                                        Year ended
                                                       December 31,
                                               -------------------------------
                                                  1999       1998      1997
                                               ----------  --------  ---------
Cash flows from operating activities:
  Net income (loss)........................... $ (170,842) $ 53,885  $(310,230)
  Adjustments to reconcile net income (loss)
   to net cash provided by (used in) operating
   activities:
    Amortization of deferred stock
     compensation.............................     93,217   141,208    145,379
    Depreciation..............................     56,542    38,345     23,989
    Increase in trade receivables.............   (299,165) (256,699)  (257,301)
    Increase in other accounts receivable and
     prepaid expenses                            (34,520)  (53,792)   (21,917)
    Increase in trade payables................      7,006    52,053      6,555
    Other liabilities and accrued expenses....    156,905   123,460    149,605
    Accrued severance pay, net................      9,632    19,326     42,075
    Other.....................................     (3,797)       --         --
                                               ----------  --------  ---------
  Net cash provided by (used in) operating
   activities.................................   (185,022)  117,786   (221,845)
                                               ----------  --------  ---------
Cash flows from investing activities:
  Proceeds from short-term deposits........... (1,340,638)       --         --
  Proceeds from sale of fixed assets..........     11,860        --         --
  Purchase of fixed assets....................   (170,194)  (59,146)   (88,758)
                                               ----------  --------  ---------
Net cash used in investing activities......... (1,498,972)  (59,146)   (88,758)
                                               ----------  --------  ---------
Cash flows from financing activities:
  Issuance of shares, net.....................  1,961,000        --    200,731
  Principal payments of long-term bank loan...     (7,020)   (7,020)    (7,020)
                                               ----------  --------  ---------
Net cash provided by (used in) financing
 activities...................................  1,953,980    (7,020)   193,711
                                               ----------  --------  ---------
Increase (decrease) in cash and cash
 equivalents..................................    269,986    51,620   (116,892)
Cash and cash equivalents at the beginning
 of the year..................................     57,869     6,249    123,141
                                               ----------  --------  ---------
Cash and cash equivalents at the end of the
 year......................................... $  327,855  $ 57,869  $   6,249
                                               ==========  ========  =========
Supplemental disclosure of cash flows
 information:
  Cash paid during the year for:
    Interest.................................. $   17,087  $ 14,881  $   8,041
                                               ==========  ========  =========
    Income taxes.............................. $   85,653  $  7,507  $  59,302
                                               ==========  ========  =========

   The accompanying notes are an integral part of the consolidated financial statements.

                             INVERNESS SYSTEMS LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                In U.S. dollars

Note 1--General:

   Inverness Systems Ltd. was incorporated in Israel and commenced operations in February 1993. In July 1997, Inverness Systems Inc., a wholly-owned subsidiary of Inverness Systems Ltd. was incorporated in the State of Delaware and commenced operations.

   The Company's products are marketed in the United States through its subsidiary and to the Far East, Israel and Europe by the Israeli parent company. As for major customers, see Note 9b.

   The Company is engaged in the development and marketing of software products, which are sold to manufacturers of communication equipment, particularly in the field of telecommunication.

Note 2--Significant Accounting Policies:

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principals in United States.

a.Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and their accompanying notes. Actual results could differ from those estimates.

b.Financial statements in U.S. dollars:

  The majority of the Company's sales are made outside Israel in U.S. dollars, and a portion of the Company's costs are incurred in U.S. dollars. The U.S. dollar is also the currency of the primary economic environment in which the Company operates. Therefore, the functional and reporting currency for the Company is the U.S. dollar.

  The Company's transactions and balances denominated in U.S. dollars are presented at their original amounts. Non-dollar transactions and balances have been remeasured to U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52 of the U.S. Financial Accounting Standards Board ("FASB"). All transaction gains and losses from remeasurement of monetary balance sheet items denominated in non-dollar currencies are reflected in the statements of operations as financial income or expenses, as appropriate.

c.Principles of consolidation:

  The consolidated financial statements include the accounts of Inverness Systems Ltd. and its wholly-owned U.S. subsidiary, Inverness Systems Inc. Intercompany balances and transactions have been eliminated in consolidation.

d.Cash equivalents:

  Cash equivalents are considered to be highly liquid investments which include unrestricted short-term bank deposits with original maturities of three months or less.

e.Short-term deposits:

  The Company classifies deposits with maturities of more than three months and less than one year as short-term deposits. The short-term deposits are presented at their cost, including accrued interest.

                             INVERNESS SYSTEMS LTD.

f.Fixed assets:

  Fixed assets are stated at cost less accumulated depreciation. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

                                                                            %
                                                                          ------
       Computers and peripheral equipment................................ 20--33
       Motor vehicles....................................................     15
       Office furniture and equipment....................................  6--15

g. Revenue recognition:

  Revenues from software license agreements are recognized according to Statement of Position 97-2, "Software Revenue Recognition" as amended, upon delivery of the software when collection is probable; all license payments are due within one year; the license fee is otherwise fixed or determinable; and persuasive evidence of an agreement exists.

  In December 1998, the AICPA issued Statement Of Position 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions". SOP 98-9 amends SOP 98-4 to extend the deferral to the application of certain passages of SOP 97-2 provided by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. The Company and its subsidiary does not foresee any material impact of this new Statement on its consolidated balance sheets or results of operations.

  Deferred revenues include unearned amounts received under maintenance and support contracts.

  Revenues from maintenance and support contracts are recognized ratably over the contractual period or as services are performed.

h. Research and development expenses:

  Research and development costs are charged to the statement of operations as incurred. SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

  Costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have been insignificant. Therefore, research and development costs have been expensed.

i.Government grants:

  Royalty-bearing grants from the Office of the Chief Scientist of the Ministry of Industry and Trade in Israel for funding certain approved research projects are recognized at the time the Company is entitled to such grants on the basis of the related costs incurred and are presented as a reduction of research and development costs. Development grants for the years ended December 31, 1999, 1998 and 1997 amounted to $ 30,898, $ 75,000 and $ 88,265, respectively.

  The Company also received non-royalty-bearing grants from the Fund for Encouragement of Marketing Activity. These grants are recognized at the time the Company is entitled to such grants on the basis of the related costs incurred and are presented as a reduction of sales and marketing costs. Marketing grants for the years ended December 31, 1999, 1998 and 1997 amounted to $ 50,000, $ 0 and $ 11,605, respectively.

                             INVERNESS SYSTEMS LTD.

j.Concentrations of credit risk:

  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term deposits and trade receivables. Cash and cash equivalents and short-term deposits are deposited with major banks in Israel and the United States. The Company's trade receivables are mainly derived from sales to customers in the United States.

k.Fair value of financial instruments:

  The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and cash equivalents, short-term deposits trade receivables and trade payables--The carrying amounts of these items approximate their fair value due to the short-term maturities of such instruments.

  Long-term loans--The carrying amounts of the Company's borrowing arrangements approximate their fair value. The fair value was estimated using discounted cash flow analyses, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

l.Basic and diluted earnings (loss) per share:

  Basic earnings (loss) per share is computed based on the weighted average number of common shares outstanding during each year including contingent shares. Diluted earnings per share is computed based on the weighted average number of common shares outstanding during each year, plus the dilutive potential of common shares considered outstanding during the year, in accordance with SFAS No. 128, "Earnings Per Share".

  All convertible Preferred shares, outstanding stock options and warrants have been excluded from the calculation of diluted net loss per Ordinary share because all such of these securities are anti-dilutive for the years ended December 31, 1999 and 1997. The total number of shares related to outstanding securities excluded from the calculations of diluted net loss per share were 578,021 and 50,924 for the year ended December 31, 1999 and 1997, respectively.

m.Accounting for stock-based compensation:

  The Company accounts for stock option grants in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Options Issued to Employees ("APB-25"). Under APB 25, when the exercise price of the Company's employee option is less than the fair value of the underlying Ordinary Shares on the date of the grant, compensation expense is recognized. The pro forma information with respect to the fair value of option is provided in accordance with the provision of statement No. 123.

  The Company applies SFAS No. 123, "Accounting for Stock-Based
  Compensation", with respect to warrants issued to non-employees. SFAS No. 123 requires the use of option valuation models to measure the fair value of the warrants at the date of grant.

n. Severance pay:

  The Company's liability for severance pay, is calculated pursuant to Israeli severance pay law, based on the most recent salary of the employees multiplied by the number of years of employment as of the balance sheet date. The Company records as expense the net increase in its funded or unfunded severance liability. Employees are entitled to one month salary for each year of employment, or a portion thereof. The Company's liability is fully provided by monthly deposits with severance pay fund, insurance policies and by an accrual.

                             INVERNESS SYSTEMS LTD.

  The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon complying with the Israeli severance pay law or labor agreements. The value of deposited funds are based on the cash surrendered value of these policies, and include immaterial profits.

  Severance pay expense for the years ended December 31, 1999, 1998 and 1997 was $ 40,992, $ 49,857 and $ 61,835, respectively.

o.Income taxes:

  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax assets and liability account balances are determined based on differences between financial reporting and tax based on assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

p. Impact of recently issued accounting standards:

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which will be effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The Statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company does not expect the impact of this new Statement on the Company's consolidated balance sheet or results of operations to be material.

Note 3--Fixed Assets:

                                                                December 31,
                                                              -----------------
                                                                1999     1998
                                                              -------- --------
     Cost:
       Computers and peripheral equipment...................  $257,556 $123,344
       Office furniture and equipment.......................    72,014   49,799
       Motor vehicles.......................................    40,369   40,369
                                                              -------- --------
                                                               369,939  213,512
                                                              -------- --------
     Accumulated depreciation:
       Computers and peripheral equipment...................    89,556   49,875
       Office furniture and equipment.......................    14,862    9,556
       Motor vehicles.......................................    19,979   14,128
                                                              -------- --------
                                                               124,397   73,559
                                                              -------- --------
     Depreciated cost.......................................  $245,542 $139,953
                                                              ======== ========

       As for charges, see Note 6c.

Note 4--Long-Term Bank Loan:

   The loan is linked to the U.S. dollar and bears interest at the rate of LIBOR+ 2%. Maturities of the outstanding loan for the two years subsequent to December 31, 1999 are $ 7,020 in 2000 and $ 5,165 in 2001.

                             INVERNESS SYSTEMS LTD.

Note 5--Share Capital:

a. Changes during the year:

  In February 1999, the Company issued 400,000 Preferred shares in consideration of $ 2 million.

b.Composed of NIS 0.01 par value shares as follows:

                                                                   Issued and
                                             Authorized December   outstanding
                                                     31,          December 31,
                                             ------------------- ---------------
                                               1999      1998     1999    1998
                                             --------- --------- ------- -------
Ordinary shares (1)......................... 1,510,000 2,100,000 865,000 864,900
                                             ========= ========= ======= =======
Preferred shares (2)........................   600,000       --  400,000     --
                                             ========= ========= ======= =======
Management shares (3).......................       --     10,000     --      100
                                             ========= ========= ======= =======

--------
(1) Ordinary shares confer upon their holders voting rights, the right to receive cash dividends and the right to a share in excess assets upon liquidation of the Company.
(2) Preferred shares confer upon their holders voting rights, the right to receive 8% cumulative dividends which will be paid when and if declared and a liquidation preference to receive the grater of the accumulated dividends, or the sale price received by the Company for such shares. The Preferred shares are convertible into Ordinary shares of a one-for-one basis at any time at the holders' discretion.
(3) Management shares confer upon their holders the same rights as those of Ordinary shares and, in addition, the right to receive up to $ 80,000 in dividends, prior to the distribution of any dividends in any year. Under 1999 share purchase agreement, all management shares have been converted into Ordinary shares.

c.Stock warrants:

  During 1997, the Company issued 15,000 warrants, each warrant to purchase one Ordinary Share, to marketing advisors in respect of their services. All the warrants were exercised in November 1997.

d. Stock option plan:

  Stock options granted under the Company's 1997 Stock Option and Incentive Plan ("the Plan") are exercisable at an exercise price which is less than the fair market value at date of grant and, subject to termination of employment, expire ten years from the date of grant and are generally exercisable in four equal annual installments commencing one year from the date of grant. In January 1999, the Company increased the number of shares available for grant by 81,000 shares. The amount of options reserved under 1997 Stock Option Plan was 22,000 as of December 31, 1999.

   A summary of the stock options activities in 1999, 1998 and 1997 is as follows:

                                                Year ended December 31,
                          --------------------------------------------------------------------
                                   1999                   1998                   1997
                          ---------------------- ---------------------- ----------------------
                                     Weighted               Weighted               Weighted
                                     average                average                average
                          Amount  exercise price Amount  exercise price Amount  exercise price
                          ------- -------------- ------- -------------- ------- --------------
Outstanding at the
 beginning of the year..  237,000     $   0      223,000     $   0          --        $0
Granted.................   41,000     $0.20       14,000     $0.14      223,000       $0
Outstanding at the end
 of the year............  278,000     $0.04      237,000     $   0      223,000      $ 0

                             INVERNESS SYSTEMS LTD.

  The amount of options exercisable as of December 31, 1999, 1998 and 1997 was 228,901, 177,102 and 94,334, at a weighted average exercise price of $ 0, $ 0 and $ 0.02 respectively.

  Under SFAS No. 123, pro forma information regarding net income and earnings per share is required as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: risk-free interest rates of 6%, 5.5% and 6%, dividend yields of 0% for each of the three years, expected volatility of 0.001 for each of the three years and a weighted-average expected life of the options of 5 years for each of the three years.

  The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable measure of the fair value of its employee stock options.

  The weighted-average fair value of the options at their grant dates in 1999, 1998 and 1997 was $ 2.36, $2.39 and $ 1.6, respectively.

  For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. Because SFAS No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until the year 2002.

   Pro forma information under SFAS 123:

                                                    Year ended December 31,
                                                  ----------------------------
                                                    1999      1998     1997
                                                  ---------  ------- ---------
                                                   U.S. dollars in thousands
   Net income (loss) as reported................. $(170,842) $53,885 $(310,230)
   Pro forma net income (loss)................... $(171,823) $53,885 $(310,230)
   Pro forma basic earnings (loss) per share..... $   (0.19) $  0.06 $   (0.32)
   Pro forma diluted earnings (loss) per share... $   (0.19) $  0.05 $   (0.32)

Note 6--Commitments and Contingent Liabilities:

a. Lease commitments:

  The Company and its subsidiary lease their facilities and vehicles under non-cancelable operating lease agreements for a periods through 2004.

  Future minimum lease commitments under non-cancelable operating leases for the years ended December 31, are as follows:

                   Year
                   ----
                   2000   100,034
                   2001    64,282
                   2002    62,724
                   2003    56,941
                   2004    34,118
                          -------
                          318,099

                             INVERNESS SYSTEMS LTD.

b.Royalties

  The Company is committed to pay royalties to the Chief Scientist of Ministry of Industry and Trade at a rate of 3% on sales of products developed with funds provided by the Chief Scientist, up to the amount equal to 100% of dollar-linked research and development grants related to such projects, from the Chief Scientist. As of December 31, 1999, the Company has an outstanding contingent liability of $ 186,309.

c.Charges:

  The Company has placed a fixed charge on its share capital and on short-term deposits in favor of the bank. The Company has a floating charge on its assets, in favor of the bank.

Note 7--Taxes on Income:

a.Tax benefits under the Law for the Encouragement of Capital Investments, 1959 ("the Law"):

  In December, 1995, the production facilities of the Company were awarded the status of an "Approved Enterprise" under the Law.

  According to the provisions of the Law, the Company has elected to enjoy "Alternative Benefits"--waiver of grants in return for tax exemption--and accordingly, its income from the "Approved Enterprise" is tax-exempt for a period of 2 years, and for an additional period of 5 to 8 years, is subject to reduced tax rates of 10% to 25%, depending upon the proportion of foreign ownership of the Company.

  The period of tax benefits, detailed above, is subject to limits of the earlier of 12 years from the commencement of production, or 14 years, from the approval date.

  The Law also grants entitlement to claim accelerated depreciation on machinery and equipment used by the "Approved Enterprise", during the first five tax years.

  In the event of distribution of cash dividends from tax exempt income, as mentioned above, the Company would have to pay income tax equal to 10%-25% of the amount distributed. The tax exempt income attributable to the "Approved Enterprise" can be distributed to shareholders without subjecting the Company to taxes only upon the complete liquidation of the Company. The retained tax exempt profits as of December 31, 1999 are approximately $280,000. If these retained tax exempt profits are distributed in a manner other than upon complete liquidation of the Company, they would be taxed at a corporate tax rate applicable to such profits as if the Company had not elected alternative tax benefits (currently 25% of an "approved enterprise") and an income tax liability of approximately $70,000 would be incurred.

  The Company currently has no plans to distribute dividends and intends to retain future earnings to finance the development of its business.

  Should the Company derive income from sources other than the "Approved Enterprise" during the relevant period of benefits, such income will be taxable at regular corporate tax rates of 36%.

b.Tax benefits under the Israeli Law for the Encouragement of Industry (Taxation), 1969:

  The Company is an "industrial company" under the above law and, as such, is entitled to certain tax benefits, including accelerated depreciation, deduction of public offering expenses in three equal annual installments, and deduction of 12.5% per annum on the purchase of certain intangible property rights.

                             INVERNESS SYSTEMS LTD.

c.Measurement of results for tax purposes under the Income Tax Law (Inflationary Adjustments), 1985:

  Results for tax purposes are measured in terms of earnings in NIS after certain adjustments for increases in the Israeli Consumer Price Index ("CPI"). As explained in Note 2b, the financial statements are measured in U.S. dollars. The difference between the annual change in the Israeli CPI and in the NIS/dollar exchange rate causes a further difference between taxable income and the income before taxes shown in the financial statements. In accordance with paragraph 9(f) of SFAS No. 109, the Company has not provided deferred income taxes on the difference between the reporting currency and the tax bases of assets and liabilities.

d. Deferred income taxes:

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                               December 31,
                                                             ------------------
                                                               1999      1998
                                                             --------  --------
   Operating loss carryforward.............................. $    --   $ 16,000
   Other reserve and allowances.............................   32,000    38,000
                                                             --------  --------
   Net deferred tax asset before valuation allowance........   32,000    54,000
   Valuation allowance......................................  (32,000)  (54,000)
                                                             --------  --------
   Net deferred tax asset................................... $    --   $    --
                                                             ========  ========

  The Company has provided 100% valuation allowance in respect of deferred tax assets resulting from tax loss carryforwards in 1998. Management currently believes that, since the Company has a history of losses and a four year tax exemption, it is more likely than not that the deferred tax assets regarding the loss carryforwards and other temporary differences will not be realized.

e.Net operating losses carryforward:

  The Company has no accumulated losses for tax purposes as of December 31, 1999.

f. Income (loss) before income taxes is comprised as follows:

                                                         Year ended
                                                        December 31,
                                               --------------------------------
                                                  1999       1998       1997
                                               ----------  ---------  ---------
   Domestic................................... $   53,697  $(113,706) $(324,268)
   Foreign....................................   (240,848)   268,591     14,038
                                               ----------  ---------  ---------
                                               $(187,151)  $ 154,885  $(310,230)
                                               ==========  =========  =========

g. Provisions for tax income (expense) are comprised as follows:

   Domestic (current)......................... $  (39,257) $     --   $     --
   Foreign (current)..........................     55,566   (101,000)       --
                                               ----------  ---------  ---------
                                               $   16,309  $(101,000) $     --
                                               ==========  =========  =========

                             INVERNESS SYSTEMS LTD.

h. Reconciliation of the theoretical tax expense to the actual tax expense:

  A reconciliation of theoretical tax expense, assuming all income is taxed at the statutory rate applicable to the income of companies in Israel, and the actual tax expense, is as follows:

                                                   Year ended December 31,
                                                 ------------------------------
                                                   1999       1998      1997
                                                 ---------  --------  ---------
Income (loss) before taxes on income, as
 reported......................................  $(187,151) $154,885  $(310,230)
                                                 =========  ========  =========
Statutory tax rate in Israel...................         36%       36%        36%
                                                 =========  ========  =========
Theoretical tax expense (benefit)..............    (67,374)   55,758   (111,683)
Increase (decrease) in taxes resulting from:
 Items for which valuation allowance was
  provided.....................................     11,411   (16,582)    18,693
 Tax adjustment in respect of inflation in
  Israel.......................................    (15,065)   (7,981)    (4,447)
 Non-deductible expenses.......................    149,249   112,958     97,437
 Tax rate differences..........................     25,759   (43,153)       --
Tax benefits applicable to "Approved
 Enterprises" (1)..............................   (103,637)      --         --
Utilization of operating carryforward tax
 losses for which a valuation allowance had
 been provided.................................    (16,652)      --         --
                                                 ---------  --------  ---------
Actual tax expense.............................  $ (16,309) $101,000  $     --
                                                 =========  ========  =========

(1) Basic and diluted net loss per share of the
   benefit resulting from the approved
   enterprise..................................  $   (0.12) $    --   $     --
                                                 =========  ========  =========

Note 9--Reportable Segments and Major Customers:

   The Company operates in one industry segment, the development and marketing telecommunication software products. Operations in Israel include research and development, marketing and sales. Operations in the United States include marketing and sales. The following is a summary of operations within geographic areas based on customer's location.

a.Geographical information:

                                                     Year ended December 31,
                                                  ------------------------------
                                                     1999       1998      1997
                                                  ---------- ---------- --------
                                                    U.S. dollars in thousands
   1. Revenues:
    United States................................ $2,218,125 $1,695,200 $667,975
    Far East.....................................    359,024    151,367      --
    Israel.......................................    138,400    102,245  171,091
    Europe.......................................     29,447    144,382   21,383
                                                  ---------- ---------- --------
                                                  $2,744,996 $2,093,194 $860,449
                                                  ========== ========== ========

   2. Long-lived assets:
    Israel.......................................    157,046    130,580  114,923
    United States................................     88,496      9,373    4,229
                                                  ---------- ---------- --------
                                                  $  245,542 $  139,953 $119,152
                                                  ========== ========== ========

b. Major customer:

  Revenues from one customer represents approximately 15% of the Company's consolidated revenues for the year ended December 31, 1999.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Excess Bandwidth Corporation

   In our opinion, the accompanying balance sheets and the related statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Excess Bandwidth Corporation (a development stage company) at March 31, 2000 and March 31, 1999 and the results of its operations and its cash flows for the year ended March 31, 2000 and for the periods from April 23, 1998 (date of inception) to March 31, 1999 and March 31, 2000, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Jose, California
May 23, 2000

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                                 BALANCE SHEETS
                       (In thousands, except share data)


                                                                 March 31,
                                                               ---------------
                                                                2000     1999
                                                               -------  ------
ASSETS
Current Assets:
  Cash and cash equivalents................................... $   598  $4,516
  Prepaid expenses and other current assets...................     583      36
                                                               -------  ------
    Total current assets......................................   1,181   4,552
  Property and equipment, net.................................   2,280     544
  Other assets................................................     573     --
                                                               -------  ------
    Total assets.............................................. $ 4,034  $5,096
                                                               =======  ======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable............................................ $ 1,140  $   85
  Accrued liabilities.........................................   2,389      48
  Deferred research and development funding...................     --      125
  Current portion of capital leases...........................     418      97
  Current portion of notes payable............................   1,528      25
                                                               -------  ------
    Total current liabilities.................................   5,475     380
  Deferred research and development funding...................     --      300
  Long-term portion of capital leases.........................     936     280
  Long-term portion of note payable...........................      45      73
                                                               -------  ------
    Total liabilities.........................................   6,456   1,033
                                                               -------  ------
Commitments and contingencies (Note 7)

Mandatorily redeemable series A convertible preferred stock:
  no par value; 4,516,094 shares authorized; 4,391,556 shares
   issued and outstanding Liquidation preference: $4,475......   4,436   4,436
Shareholders' equity (deficit):
  Common stock: no par value; 25,000,000 shares authorized;
  7,807,620 and 5,000,000 shares issued and outstanding.......     271       5
  Additional paid-in capital..................................   6,578     --
  Deferred stock-based compensation...........................  (5,638)    --
  Notes receivable from shareholders..........................     (61)    --
  Deficit accumulated during development stage................  (8,008)   (378)
                                                               -------  ------
    Total shareholders' equity (deficit)......................  (6,858)   (373)
                                                               -------  ------
    Total liabilities and shareholders' equity (deficit)...... $ 4,034  $5,096
                                                               =======  ======

   The accompanying notes are an integral part of these financial statements.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                            STATEMENTS OF OPERATIONS
                                 (In thousands)

                                                   Period from     Period from
                                                 April 23, 1998, April 23, 1998,
                                                    (date of        (date of
                                    Year Ended    inception) to   inception) to
                                  March 31, 2000 March 31, 1999  March 31, 2000
                                  -------------- --------------- ---------------
Operating expenses:
  General and administration.....    $ 1,092          $  89          $ 1,181
  Sales and marketing............        424              8              432
  Research and development.......      6,127            303            6,430
                                     -------          -----          -------
Loss from operations.............      7,643            400            8,043
Interest income, net.............        (13)           (22)             (35)
                                     -------          -----          -------
    Net loss.....................    $(7,630)         $(378)         $(8,008)
                                     =======          =====          =======


   The accompanying notes are an integral part of these financial statements.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)



                                                                                  Deficit
                                                                                Accumulated     Total
                            Common Stock   Additional  Receivable    Deferred   During the  Shareholders'
                          ----------------  Paid in       from     Stock-Based  Development    Equity
                           Shares   Amount  Capital   Shareholders Compensation    Stage      (Deficit)
                          --------- ------ ---------- ------------ ------------ ----------- -------------
Issuance of common stock
 to founders at $0.001
 per share for cash in
 April 1998.............  5,000,000  $  5     $ --       $ --          $ --         $ --       $     5
Deficit accumulated
 during the development
 stage..................        --    --        --         --            --          (378)        (378)
                          ---------  ----    ------      -----       -------      -------      -------
Balance at March 31,
 1999...................  5,000,000     5       --         --            --          (378)        (373)
Exercise of stock
 options................  2,317,620   205       --         --            --           --           205
Exercise of stock
 options in exchange for
 notes receivable.......    490,000    61       --         (61)          --           --           --
Issuance of warrants....        --    --        144        --            --           --           144
Deferred stock-based
 compensation...........        --    --      6,434        --         (5,638)         --           796
Deficit accumulated
 during the development
 stage..................        --    --        --         --            --        (7,630)      (7,630)
                          ---------  ----    ------      -----       -------      -------      -------
Balance at March 31,
 2000...................  7,807,620  $271    $6,578      $ (61)      $(5,638)     $(8,008)     $(6,858)
                          =========  ====    ======      =====       =======      =======      =======


   The accompanying notes are an integral part of these financial statements.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                   Period from     Period from
                                                 April 23, 1998, April 23, 1998,
                                                    (date of        (date of
                                    Year Ended    inception) to   inception) to
                                  March 31, 2000 March 31, 1999  March 31, 2000
                                  -------------- --------------- ---------------
Cash flows from operating
 activities:
  Net loss......................     $(7,630)        $ (378)         $(8,008)
  Adjustments to reconcile net
   loss to net cash used in
   operating activities:
    Stock-based compensation
     expense....................         796            --               796
    Depreciation and
     amortization...............         392             28              420
  Changes in assets and
   liabilities:
    Prepaid expenses and other
     current assets.............        (547)           (36)            (583)
    Other assets................        (429)           --              (429)
    Accounts payable............       1,055             85            1,140
    Accrued liabilities.........       2,341             48            2,389
    Deferred research and
     development credit.........        (425)           425              --
                                     -------         ------          -------
      Net cash used in operating
       activities...............      (4,447)           172           (4,275)
                                     -------         ------          -------
Net cash flows from investing
 activities:
  Purchase of property and
   equipment....................        (931)           (71)          (1,002)
  Proceeds from sale of property
   and equipment................          25            --                25
                                     -------         ------          -------
      Net cash used in financing
       activities...............        (906)           (71)            (977)
                                     -------         ------          -------
Cash flows from financing
 activities:
  Proceeds from issuance of
   common stock.................         205              5              210
  Proceeds from issuance of
   preferred stock, net.........         --           4,436            4,436
  Borrowing under note payable..       1,500            --             1,500
  Repayment of note payable
   obligations..................         (25)           (2)              (27)
  Repayment of capital lease
   obligations..................        (245)           (24)            (269)
                                     -------         ------          -------
      Net cash provided by
       financing activities.....       1,435          4,415            5,850
                                     -------         ------          -------
Net increase (decrease) in cash
 and cash equivalents...........      (3,918)         4,516              598
Cash and cash equivalents at
 beginning of year..............       4,516            --               --
                                     -------         ------          -------
Cash and cash equivalents at end
 of year........................     $   598         $4,516          $   598
                                     =======         ======          =======
Supplemental disclosure of cash
 flow information:
  Property and equipment
   acquired under capital
   leases.......................     $ 1,222         $  401          $ 1,623
                                     =======         ======          =======
  Property and equipment
   acquired under note payable..     $   --          $  100          $   100
                                     =======         ======          =======
  Cash paid for interest........     $   129         $   11          $   140
                                     =======         ======          =======
  Issuance of warrants..........     $   144         $  --           $   144
                                     =======         ======          =======


   The accompanying notes are an integral part of these financial statements.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                         NOTES TO FINANCIAL STATEMENTS

1.The Company and Summary of Significant Accounting Policies

  The Company

  Excess Bandwidth Corporation (the "Company") was incorporated in California on April 23, 1998 to develop chipsets and modules for Digital Subscriber Loop applications.

  Basis of presentation

  The Company has had limited operations to date and its activities have consisted primarily of raising capital, developing products and recruiting personnel. Accordingly, the Company is considered to be in the development stage at March 31, 2000, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises." The accompanying financial statements should not be regarded as typical for a normal operating period. The Company's fiscal year ends on March 31. The Company's one reportable segment operates wholly in the United States.

  Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and cash equivalents

  The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

  Research and development

  Research and development costs are charged to operations as incurred.

  Income taxes

  Income taxes are accounted for using an asset and liability approach. The asset and liability approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurements of current and deferred tax liabilities and assets are based on provisions of currently enacted tax laws; the effects of future changes in tax laws or rates are not anticipated. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, the Company cannot determine will more likely than not be realized.

  Concentration of credit risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its cash primarily in checking and money market accounts. The Company's investment policy limits the amount of credit exposure to any one issuer.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Property and equipment

  Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method based upon the shorter of the estimated useful lives of the assets or the lease term of the respective assets, if applicable.

  Stock-based compensation

  Employee stock-based compensation is recognized using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of grant over the amount an individual must pay to acquire the stock and amortized over the vesting period and is recognized using the straight-line method over the vesting period of the options. All transactions with other than employees in which goods and services are the consideration received for the issuance of equity instruments, such as stock options, are expensed based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), for employee stock-based transactions.

  Comprehensive income

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which is effective for years beginning after December 15, 1997. This statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined to include all changes in equity during a period except those resulting from investments by owner and distributions to owners. The Company adopted SFAS 130 in 1998; however, since inception, there were no components of other comprehensive income for disclosure.

  Recent accounting pronouncements

  In June 1999, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 amends Statement of Financial Accounting Standards no. 133, "Accounting for Derivative Instruments and Hedging Activities," to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards for derivative instruments including standalone instruments, as forward currency exchange contracts and interest rate swaps or embedded derivatives and requires that these instruments be market-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or stockholders' equity, depending on the nature of the transaction. The Company is required to adopt SFAS 133 in the first quarter of the fiscal year 2001. SFAS 133 is not expected to have any material impact on the Company's financial statements.

  In April 2000, the Financial Accounting Standards Board issued FASB interpretation of No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. Among other issues, this interpretation clarifies the definition of employees for purposes of applying Opinion No. 25, the criteria for determining whether a plan qualifies as a non-compensatory plan, the

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)

  accounting consequence of various modifications to the terms of a previously fixed stock option or award and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in the interpretation covers specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effect of applying this interpretation is recognized on a prospective basis from July 1, 2000. FIN 44 is not expected to have any material impact on the Company's financial statements.

2.Balance Sheet Data

                                 Useful    March 31,
                                 Lives    ------------
                                In Years   2000   1999
                               ---------- ------  ----
                                              (in
                                          thousands)
   Property and equipment,
    net:
     Equipment...............           3 $1,210  $378
     Furniture and fixtures..           4     19    27
     Software................           3  1,240   166
     Leasehold improvements..  Lease term    231     1
                                          ------  ----
                                           2,700   572
     Less: Accumulated
      depreciation and
      amortization...........               (420)  (28)
                                          ------  ----
                                          $2,280  $544
                                          ======  ====

  Assets leased under capital leases amounted to $1,623,000 and $401,000 less accumulated depreciation of $297,000 and $28,000 at March 31, 2000 and 1999, respectively.

                                                                      March 31,
                                                                     -----------
                                                                      2000  1999
                                                                     ------ ----
                                                                         (in
                                                                     thousands)
   Accrued liabilities:
     Payroll and related expenses................................... $  131 $31
     Other..........................................................    446  17
     Development termination expenses (Note 6)......................  1,812 --
                                                                     ------ ---
                                                                     $2,389 $48
                                                                     ====== ===

3.Notes Payable, Capital Leases and Associated Warrants

  In February 2000, the Company issued Convertible Promissory Notes amounting to $1,500,000. These notes bear interest at 8% per annum and are due and payable in full upon demand of the note holders. At March 31, 2000 the notes are outstanding and are classified as a current liability. The notes are convertible into stock of the Company in the next financing round that raises a minimum of $5 million. The conversion price is equal to the price of shares issued in the next financing round. These notes were converted into Series B preferred stock subsequent to the year-end (Note 8).

  Pursuant to the issuance of these promissory notes, the Company granted warrants to purchase up to $150,000 of the Company's capital stock. These warrants may be exercised at any date for a period of five years from the date of grant at an exercise price equal to the price of shares issued in the Company's next sale of capital stock. These warrants were recorded as a debt issuance cost at their estimated fair value of $77,000. These warrants were outstanding in full at March 31, 2000.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  During February 1999, the Company issued a long-term note payable for $100,000 in respect of equipment purchases, of which $73,000 and $98,000 was outstanding as of March 31, 2000 and 1999, respectively. The note bears interest at approximately 10% per annum and is secured by the equipment acquired by the Company.

  Through March 31, 2000 and 1999, the Company obtained $1,222,000 and $401,000, respectively of machinery, computers, software and equipment under capital leases. At March 31, 2000 and 1999 the balance of the capital lease obligations were $1,354,000 and $377,000, respectively.

  In July 1999, in connection with the capital lease agreements, the Company granted a warrant to purchase 110,403 shares of Series A Convertible Preferred Stock at $1.019 a share. The warrant may be exercised at any date for a period of seven years from the date of grant at an exercise price of $1.019 per share. The warrant was recorded as a discount to the capital lease obligation at its estimated fair value of $67,000 and will be recorded as interest expense over the life of the capital leases. The warrant is outstanding in full at March 31, 2000. Amortization expense associated with this warrant recognized in the year ended March 31, 2000 is $17,000.

  Future minimum lease payments under the non-cancelable capital leases are as follows (in thousands):

     Year Ending March 31,
     ---------------------
     2001............................................................... $  573
     2002...............................................................    576
     2003...............................................................    466
     2004...............................................................     20
     2005...............................................................     22
                                                                         ------
         Total minimum lease payments...................................  1,657
     Less amount representing interest..................................   (303)
                                                                         ------
     Present value of future minimum lease payments.....................  1,354
     Less current portion...............................................   (418)
                                                                         ------
     Long-term portion.................................................. $  936
                                                                         ======

     Future minimum payments under the non-cancelable note payable are as follows (in thousands):

     Period ending March 31,
     -----------------------
     2001.................................................................. $28
     2002..................................................................  31
     2003..................................................................  14
                                                                            ---
                                                                            $73
                                                                            ===

4.Income Taxes

  No provision for federal and state income taxes has been recorded since inception as the Company has incurred net losses. As of March 31, 2000 and 1999, deferred tax assets, related primarily to deferred research and development funding, net operating losses and research and development credit carryforwards, amounted to approximately $3,220,000 and $242,000, respectively. A valuation allowance has been provided in an amount equal to these assets because sufficient uncertainty exists regarding the realizability of these assets.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  At March 31, 2000 and 1999, the Company has research and development credit carryforwards of approximately $183,000 and $25,000, respectively, for federal and $172,000 and $31,000, respectively, for California tax purposes available to reduce future taxable income.

  The amounts of and the benefit from credits that can be carried forward may be impaired or limited in certain circumstances. Events which may cause changes in the Company's net operating loss and credits carryforwards include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period.

5.Mandatorily Redeemable Convertible Preferred Stock

  Convertible preferred stock

  The Company is authorized to issue 4,516,094 shares of Series A convertible preferred stock ("Series A"), of which 4,391,556 shares were issued at $1.019 per share in February 1999.

  Voting

  Each holder of shares of the Series A preferred stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A preferred stock could be converted, shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

  Conversion

  Each share of Series A preferred stock shall be convertible, at the option of the holder, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.019 by the conversion price in effect to such share on the date the certificate is surrendered for conversion. The initial conversion price is $1.019 per share and is adjusted for certain dilutive issuances, splits and combinations.

  Each share of Series A preferred stock shall automatically be converted into shares of Common Stock at the conversion price at the time in effect for such Series A preferred stock immediately upon the closing of a public offering of at least $7,500,000 at a minimum price of $5.00 per share. Automatic conversion may also occur by written consent of a majority of the outstanding shares of Series A preferred stock.

  Dividends

  Holders of Series A are entitled to receive non-cumulative dividends at a rate of 8% per share per annum, when and if declared by the Board of Directors, prior to payment of dividends on Common Stock. To date, no dividends have been declared.

  Liquidation

  In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or a merger where less than 50% of the voting power is maintained by existing shareholders of the Company, holders of the Series A are entitled to receive $1.019 per share, plus any declared but unpaid dividends, prior to any distribution to the holders of Common Stock.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6.Shareholders' Equity

  Common stock

  The Company's Articles of Incorporation, as amended, authorize the Company to issue 25,000,000 shares of no par value common stock (the "Common Stock").

  During the period ending March 31, 1999, a total of 5,000,000 shares of Common Stock were issued to the Company's founders ("Founders' Shares") in exchange for cash proceeds. The Company has the right to repurchase the founders shares at the proposed consideration price offered to the stockholder from a third party.

  Equity Incentive Plan

  In April 1998, the Board of Directors adopted the 1998 Equity Incentive Plan (the "Plan") which provides for the issuance of Common Stock or the granting of stock options to employees, directors and consultants of up to 5,830,189 shares of Common Stock. Options granted under the Plan are exercisable for periods not exceeding 10 years from the grant date. The price of stock issued and options granted under the Plan are determined by the Board of Directors. Options generally vest 25% after the first year and ratably each month over the subsequent thirty-six months.

  The following table summarizes stock option activity under the Plan:

                                                                        Weighted
                                                                        Average
                                                               Weighted   Fair
                                        Shares                 Average  Value of
                                      Available     Options    Exercise Options
                                      for Grant   Outstanding   Price   Granted
                                      ----------  -----------  -------- --------
   Shares authorized.................  3,830,189         --     $ --     $ --
   Options granted................... (1,310,000)  1,310,000     0.07     0.04
                                      ----------  ----------
   Balance at March 31, 1999.........  2,520,189   1,310,000
   Shares authorized.................  2,000,000         --       --       --
   Options granted................... (3,577,995)  3,577,995     0.11     0.06
   Options exercised.................        --   (2,807,620)    0.10     0.05
   Options cancelled.................    840,375    (840,375)    0.08     0.07
                                      ----------  ----------
   Balance at March 31, 2000.........  1,782,569   1,240,000
                                      ==========  ==========

  The following table summarizes information about stock options outstanding as of March 31, 2000:

                       Options Outstanding                        Exercisable
   ----------------------------------------------------------------------------
                                                     Weighted
    Range                                             Average
      of                                             Remaining         Average
   Exercise                               Number    Contractual        Exercise
    Price                               Outstanding    Life     Shares  Price
   --------                             ----------- ----------- ------ --------
    $0.10..............................  1,006,000      9.44    36,000  $0.10
     0.15..............................    170,000      9.92       --     --
     0.35..............................     64,000     10.00       --     --
                                         ---------              ------
                                         1,240,000              36,000
                                         =========              ======

  At March 31, 2000, 2,537,909 shares of Common Stock issued under the equity incentive plan are subject to repurchase.

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The Company has recorded a deferred compensation charge of approximately $7.6 million associated with the options granted. The charge is being amortized on a straight-line basis over the 4 year vesting term of the options. Amortization of the deferred compensation in fiscal 2000 amounted to $796,000.

  The fair value of each option is estimated on the date of grant using the minimum value method with the following assumptions for grants during the applicable period: no annual dividend yield; weighted-average risk-free interest rate of 6.32% and 6.04% for options granted during the year ended March 31, 2000 and the period ended March 31, 1999, respectively, and an expected option term of four years, for all years presented. The pro forma compensation expense determined under SFAS 123 for options granted during the year ended March 31, 2000 and for the period ended March 31 1999, was not material.

  Stock-based compensation expense related to stock options granted to consultants as the stock options are earned. The fair value of stock options granted is calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of our common stock fluctuates. The Company believes that the fair value of the stock options are more reliably measurable than the fair value of the services received. Charges associated with the grant of stock options to consultants, were not material for the year ended March 31, 2000 and for the period from April 23, 1998 (inception) to March 31, 2000.

7.Commitments and Contingencies

  Development Agreement and Technology License Agreement

  On May 14, 1998, the Company entered into a Development Agreement and a Technology License Agreement with an unrelated third party. Under the terms of the agreement, the third party paid $1,000,000 in May 1998 to the Company to fund initial research and development. An amount of $575,000 was recorded as a reduction of research and development expense in the period ended March 31, 1999, in accordance with the agreement and a total of $425,000 was deferred as of March 31, 1999 for recognition against future expense. In June 1999, the Company received prepaid royalties of $500,000 under the agreement.

  In March 2000, the Company concluded a General Release Agreement which cancelled the warrant previously granted and extinguished all obligations to repay development funding and prepaid royalties received under the Technology License Agreement. In consideration for this release, the Company agreed to issue 352,941 Series B preferred shares and to make a cash payment of $580,000. These transactions occurred in April 2000 (Note
  8) and the Company has accrued the total liability of $1,812,000 at March 31, 2000. The Company has recorded in the year ended March 31, 2000 a net research and development expense of $887,000 resulting from these transactions.

  Lease obligations

  The Company leases its principal office facility and equipment under long-term operating leases.

  Future minimum lease payments under all noncancelable operating leases are as follows (in thousands):

     2001 (net of tenant sublease income of $259)....................... $  646
     2002 (net of tenant sublease income of $43)........................    898
     2003...............................................................    966
     2004...............................................................    968
     2005...............................................................  1,009
     Thereafter.........................................................  1,691
                                                                         ------
                                                                         $6,178
                                                                         ======

                          EXCESS BANDWIDTH CORPORATION
                         (A development stage company)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  Rental expense for the year ended March 31, 2000, for the period from April 23, 1998 (inception) to March 31, 1999 and for the period from April 23, 1998 (inception) to March 31, 2000 under all operating leases was $281,000, $70,000 and $351,000, respectively.

8.Subsequent Events

  In April 2000, the Company issued 3,289,898 shares of Series B Preferred Stock, at a price of $3.49 per share. Rights, preferences and privileges of Series B shares are similar to Series A. These new shares included the conversion of the convertible promissory notes (Note 3), and the shares issued pursuant to the General Release Agreement (Note 7). Net cash proceeds received subsequent to March 31, 2000 for the shares issued were $8,700,000, net of issuance costs.

9. Merger with Virata Corporation (unaudited)

  On June 20, 2000 the Company entered into a Definitive Agreement with Virata Corporation, a Delaware corporation, in which Virata Corporation would acquire all issued and outstanding stock of the Company.

 (b) Pro Forma Financial Information

                               VIRATA CORPORATION

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                 (in thousands)

   On February 10, 2000, Virata Corporation ("Virata") completed its acquisition of D2 Technologies, Inc. ("D2 Technologies"). Under the terms of the merger agreement, 4,396,826 shares of Virata common stock were exchanged for all of the outstanding common stock of D2 Technologies. In addition, employee options to purchase shares of D2 Technologies common stock were exchanged for options to purchase 932,330 shares of Virata common stock.

   On April 27, 2000, Virata completed its acquisition of Inverness Systems, Ltd. ("Inverness"). Under the terms of the agreement, 2,006,440 shares of Virata common stock were exchanged for all of the outstanding common and preferred stock of Inverness. In addition, employee options to purchase shares of Inverness common stock were exchanged for options to purchase 517,896 shares of Virata common stock.

   On June 20, 2000, Virata entered into a definitive agreement to acquire Excess Bandwidth Corporation ("Excess Bandwidth"). Under the terms of the agreement, Virata will issue approximately 5,898,290 shares of Virata common stock and 404,027 options to purchase shares of Virata common stock, to the shareholders of Excess Bandwidth common and preferred stock.

   These acquisitions will be accounted for as a purchase business combinations and, accordingly, the purchase price will be allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed on the closing dates. The allocations of the purchase price of both acquisitions to the net tangible and identifiable intangible assets and goodwill were based on independent appraisals. The aggregate purchase price of the acquisitions are as follows:

                                           D2                 Excess
                                      Technologies Inverness Bandwidth  Total
                                      ------------ --------- --------- --------
   Shares of Virata common stock....    $79,143     $77,590  $295,002  $451,735
   Options to purchase Virata common
    stock...........................     13,566      20,010    19,998    53,574
   Direct acquisition costs.........      4,200         750     8,129    13,079
                                        -------     -------  --------  --------
                                        $96,909     $98,350  $323,129  $518,388
                                        =======     =======  ========  ========

   The accompanying unaudited pro forma condensed balance sheet combines the audited consolidated balance sheet of Virata as of April 2, 2000, with the audited balance sheets of Inverness as of December 31, 1999 and Excess Bandwidth as of March 31, 2000, and gives effect to the acquisitions as if they occurred on April 2, 2000. The balance sheet of D2 Technologies as of April 2, 2000, is included in the audited consolidated balance sheet of Virata since the acquisition of D2 Technologies occurred on February 10, 2000.

   The accompanying unaudited pro forma condensed combined statement of operations combines Virata's audited consolidated statement of operations for the year ended April 2, 2000 with D2 Technologies' audited statement of operations for the year ended December 31, 1999, Inverness' audited statement of operations for the year ended December 31, 1999 and Excess Bandwidths', and gives effect to the acquisitions as if they occurred on April 1, 1999. The results of operations of D2 Technologies for the period from the date of acquisition (February 10, 2000) through April 2, 2000, are included in Virata's audited consolidated statement of operations for the year ended April 2, 2000.

                               VIRATA CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 (in thousands)

                                                 Excess
                          Virata    Inverness   Bandwidth
                         --------  ------------ ---------
                         April 2,  December 31, March 31,  Pro Forma     Pro Forma
                           2000        1999       2000    Adjustments    Combined
                         --------  ------------ --------- -----------    ---------
         ASSETS
Current assets:
  Cash and cash
   equivalents.......... $ 60,193     $  328         598                 $  61,119
  Short-term
   investments..........   18,006        --          --                     18,006
  Accounts receivable,
   net..................    7,524        815         --                      8,339
  Inventories...........      409        --          --                        409
  Other current assets..    2,895      1,524         583                     5,002
                         --------     ------     -------   --------      ---------
    Total current
     assets.............   89,027      2,667       1,181                    92,875
                         --------     ------     -------   --------      ---------

Property and equipment,
 net....................    3,222        246       2,280                     5,748
Intangible and other
 assets.................   89,113         86         573    250,659 A      435,294
                         --------     ------     -------   --------      ---------
    Total assets........ $181,362     $2,999       4,034   $250,659      $ 533,917
                         ========     ======     =======   ========      =========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...... $  4,887     $   76       1,140                 $   6,103
  Accrued and other
   liabilities..........   10,510        335       2,389      8,129 B       22,113
  Deferred revenue......    2,215        102         --                      2,317
  Capital lease
   obligation, current..      784        --          418                     1,202
  Note payable,
   current..............      --           7       1,528                     1,535
                         --------     ------     -------   --------      ---------
    Total current
     liabilities........   18,396        520       5,475      8,129         33,270
  Capital lease
   obligation, long-
   term.................    1,178        --          936                     2,114
  Note payable, long-
   term.................      --           5          45                        50
  Other long-term
   liabilities..........      --         157         --                        157
                         --------     ------     -------   --------      ---------
    Total liabilities...   19,574        682       6,456      8,129         35,591
                         --------     ------     -------   --------      ---------
Mandatorily redeemable
 series A convertible
 preferred stock........      --         --        4,436     (4,436)           --
Stockholders' equity:
Convertible preferred
 stock..................      --           1         --          (1)E          --
Common stock............       47          3         271       (266)E,F         55
Additional paid-in
 capital................  238,833      2,844       6,578    407,606 E,F    655,861
Note receivable from
 shareholder............      --         --          (61)        61            --
Accumulated other
 comprehensive income...      335        --          --                        335
Unearned stock
 compensation...........     (691)      (104)     (5,638)     5,742 E         (691)
Accumulated deficit.....  (76,736)      (427)     (8,008)   (72,063)E     (157,234)
                         --------     ------     -------   --------      ---------
  Total stockholders'
   equity...............  161,788      2,317      (6,858)   246,966        498,326
                         --------     ------     -------   --------      ---------
    Total liabilities
     and stockholders'
     equity............. $181,362     $2,999     $ 4,034   $250,659      $ 533,917
                         ========     ======     =======   ========      =========

    The accompanying notes are an integral part of these pro forma condensed combined financial statements

                              VIRATA CORPORATION

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS

                                           Year Ended
                          ---------------------------------------------
                          April 2,  December 31, December 31, March 31,
                            2000        1999         1999       2000
                          --------  ------------ ------------ ---------
                                         D2                    Excess                  Pro Forma
                           Virata   Technologies  Inverness   Bandwidth Adjustments    Combined
                          --------  ------------ ------------ --------- -----------    ---------
Revenues................  $ 21,777     $2,668       $2,745         --    $  (1,164)D   $  26,026
Cost of revenues........    11,239                     456         --          269 C      11,964
                          --------     ------       ------     ------    ---------     ---------
Gross profit............    10,538      2,668        2,289         --       (1,433)C,D    14,062
Operating expenses......    38,856      2,567        2,482      7,643      106,324 C,D   157,872
                          --------     ------       ------     ------    ---------     ---------
Income (loss) from
 operations.............   (28,318)       101         (193)    (7,643)    (107,757)     (143,810)
Interest and other
 income (expense), net..     2,210         16            6         13           (6)D       2,239
                          --------     ------       ------     ------    ---------     ---------
Income (loss) before
 income taxes...........   (26,108)       117         (187)    (7,630)    (107,763)     (141,571)
Provision for (benefit
 from) income taxes.....        --         47          (16)        --           --            31
                          --------     ------       ------     ------    ---------     ---------
Net income (loss).......  $(26,108)    $   70       $ (171)    (7,630)   $(107,763)    $(141,602)
                          ========     ======       ======     ======    =========     =========
Basic and diluted net
 loss per share.........  $  (1.40)                                                    $   (4.97)
Weighted average common
 shares--basic and
 diluted................    18,672                                           9,829 G      28,501
                          ========                                       =========     =========


   The accompanying notes are an integral part of these pro forma condensed combined financial statements

                     Pro Forma Adjustments and Assumptions
                                 (in thousands)

   The valuations of intangible assets acquired were based on independent appraisals. Assuming that the acquisitions had occurred on April 2, 2000, the purchase price allocations would have been as follows:

                                       D-2      Inverness  Excess
                                   Technologies  Systems  Bandwidth   Total
                                   ------------ --------- ---------  --------
Fair value of assets acquired and
 liabilities......................   $ 1,234     $ 2,317  $ (6,858)  $ (3,307)
Assembled workforce...............       760         580     1,504      2,844
Customer base and other
 intangibles......................     1,001       1,200       --       2,201
Contracts.........................     1,006         --      4,611      5,617
Completed technology..............    15,872       9,510    68,426     93,808
In-process research and
 development......................     5,324       1,170    79,328     85,822
Goodwill..........................    71,712      83,573   176,118    331,403
                                     -------     -------  --------   --------
  Total...........................   $96,909     $98,350  $323,129   $518,388
                                     =======     =======  ========   ========

  A. Reflects the recording of intangible assets associated with the acquisitions of Inverness and Excess Bandwidth. The intangible assets associated with the acquisition of D2 Technologies are included in the audited consolidated balance sheet of Virata since the acquisition of D2 Technologies occurred on February 10, 2000.

  B. Reflects the accrual for estimated direct costs resulting from the acquisitions. These costs are primarily for financial advisory, accounting and legal fees. The actual amounts ultimately incurred could differ from the estimated amounts. The estimated costs are reflected in the unaudited combined balance sheet as a component of purchase price.

  C. Reflects the amortization expense of intangible assets resulting from the acquisition of D2 Technologies, Inverness and Excess Bandwidth as if they occurred on April 1, 1999, using estimated useful lives between one and five years.

  D. To eliminate results of operations of D2 Technologies for the two month period from acquisition to April 2, 2000, that are included in the consolidated results of operations for Virata for the year ended April 2, 2000.

  E. To eliminate the shareholders' equity accounts of Inverness and of Excess Bandwidth.

  F. To reflect the issuance of Virata common stock for the acquisitions of Inverness and Excess Bandwidth.

  G. Pro Forma weighted average shares used in the calculation of Virata pro forma combined net loss per share have been computed by adding Virata historical weighted average shares outstanding to common shares to be issued for the acquisitions of D2 Technologies, Inverness and Excess Bandwidth. Pro forma weighted average shares excludes shares issued that are subject to repurchase by Virata.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with this offering. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   SEC registration fee................................................ $55,150
   NASD fee............................................................
   Nasdaq National Market listing fee..................................
   Printing and engraving costs........................................
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Blue Sky fees and expenses..........................................   3,000
   Transfer agent and registrar fees and expenses......................
   Miscellaneous.......................................................
                                                                        -------
     Total............................................................. $
                                                                        =======

Item 14. Indemnification of Directors and Officers.

   Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes Delaware corporations to indemnify their officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director. Article VIII of the Registrant's Certificate of Incorporation and the Registrant's Bylaws provide that all persons who the Registrant is empowered to indemnify pursuant to the provisions of Section 145 of the Delaware General Corporation Law (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the Registrant to the full extent permitted thereby except that no person shall be indemnified for any expenses or amounts paid with respect to any action to recover short swing profits under Section 16(b) of the Securities Exchange Act of 1934, as amended. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, the Registrant has entered into Indemnity Agreements with its directors and certain of its officers.

   Section 102(b) of the Delaware General Corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following:
(i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or (iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the corporation or its stockholders to obtain injunction relief, specific performance or other equitable relief against directors.

   Reference is made to the Underwriting Agreement, the proposed form of which is filed as Exhibit 1.1, pursuant to which the underwriters agree to indemnify the directors and certain officers of the Registrant and certain other persons in certain circumstances.

Item 15. Recent Sales of Unregistered Securities.

   During the past three fiscal years, we have issued securities of Company as follows (the following information gives effect to the reorganization in November 1999):

  . in July 1997, we issued a warrant to purchase 22,388 shares of our common stock in a private placement to Dr. Robert W. Wilmott at an exercise price per share of $0.27 in exchange for consulting services valued at $18,000 by our board which were provided to us by Dr. Wilmott; this warrant was exercised in full by Dr. Wilmott in September 1999;

  . in July 1998, we issued 459,700 shares of our common stock in a private placement at a purchase price of $3.08 per share and aggregate proceeds of $1,416,800 to Munther Qubain in connection with the acquisition of RSA Communications, Inc.;

  . we have issued an aggregate of 1,837,212 shares of our common stock in connection with the exercise of options by our employees between April 1, 1997 and June 9, 2000;

  . in September 1997, we issued a warrant to purchase 2,864 shares of our common stock in a private placement to Comdisco Ventures at an exercise price per share of $4.19 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $6,806;

  . in December 1997, we issued a warrant to purchase 10,535 shares of our common stock in a private placement to Venture Banking Group, an entity of Greater Bay Bancorp, at an exercise price per share of $5.70 in connection with the extension of a loan and security agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the loan and security agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $31,613; in June 1998, this warrant automatically converted into a warrant to purchase 16,554 shares of our common stock at an exercise price per share of $3.62;

  . in December 1997 and January 1998, we issued bridge notes in the aggregate amount of $2,642,980 in a private placement to 3i Group plc, New Enterprise Associates, Oak Investment Partners VI, Oak VI Affiliates Fund, Oracle Corporation, Olivetti Telemedia Investments B.V., Professor Hopper and Elserino Piol that were subsequently converted into 1,128,032 shares of our common stock in June 1998;

  . in March 1998, we issued a bridge note in the amount of $700,000 in a private placement to The Index Special Situations Fund Ltd. that was subsequently converted into 298,510 shares of our common stock in June 1998;

  . in June 1998, we sold 11,634,240 shares of our common stock in a private placement at a purchase price of $2.34 per share and aggregate proceeds of $27,259,027 to Oak Investment Partners VI, Financiere et Industrielle Gaz et Eaux, New Enterprise Associates, Oracle Corporation, 3i Group plc, The British Bank of the Middle East, Moore Global Investments Ltd, Lombard Odier & Cie, Olivetti Telemedia Investments B.V., Elara Ltd, Bank Morgan Stanley AG ZH, Societe Financiere Mirelis S.A., Pharos Genesis Fund Ltd., Pharos Fund Ltd., Pictet & Cie Banquiers, Remington Investment Strategies LP, Lighthouse Partners USA, LP, Faisal Finance (Jersey) Ltd., Banque SCS Alliance S.A., Crescent International Ltd., Denmore Investments Ltd., 4C Ventures LP, Galba Anstalt, L.B. Finance S.A., Jordana-Gerhardt Family Trust u/d/t 3/21/97, Oak VI Affiliates Fund, ppon Pictet & Cie, Societe Financiere Mirelis S.A., Marcuard Cook & Cie S.A., Banca Del Gottardo, Bank Julius Baes Zurich, Banque Privee ed. De Rothschild, Algonquin Trust S.A., Manpower S.A., Bank Julius Bar & CO AG, Rex A. Sherry & Lori Kargionis-Sherry, Trustees of the Sherry Family Trust, Lighthouse Genesis Partners USA, LP, Credit Suisse Private Banking, Archery Capital, Fondation de Prevoyance Manpower, Ayers-Plant Family Trust, Messrs. D. Bertholet, T. Thornhill, M. Bertholet, R. Bishop, T.

   Saint-Loup, J. Metzger, T Bungener, M. Sullivan, T. Keegen, D. Castagna,
   P. Harvey, and G. Guthrie, in which Index Securities S.A. acted as placement agent and received a fee of 7% of the aggregate proceeds and warrants;

  . in June 1998, we issued a warrant to Index Securities S.A. to purchase, 748,212 shares of our common stock in a private placement at an exercise price of $2.35 in connection with Index Securities S.A. acting as placement agent in our June 1998 private placement financing;

  . in June 1998, we issued a 10,242 shares of our common stock in a private placement to Professor Hopper for aggregate consideration of $24,000, representing the amount of the fee Professor Hopper would have received for serving on our technology advisory board;

  . in July 1998, we issued 284,740 shares of our common stock in a private placement for aggregate consideration of $667,150 to Munther Qubain in connection with the acquisition of RSA Communications;

  . in September 1998, we issued a warrant to purchase 51,172 shares of our common stock in a private placement to Comdisco Ventures at an exercise price per share of $2.35 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $118,457;

  . in May 1999, we issued a warrant to purchase 25,586 shares of our common stock in a private placement to Comdisco Ventures at an exercise price per share of $2.35 in connection with an equipment financing pursuant to the terms of a master equipment financing agreement; in exchange for the warrant, we were able to negotiate more favorable terms for the master agreement than would otherwise be available, and our board determined that the value of such "more favorable terms" was approximately $73,885;

  . in October 1999, we issued 1,836,966 shares of our common stock in a private placement at a purchase price of $4.36 per share and aggregate proceeds of $8,000,000 to Siemens Information and Communication Networks, Inc., Olivetti Telemedia Investments B.V. and LSI Logic Inc;

  . in February 2000, we issued 4,396,826 shares of our common stock to David
    Wong and various other former shareholders of D2 Technologies in connection with our acquisition of D2 Technologies; and

  . in April 2000, we issued 2,011,624 shares of our common stock to Jonathan
    Masel and various other former shareholders of Inverness Systems in connection with our acquisition of Inverness Systems.

   The issuance and sale of the above securities were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access to information about the Registrant.

Item 16. Exhibits.

   (a) Exhibits

 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
   1.1   Form of Underwriting Agreement(D)..............................

   2.1   Agreement and Plan of Merger among Virata Limited, Virata
          Acquisition Sub, Inc., a Delaware corporation, RSA
          Communications, Inc., a Delaware corporation, and Munther
          Qubain, an individual, dated as of June 1, 1998=*.............

   2.2   Amendment No. 1 to Agreement and Plan of Merger among Virata
          Limited, Virata Acquisition Sub, Inc., a Delaware corporation,
          RSA Communications, Inc., a Delaware corporation, and Munther
          Qubain, an individual, dated as of June 25, 1998*.............

   2.3   Agreement and Plan of Merger among Virata Corporation, D2
          Technologies, Inc., VC Acquisition, Inc. and David Y. Wong, as
          Securityholder Agent, dated as of January 23, 2000=**.........

   2.4   Share Purchase Agreement among Virata Corporation and Jonathan
          Masel, Joanne Masel, Menachem Student, David St. Charles,
          Peter Simon, Holland Venture B.V., Docor International B.V.,
          dated as of March 21, 2000=***................................

   2.5   Agreement and Plan of Merger among Virata Corporation, Excess
          Bandwidth Corporation, VC Acquisition, Inc. and Steve Dines,
          as Securityholder Agent, dated as of June 20, 2000=#..........

   3.1   Amended and Restated Certificate of Incorporation of Virata
          Corporation, as filed with the Secretary of State of the State of Delaware on November 17, 1999+++...........................

   3.2   Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of Virata Corporation, as filed with the
          Secretary of State of the State of Delaware on May 2,
          2000+++.......................................................

   3.3   Amended and Restated Bylaws of Virata Corporation, as currently in effect+++..................................................

   4.1   Specimen form of Virata Corporation's Common Stock
          Certificate*..................................................

   5.1   Opinion of Gibson, Dunn & Crutcher LLP(D)......................

  10.1   Agreement with Gaz et Eaux and Board with respect to Board of
          Directors and other shareholder rights*.......................

  10.2   Warrant Agreement between Virata Limited and Index Securities,
          S.A., dated as of June 4, 1998*...............................

  10.3   Form of Warrant between Virata Limited and Comdisco, Inc.*.....

  10.4   Lease between WHC-SIX Real Estate Limited Partnership and
          Advanced Telecommunications Modules, Inc., a California
          corporation, dated June 26, 1996*.............................

  10.5   Lease Agreement between Lake Partners, L.L.C. and RSA
          Communications, Inc., dated as of July 1, 1998*...............

  10.6   Lease between Universities Superannuation Scheme Limited and
          Advanced Telecommunications Modules Limited, dated 1994*......

  10.7   License to Subunderlet among Universities Superannuation Scheme
          Limited, Royal Insurance (U.K.) Limited, Hill Samuel
          Investment Services Group Limited, and Advanced
          Telecommunications Modules Limited, dated 1995*...............

  10.8   Lease between Virata Limited and Comdisco, Inc., dated
          September 30, 1996*...........................................

  10.9   Loan and Security Agreement among Venture Banking Group, Virata
          Santa Clara Corporation and Virata Raleigh Corporation, dated as of August 27, 1999*........................................

  10.10  Collateral Assignment, Patent Mortgage and Security Agreement
          between Virata Ltd. and Venture Banking Group, dated as of
          August 27, 1999*..............................................


 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
  10.11  Agreement between ARM Limited and Virata Ltd., dated June 2,
          1999@*........................................................

  10.12  Amendment No. 1 to License and Technical Co-Operation Agreement
          for ATM Technology between Ing. C. Olivetti & C., S.p.A. and
          Advanced Telecommunications Modules Limited, dated September
          19, 1994*.....................................................

  10.13 License and Technical Co-Operation Agreement for ATM Technology between Ing. C. Olivetti & C., S.p.A. and Advanced
          Telecommunications Modules Limited, dated December 3, 1993*...

  10.14  Settlement Agreement between Virata Limited and Cirrus Logic,
          Inc., a California corporation, dated as of June 19, 1998*....

  10.15  Development, Production, Supply and License Agreement between
          Advanced Telecommunications Modules Limited and Symbios
          Incorporated, a Delaware corporation, dated as of August 16,
          1997*.........................................................

  10.16  1999 Stock Incentive Plan+==...................................

  10.17  1999 Employee Stock Purchase Plan+==...........................

  10.18  Non-Employee Director Plan+==..................................

  10.19  D2 Technologies Inc. Tandem Stock Option Plan++==..............

  10.20  Inverness Systems Ltd. Employee Share Option Plan (1997)++==...

  10.21  Inverness Systems Ltd. Supplemental Stock Option Plan++==......

  10.22  Form of Indemnity Agreement*...................................

  10.23  Employment Agreement--Charles Cotton*==........................

  10.24  Employment Agreement--Michael Gulett*==........................

  10.25  Employment Agreement--Andrew Vought*==.........................

  10.26  Employment Agreement--Martin Jackson*==........................

  10.27  Employment Agreement--Thomas Cooper*==.........................

  10.28  Employment Agreement--Duncan Greatwood+++==....................

  10.29  Registration Rights Agreement by and among Virata Corporation and the Investors, dated November 17, 1999*...................

  10.30  Registration Rights Agreement by and among Virata Corporation and David Y. Wong, as Securityholder Agent, dated February 10,
          2000+++.......................................................

  10.31  Registration Rights Agreement by and among Virata Corporation and Jonathan Masel, as Shareholders' Agent, dated April 27,
          2000+++.......................................................

  21.1   List of Subsidiaries of Virata Corporation.....................

  23.1   Independent Public Accountants' Consent from
          PricewaterhouseCoopers LLP regarding Virata Corporation.......

  23.2   Independent Public Accountants' Consent from Arthur Andersen
          LLP regarding D2 Technologies, Inc............................

  23.3   Independent Auditors Consent from Kost, Forer and Gabbay
          regarding Inverness Systems, Ltd. ............................

  23.4   Independent Public Accountants' Consent from
          PricewaterhouseCoopers LLP regarding Excess Bandwidth
          Corporation...................................................

  23.5   Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5.1).................................

  24.1   Power of Attorney (see the signature page to this Registration
          Statement)....................................................


 Exhibit
 Number                             Description                             Page
 -------                            -----------                             ----
  27.1   Financial Data Schedule..........................................

--------
       (D) To be filed by amendment.
         = Filed without schedules.
        == A management contract or compensatory plan or arrangement.
         @ Confidential treatment has been requested for selected sections of this exhibit.
         * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-86591).
        ** Incorporated by reference to the Registrant's Current Report on Form
           8-K filed on February 1, 2000.
       *** Incorporated by reference to the Registrant's Current Report on Form
           8-K filed on April 4, 2000.
         + Incorporated by reference to the Registrant's Registration Statement on Form S-8 (No. 333-34742).
        ++ Incorporated by reference to the Registrant's Registration Statement on Form S-8 (No. 333-37672).
       +++ Incorporated by reference to the Registrant's Annual Report on Form
           10-K for the fiscal year ended April 2, 2000.
         # Incorporated by reference to the Registrant's Current Report on Form
           8-K filed on June 22, 2000.

   (b) Financial Statement Schedule

   The following financial statement schedule is filed with Part II of this Registration Statement:

  . Schedule of valuation and qualifying accounts and reserves.

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors ofVirata Corporation

In connection with our audits of the consolidated financial statements of Virata Corporation at March 31, 1999 and April 2, 2000 and for each of the three years in the period ended April 2, 2000 which consolidated financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in Item 16 (b) herein. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with related consolidation financial statements.

/s/ PricewaterhouseCoopers, LLP

San Jose, California
April 26, 2000 except as to the first paragraph of Note 14, which is as of
 April 27, 2000, and the second paragraph of Note 14, which is as of May 18,
 2000

Item 17. Undertakings.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Delaware General Corporation Law, the Registrant's Amended Certificate of Incorporation, the Registrant's Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act is part of this Registration Statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the 22nd day of June, 2000.

                                          VIRATA CORPORATION

                                                   /s/ Charles Cotton
                                          By: _________________________________
                                                       Charles Cotton
                                                Chief Executive Officer and
                                                          Director

                               POWER OF ATTORNEY

   KNOWN ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles Cotton and Andrew Vought, each of whom may act without joinder of the other, as their true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Section 462 of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated:

             Signature                           Title                 Date
             ---------                           -----                 ----

       /s/ Charles Cotton            Chief Executive Officer and   June 22, 2000
____________________________________  Director (Principal
           Charles Cotton             Executive Officer)

        /s/ Andrew Vought            Senior Vice President, Chief  June 22, 2000
____________________________________  Financial Officer and
           Andrew Vought              Secretary (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)

     /s/ Dr. Hermann Hauser          Chairman of the Board         June 22, 2000
____________________________________
         Dr. Hermann Hauser

     /s/ Marco De Benedetti          Director                      June 22, 2000
____________________________________
         Marco De Benedetti

         /s/ Gary Bloom              Director                      June 22, 2000
____________________________________
             Gary Bloom

             Signature                           Title                 Date
             ---------                           -----                 ----

        /s/ Bandel Carano            Director                      June 22, 2000
____________________________________
           Bandel Carano

        /s/ Andrew Hopper            Director                      June 22, 2000
____________________________________
           Andrew Hopper

       /s/ Martin Jackson            Director                      June 22, 2000
____________________________________
           Martin Jackson

        /s/ Peter Morris             Director                      June 22, 2000
____________________________________
            Peter Morris

        /s/ Patrick Sayer            Director                      June 22, 2000
____________________________________
           Patrick Sayer

       /s/ Giuseppe Zocco            Director                      June 22, 2000
____________________________________
           Giuseppe Zocco

                                                                     SCHEDULE II

                               VIRATA CORPORATION

                        VALUATION AND QUALIFYING ACCOUNT

                           Balance at Charged to
                           Beginning  Costs and              Balance at
       Description         of Period   Expenses  Deductions End of Period
       -----------         ---------- ---------- ---------- -------------
                                           (in thousands)
Allowance for doubtful
 accounts:
  Year ended March 31,
   1998...................   $  713     $1,075     $  221      $1,567
  Year ended March 31,
   1999...................    1,567      1,458        283       2,742
  Year ended April 2,
   2000...................    2,742        --       2,447         295

                                 EXHIBIT INDEX

 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
   1.1   Form of Underwriting Agreement(D)..............................

   2.1   Agreement and Plan of Merger among Virata Limited, Virata
          Acquisition Sub, Inc., a Delaware corporation, RSA
          Communications, Inc., a Delaware corporation, and Munther
          Qubain, an individual, dated as of June 1, 1998=*.............

   2.2   Amendment No. 1 to Agreement and Plan of Merger among Virata
          Limited, Virata Acquisition Sub, Inc., a Delaware corporation,
          RSA Communications, Inc., a Delaware corporation, and Munther
          Qubain, an individual, dated as of June 25, 1998*.............

   2.3   Agreement and Plan of Merger among Virata Corporation, D2
          Technologies, Inc., VC Acquisition, Inc. and David Y. Wong, as
          Securityholder Agent, dated as of January 23, 2000=**.........

   2.4   Share Purchase Agreement among Virata Corporation and Jonathan
          Masel, Joanne Masel, Menachem Student, David St. Charles,
          Peter Simon, Holland Venture B.V., Docor International B.V.,
          dated as of March 21, 2000=***................................

   2.5   Agreement and Plan of Merger among Virata Corporation, Excess
          Bandwidth Corporation, VC Acquisition, Inc. and Steve Dines,
          as Securityholder Agent, dated as of June 20, 2000=#..........

   3.1   Amended and Restated Certificate of Incorporation of Virata
          Corporation, as filed with the Secretary of State of the State of Delaware on November 17, 1999+++...........................

   3.2   Certificate of Amendment of Amended and Restated Certificate of
          Incorporation of Virata Corporation, as filed with the
          Secretary of State of the State of Delaware on May 2,
          2000+++.......................................................

   3.3   Amended and Restated Bylaws of Virata Corporation, as currently in effect+++..................................................

   4.1   Specimen form of Virata Corporation's Common Stock
          Certificate*..................................................

   5.1   Opinion of Gibson, Dunn & Crutcher LLP(D)......................

  10.1   Agreement with Gaz et Eaux and Board with respect to Board of
          Directors and other shareholder rights*.......................

  10.2   Warrant Agreement between Virata Limited and Index Securities,
          S.A., dated as of June 4, 1998*...............................

  10.3   Form of Warrant between Virata Limited and Comdisco, Inc.*.....

  10.4   Lease between WHC-SIX Real Estate Limited Partnership and
          Advanced Telecommunications Modules, Inc., a California
          corporation, dated June 26, 1996*.............................

  10.5   Lease Agreement between Lake Partners, L.L.C. and RSA
          Communications, Inc., dated as of July 1, 1998*...............

  10.6   Lease between Universities Superannuation Scheme Limited and
          Advanced Telecommunications Modules Limited, dated 1994*......

  10.7   License to Subunderlet among Universities Superannuation Scheme
          Limited, Royal Insurance (U.K.) Limited, Hill Samuel
          Investment Services Group Limited, and Advanced
          Telecommunications Modules Limited, dated 1995*...............

  10.8   Lease between Virata Limited and Comdisco, Inc., dated
          September 30, 1996*...........................................

  10.9   Loan and Security Agreement among Venture Banking Group, Virata
          Santa Clara Corporation and Virata Raleigh Corporation, dated as of August 27, 1999*........................................

  10.10  Collateral Assignment, Patent Mortgage and Security Agreement
          between Virata Ltd. and Venture Banking Group, dated as of
          August 27, 1999*..............................................


 Exhibit
 Number                            Description                             Page
 -------                           -----------                             ----
  10.11  Agreement between ARM Limited and Virata Ltd., dated June 2,
          1999@*........................................................

  10.12  Amendment No. 1 to License and Technical Co-Operation Agreement
          for ATM Technology between Ing. C. Olivetti & C., S.p.A. and
          Advanced Telecommunications Modules Limited, dated September
          19, 1994*.....................................................

  10.13 License and Technical Co-Operation Agreement for ATM Technology between Ing. C. Olivetti & C., S.p.A. and Advanced
          Telecommunications Modules Limited, dated December 3, 1993*...

  10.14  Settlement Agreement between Virata Limited and Cirrus Logic,
          Inc., a California corporation, dated as of June 19, 1998*....

  10.15  Development, Production, Supply and License Agreement between
          Advanced Telecommunications Modules Limited and Symbios
          Incorporated, a Delaware corporation, dated as of August 16,
          1997*.........................................................

  10.16  1999 Stock Incentive Plan+==...................................

  10.17  1999 Employee Stock Purchase Plan+==...........................

  10.18  Non-Employee Director Plan+==..................................

  10.19  D2 Technologies Inc. Tandem Stock Option Plan++==..............

  10.20  Inverness Systems Ltd. Employee Share Option Plan (1997)++==...

  10.21  Inverness Systems Ltd. Supplemental Stock Option Plan++==......

  10.22  Form of Indemnity Agreement*...................................

  10.23  Employment Agreement--Charles Cotton*==........................

  10.24  Employment Agreement--Michael Gulett*==........................

  10.25  Employment Agreement--Andrew Vought*==.........................

  10.26  Employment Agreement--Martin Jackson*==........................

  10.27  Employment Agreement--Thomas Cooper*==.........................

  10.28  Employment Agreement--Duncan Greatwood+++==....................

  10.29  Registration Rights Agreement by and among Virata Corporation and the Investors, dated November 17, 1999*...................

  10.30  Registration Rights Agreement by and among Virata Corporation and David Y. Wong, as Securityholder Agent, dated February 10,
          2000+++.......................................................

  10.31  Registration Rights Agreement by and among Virata Corporation and Jonathan Masel, as Shareholders' Agent, dated April 27,
          2000+++.......................................................

  21.1   List of Subsidiaries of Virata Corporation.....................

  23.1   Independent Public Accountants' Consent from
          PricewaterhouseCoopers LLP regarding Virata Corporation.......

  23.2   Independent Public Accountants' Consent from Arthur Andersen
          LLP regarding D2 Technologies, Inc............................

  23.3   Independent Auditors Consent from Kost, Forer and Gabbay
          regarding Inverness Systems, Ltd. ............................

  23.4   Independent Public Accountant's Consent from
          PricewaterhouseCoopers LLP regarding Excess Bandwidth
          Corporation...................................................

  23.5   Consent of Gibson, Dunn & Crutcher LLP (to be included in their opinion filed as Exhibit 5.1).................................

  24.1   Power of Attorney (see the signature page to this Registration
          Statement)....................................................


 Exhibit
 Number                             Description                             Page
 -------                            -----------                             ----
  27.1   Financial Data Schedule..........................................

--------
      (D) To be filed by amendment.

        = Filed without schedules.

       == A management contract or compensatory plan or arrangement.

        @ Confidential treatment has been requested for selected sections of this exhibit.

        * Incorporated by reference to the Registrant's Registration Statement on Form S-1 (No. 333-86591).

       ** Incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 1, 2000.

      *** Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 4, 2000.

        + Incorporated by reference to the Registrant's Registration Statement on Form S-8 (No. 333-34742).

       ++ Incorporated by reference to the Registrant's Registration Statement on Form S-8 (No. 333-37672).

      +++ Incorporated by reference to the Registrant's Annual Report on Form 10-K for the fiscal year ended April 2, 2000.

        # Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 22, 2000.